As filed with the Securities and Exchange Commission on January 12, 2009.
File No. 333-155970
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INDEPENDENT BANK CORP.
(Exact name of registrant as specified in its charter)

Massachusetts	6036	04-2870273
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

288 Union Street, Rockland, Massachusetts 02370
(781) 878-6100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward H. Seksay, Esq.
General Counsel
Independent Bank Corp.
288 Union Street, Rockland, Massachusetts 02370
(781) 982-6158
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Richard A. Schaberg, Esq. Hogan & Hartson LLP 555 13th Street, NW Washington, DC 20004 (202) 637-5600	Carol Hempfling Pratt, Esq. Foley Hoag LLP Seaport World Trade Center West 155 Seaport Boulevard Boston, MA 02210 (617) 832-1000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effectiveness of this Registration Statement and the completion of the arrangement as described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Share	Offering Price(2)	Fee
Common Stock, $0.01 par value per share	4,943,985	N/A	$64,469,564	$2,534(3)

(1)	Represents the maximum number of shares of Independent Bank Corp. (NasdaqGSM:INDB) common stock estimated to be issuable upon the consummation of the merger of Independent Acquisition Subsidiary, Inc., a wholly owned subsidiary of Independent Bank Corp., with and into Benjamin Franklin Bancorp, Inc., based on the number of shares of Benjamin Franklin Bancorp, Inc. (NasdaqGM:BFBC) common stock, no par value per share, outstanding or reserved for issuance upon the exercise of outstanding stock options as of December 4, 2008 (the “Benjamin Franklin Common Stock”) and an exchange ratio of 0.59 shares.
(2)	Pursuant to Rule 457(f) under the Securities Act, and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is based upon the aggregate market value on December 4, 2008 of the shares of Benjamin Franklin Common Stock expected to be exchanged in connection with the merger and computed by multiplying (x) the average of the high and low sale prices of Benjamin Franklin Common Stock as reported on the Nasdaq Global Market on December 4, 2008 ($13.04) and (y) the estimated maximum number of shares of Benjamin Franklin Common Stock expected to be exchanged in connection with the merger.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Dear Independent Bank Corp. Shareholders:

On November 8, 2008, Independent Bank Corp. (“Independent”) entered into a merger agreement to acquire Benjamin Franklin Bancorp, Inc. (“Benjamin Franklin”) in an all-stock transaction. As a result of the merger, Benjamin Franklin’s shareholders will become shareholders of Independent.

If the proposed merger is completed, Benjamin Franklin’s shareholders will receive 0.59 shares of Independent common stock for each share of Benjamin Franklin common stock they own. Independent’s common stock is listed on the NASDAQ Global Select Market under the trading symbol “INDB.” Based on the number of shares of Independent and Benjamin Franklin common stock outstanding on January 7, 2009, if the proposed merger had been completed on that date, Benjamin Franklin’s shareholders would have owned approximately 22.1% of Independent’s common stock outstanding immediately after the merger.

Independent and Benjamin Franklin cannot complete the proposed merger unless you approve the merger agreement, and thereby approve the transactions contemplated by the merger agreement, including the merger and the issuance of shares of Independent common stock in connection therewith. This letter is accompanied by Independent’s proxy statement, which our board of directors is providing to solicit your proxy to vote for approval of the merger agreement as well as other matters at a special meeting of Independent’s shareholders to be held on February 13, 2009.

The accompanying document is also being delivered to Benjamin Franklin’s shareholders as Independent’s prospectus for its offering of Independent common stock in connection with the merger, and as a proxy statement for the solicitation of proxies from Benjamin Franklin’s shareholders to vote for approval of the merger agreement and approval of the merger.

This joint proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about Independent and Benjamin Franklin and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 8 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the proposed merger, the issuance of Independent common stock to be issued in connection with the merger or the other transactions described in this joint proxy statement/prospectus, or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated January 13, 2009, and is first being mailed or otherwise delivered to shareholders of Independent and Benjamin Franklin on or about January 15, 2009.

Voting procedures are described in this joint proxy statement/prospectus. Your vote is important, so I urge you to cast it promptly. Independent’s management enthusiastically supports the acquisition of Benjamin Franklin, and joins with our board of directors in recommending that you vote “FOR” the merger agreement.

Sincerely,

Christopher Oddleifson
President and Chief Executive Officer

The information contained in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Dear Benjamin Franklin Bancorp, Inc. Shareholders:

On November 8, 2008, Benjamin Franklin Bancorp, Inc. (“Benjamin Franklin”) entered into a merger agreement with Independent Bank Corp. (“Independent”) under which Benjamin Franklin will be acquired by Independent in an all-stock transaction. As a result of the merger, Benjamin Franklin’s shareholders will become shareholders of Independent.

If the proposed merger is completed, Benjamin Franklin’s shareholders will receive 0.59 shares of Independent common stock for each share of Benjamin Franklin common stock they own. Independent’s common stock is listed on the NASDAQ Global Select Market under the trading symbol “INDB.” Based on the number of shares of Independent and Benjamin Franklin common stock outstanding on January 7, 2009, if the proposed merger had been completed on that date, Benjamin Franklin’s shareholders would have owned approximately 22.1% of Independent’s common stock outstanding immediately after the merger.

Independent and Benjamin Franklin cannot complete the proposed merger unless you vote to approve the merger agreement, and thereby approve transactions contemplated by the merger agreement, including the merger, at a special meeting of Benjamin Franklin’s shareholders to be held on February 11, 2009. This letter is accompanied by Benjamin Franklin’s proxy statement, which Benjamin Franklin is providing to solicit your proxy to vote for approval of the merger agreement and approval of the merger at the meeting. The accompanying document is also being delivered to Benjamin Franklin’s shareholders as Independent’s prospectus for its offering of Independent common stock to Benjamin Franklin’s shareholders in the merger.

The Independent board of directors is also delivering the accompanying document to Independent’s shareholders as a proxy statement for the solicitation of proxies to vote for approval of the merger agreement as well as other matters at a special meeting of Independent’s shareholders to be held on February 13, 2009.

Benjamin Franklin’s management enthusiastically supports the combination of Benjamin Franklin and Independent, and your board of directors has unanimously recommended that you vote “FOR” approval of the merger agreement, and thereby approval of the transactions contemplated by the merger agreement, including the merger, at the special meeting.

This joint proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about Independent and Benjamin Franklin and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 8 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the proposed merger, the issuance of Independent common stock to be issued in connection with the merger or the other transactions described in this joint proxy statement/prospectus, or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated January 13, 2009, and is first being mailed or otherwise delivered to shareholders of Independent and Benjamin Franklin on or about January 15, 2009.

Sincerely,

Thomas R. Venables
President and Chief Executive Officer

REFERENCE TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Independent and Benjamin Franklin from other documents that are not included in, or delivered with, this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. We have listed the documents containing this information on page 106. You can obtain copies of these documents incorporated by reference in this document through the Securities and Exchange Commission’s website at http://www.sec.gov or by requesting them in writing or by telephone from the appropriate company at the following addresses:

Independent Bank Corp. 288 Union Street Rockland, Massachusetts 02370 Attention: Edward H. Seksay, General Counsel (781) 982-6158	Benjamin Franklin Bancorp, Inc. 58 Main Street Franklin, Massachusetts 02038 Attention: Claire S. Bean, Chief Financial Officer (617) 528-7000

If you would like to request documents, you must do so no later than February 5, 2009 in order to receive them before Independent’s special meeting of shareholders and no later than February 3, 2009 in order to receive them before Benjamin Franklin’s special meeting of shareholders. You will not be charged for any of these documents that you request.

For additional information regarding where you can find information about Independent and Benjamin Franklin, please see the section entitled “Where You Can Find More Information” beginning on page 106 of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Independent and its subsidiaries was provided by Independent and the information contained in this joint proxy statement/prospectus with respect to Benjamin Franklin and its subsidiaries was provided by Benjamin Franklin.

For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.

INDEPENDENT BANK CORP.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 13, 2009 AT 10:00 A.M. EASTERN STANDARD TIME

ROCKLAND TRUST COMPANY BOARD ROOM
2036 WASHINGTON STREET — SECOND FLOOR
HANOVER, MASSACHUSETTS 02339

At the special meeting Independent Bank Corp. (“Independent”) will ask you to:

1. approve the Second Amended and Restated Agreement and Plan of Merger, dated as of January 12, 2009 (the “merger agreement”), by and among Independent, Independent Acquisition Subsidiary, Inc., Rockland Trust Company, Benjamin Franklin Bancorp, Inc. (“Benjamin Franklin”) and Benjamin Franklin Bank and thereby approve the transactions contemplated by the merger agreement, including the merger and the issuance of shares of Independent common stock in connection therewith;

2. approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger; and

3. transact any other business which may properly come before the special meeting or any adjournment or postponement thereof.

You may vote at the special meeting if you were a shareholder of record at the close of business on January 7, 2009.

Assuming the presence of a quorum at the special meeting, the affirmative vote of holders of two-thirds of the shares of Independent common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement and the transactions contemplated thereby. For more information please review the accompanying joint proxy statement/prospectus.

The board of directors of Independent unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” the other proposals described above.

Your vote is important regardless of how many shares you own. Whether or not you plan to attend the special meeting, please promptly vote your shares. Voting procedures are described in the accompanying joint proxy statement/prospectus and on the proxy card.

By Order of the Board of Directors,

Linda M. Campion
Clerk

IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE CALL EDWARD H. SEKSAY AT (781) 982-6158.

BENJAMIN FRANKLIN BANCORP, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 11, 2009 AT 10:00 A.M. EASTERN STANDARD TIME

LAKE PEARL LUCIANO’S
299 CREEK STREET
WRENTHAM, MASSACHUSETTS 02093

At the special meeting Benjamin Franklin Bancorp, Inc. (“Benjamin Franklin”) will ask you to:

1. approve the Second Amended and Restated Agreement and Plan of Merger, dated as of January 12, 2009 (the “merger agreement”), by and among Independent Bank Corp. (“Independent”), Independent Acquisition Subsidiary, Inc. (“Merger Sub”), Rockland Trust Company, Benjamin Franklin and Benjamin Franklin Bank, and thereby to approve the transactions contemplated by the merger agreement, including the merger of Merger Sub with and into Benjamin Franklin (the “merger”);

2. approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger; and

3. transact any other business which may properly come before the special meeting or any adjournment or postponement thereof.

You may vote at the special meeting if you were a shareholder of record at the close of business on January 7, 2009.

The affirmative vote of holders of at least a majority of the shares of Benjamin Franklin common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement and the transactions contemplated thereby. For more information please review the accompanying joint proxy statement/prospectus.

The board of directors of Benjamin Franklin unanimously recommends that you vote “FOR” approval of the merger agreement proposal and “FOR” the other proposals described above.

Benjamin Franklin has concluded shareholders may be entitled to assert appraisal rights under Sections 13.01 to 13.31 of the Massachusetts Business Corporation Act as more fully described in the accompanying joint proxy statement/prospectus. However, the relevant sections of the Massachusetts Business Corporation Act have not yet been the subject of judicial interpretation. Any shareholder who believes he is or may be entitled to appraisal rights and seeks to assert them in connection with the merger must deliver to Benjamin Franklin, before the vote is taken at the special meeting, written notice of his intent to demand payment for his shares in the manner specified in the statute, and must not vote his shares in favor of the merger. A copy of the applicable Massachusetts Business Corporation Act provisions is attached as Annex D to the accompanying joint proxy statement/prospectus.

Please do not send any stock certificates at this time. If the merger is approved, you will be notified of the procedures for exchanging Benjamin Franklin stock certificates for certificates of Independent stock.

Your vote is important regardless of how many shares you own. Whether or not you plan to attend the special meeting, please promptly vote your shares. Voting procedures are described in the accompanying joint proxy statement/prospectus and on the proxy card.

By Order of the Board of Directors,

Anne M. King
Secretary

IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE CALL CLAIRE S. BEAN AT (617) 528-7000.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

Q.	Why am I receiving this document?

A.	Independent and Benjamin Franklin have agreed to the acquisition of Benjamin Franklin by Independent under the terms of a merger agreement that is described in this document. A copy of the merger agreement is attached to this document as Annex A. In order to complete the merger, Independent’s shareholders must vote to approve the merger agreement and Benjamin Franklin’s shareholders must vote to approve the merger agreement. Both Independent and Benjamin Franklin will hold special meetings of their respective shareholders to obtain these approvals. This document contains important information about the merger, the share issuance in connection with the merger, the merger agreement, the special meetings, and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of common stock without attending the special meeting.

Q.	What will happen to Benjamin Franklin as a result of the merger?

A.	If the merger is completed, Benjamin Franklin will be acquired by Independent.

Q.	What will Benjamin Franklin’s shareholders receive in the merger?

A.	Benjamin Franklin’s shareholders will be entitled to receive in the merger 0.59 shares of Independent common stock for each share of Benjamin Franklin common stock they own. The Independent common stock is listed on the NASDAQ Global Select Market under the trading symbol “INDB.” Independent will not issue fractional shares of its common stock, but will instead cash out any fractional shares at a price determined by the average closing prices of Independent common stock on the NASDAQ Global Select Market for the twenty-five (25) trading days ending on the fifth (5th) trading day immediately preceding the completion of the merger.

Q.	What will Independent’s shareholders receive in the merger?

A.	Each share of Independent common stock outstanding held by Independent’s shareholders immediately before the merger will continue to represent one share of Independent common stock after the effective time of the merger. Accordingly, Independent’s shareholders will receive no consideration in the merger and the merger will not change the number of shares an Independent shareholder currently owns. After the merger, however, the current shareholders of Independent as a group will own approximately 77.9% of Independent, a percentage ownership of the combined organization smaller than such shareholder’s percentage ownership of Independent before the merger.

Q.	When will the merger be completed?

A.	We expect the merger will be completed when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining required regulatory approvals, the approval of the merger agreement by Independent’s shareholders at the Independent special meeting and the approval of the merger agreement by Benjamin Franklin’s shareholders at the Benjamin Franklin special meeting. We currently expect to complete the merger during the second calendar quarter of 2009. However, because fulfillment of some of the conditions to completion of the merger, such as receiving required regulatory approvals, is not entirely within our control, we cannot predict the actual timing.

Q.	Who is being asked to approve matters in connection with the merger?

A.	Independent’s shareholders and Benjamin Franklin’s shareholders are being asked to vote to approve the merger-related proposals.

Under Massachusetts law, the merger cannot be consummated unless Independent’s shareholders vote to approve the merger agreement and the rules of The NASDAQ Stock Market, Inc. require Independent’s shareholders to approve the issuance of Independent common stock to the shareholders of Benjamin Franklin in connection with the merger. By this joint proxy statement/ prospectus, Independent’s board of directors is soliciting the proxies of Independent’s shareholders to provide these approvals at the special meeting of Independent’s shareholders discussed below.

Under Massachusetts law, the merger cannot be consummated unless Benjamin Franklin’s shareholders vote to approve the merger agreement and approve the merger. By this joint proxy statement/prospectus, Benjamin Franklin’s board of directors is soliciting proxies of Benjamin Franklin’s shareholders to provide this approval at the special meeting of Benjamin Franklin’s shareholders discussed below.

Q.	Should Benjamin Franklin shareholders send in their stock certificates now?

A.	No, Benjamin Franklin shareholders should not send in any stock certificates now. If the merger is approved, Independent will send Benjamin Franklin’s shareholders written instructions on how to exchange their stock certificates for the merger consideration.

Q.	Will I be able to trade the shares of Independent common stock that I receive in the merger?

A.	You may freely trade the shares of Independent common stock issued in the merger, unless you are deemed an affiliate of Independent. Independent shares are quoted on the NASDAQ Global Select Market under the symbol “INDB.” Persons who are considered “affiliates” (generally directors, officers and 10% or greater shareholders) of Independent may resell shares of Independent common stock received in the merger only if the shares are registered for resale under the Securities Act or an exemption is available. We will notify you if we believe you are deemed an affiliate of Independent as a result of the merger.

Q.	What are the material U.S. federal income tax consequences of the merger to me?

A.	We expect the merger and the immediately subsequent merger of Benjamin Franklin with and into Independent will be considered together as a single integrated transaction and will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. If the merger qualifies as a reorganization, the exchange of your shares of Benjamin Franklin common stock for shares of Independent common stock will result in neither a gain nor loss for U.S. federal income tax purposes, except with respect to any cash received in lieu of fractional shares of Independent common stock and cash received in connection with the exercise of dissenter’s rights.

Benjamin Franklin shareholders are urged to read the discussion in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 86 of this document and to consult their tax advisers as to the U.S. federal income tax consequences of the merger, as well as the effect of state, local, foreign and other tax laws and of any proposed changes to applicable tax laws.

Q.	Are there any risks that I should consider in deciding whether to vote for approval of the merger?

A.	Yes. You should read and carefully consider the risk factors set forth in the section in this document titled “Risk Factors” beginning on page 8.

Q.	When and where will Benjamin Franklin’s shareholders meet?

A.	Benjamin Franklin will hold a special meeting of its shareholders on February 11, 2009, at 10:00 a.m., Eastern Standard Time, at Lake Pearl Luciano’s located at 299 Creek Street, Wrentham, Massachusetts 02093.

Q.	What matters are Benjamin Franklin’s shareholders being asked to approve at the Benjamin Franklin special meeting pursuant to this joint proxy statement/prospectus?

A.	Benjamin Franklin’s shareholders are being asked to approve the merger agreement and approve the transactions contemplated by the merger agreement, including the merger. We refer to this proposal as the “Benjamin Franklin merger agreement proposal.”

Benjamin Franklin’s shareholders also are being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Benjamin Franklin merger agreement proposal, which we refer to as the “Benjamin Franklin adjournment proposal.”

Q.	What does Benjamin Franklin’s board of directors recommend with respect to the two proposals?

A.	Benjamin Franklin’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are fair to, advisable and in the best interests of Benjamin Franklin and its shareholders and unanimously recommends that Benjamin

v

Franklin’s shareholders vote “FOR” the Benjamin Franklin merger agreement proposal.

Benjamin Franklin’s board of directors also unanimously recommends that Benjamin Franklin’s shareholders vote “FOR” the Benjamin Franklin adjournment proposal.

Q.	Who can vote at the Benjamin Franklin special meeting?

A.	Holders of record of Benjamin Franklin common stock at the close of business on January 7, 2009, which is the record date for the Benjamin Franklin special meeting, are entitled to vote at the special meeting.

Q.	How many votes must be represented in person or by proxy at the Benjamin Franklin special meeting to have a quorum?

A.	The holders of a majority of the shares of Benjamin Franklin common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting.

Q.	What vote by Benjamin Franklin’s shareholders is required to approve the Benjamin Franklin special meeting proposals?

A.	Assuming a quorum is present at the Benjamin Franklin special meeting, approval of the Benjamin Franklin merger agreement proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Benjamin Franklin common stock. Abstentions and broker non-votes will have the same effect as shares voted against the merger agreement proposal.

Assuming a quorum is present at the Benjamin Franklin special meeting, approval of the Benjamin Franklin adjournment proposal will require the affirmative vote of a majority of the voting power of the shares of Benjamin Franklin common stock present in person or represented by proxy at the special meeting and entitled to vote on the adjournment proposal. Abstentions and broker non-votes will not affect whether the Benjamin Franklin adjournment proposal is approved.

As of the record date for the special meeting, directors and executive officers of Benjamin Franklin, together with their affiliates, had sole or shared voting power over approximately 8.8% of the Benjamin Franklin common stock outstanding and entitled to vote at the special meeting.

Q.	Are any Benjamin Franklin shareholders already committed to vote in favor of any of the special meeting proposals?

A.	Under voting agreements with Independent, Benjamin Franklin’s directors and executive officers have agreed to vote all of their shares of Benjamin Franklin common stock in favor of the Benjamin Franklin merger agreement proposal and have granted to Independent a proxy to vote their shares in favor of the proposal. As of the record date for the Benjamin Franklin special meeting, the Benjamin Franklin shareholders who are parties to the Benjamin Franklin voting agreements collectively owned (with sole or shared voting power) approximately 8.5% of the Benjamin Franklin common stock outstanding and entitled to vote at the special meeting.

Q.	How may the Benjamin Franklin shareholders vote their shares for the special meeting proposals presented in this joint proxy statement/prospectus?

A.	Benjamin Franklin’s shareholders may submit their proxies by:

• signing the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope;

• calling toll-free 1-800-PROXIES (1-800-776-9437) and following the instructions; or

• accessing the web page at www.voteproxy.com and following the on-screen instructions.

Proxies submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Standard Time, on February 10, 2009.

Q.	Will a broker or bank holding shares in “street name” for a Benjamin Franklin shareholder vote those shares for the shareholder at the Benjamin Franklin special meeting?

A.	A broker or bank will not be able to vote your shares with respect to the Benjamin Franklin merger agreement proposal without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instruction to your broker or bank to ensure that all shares of Benjamin Franklin common stock that you own are voted at the special meeting.

Q.	Will Benjamin Franklin’s shareholders be able to vote their shares at the Benjamin Franklin special meeting?

A.	Yes. Submitting a proxy will not affect the right of any Benjamin Franklin shareholder to vote in person at the special meeting. Benjamin Franklin will distribute written ballots to any Benjamin Franklin shareholder who requests, and is entitled, to vote at the special meeting. If a Benjamin Franklin shareholder holds shares in “street name,” the shareholder must request a proxy from the shareholder’s broker or bank in order to vote those shares in person at the special meeting.

Q.	What do Benjamin Franklin’s shareholders need to do now?

A.	After carefully reading and considering the information contained in this joint proxy statement/prospectus, Benjamin Franklin’s shareholders are requested to complete and return their proxies as soon as possible. The proxy card will instruct the persons named on the proxy card to vote the shareholder’s Benjamin Franklin shares at the special meeting as the shareholder directs. If a shareholder signs and sends in a proxy card and does not indicate how the shareholder wishes to vote, the proxy will be voted “FOR” both of the special meeting proposals.

Q.	May a Benjamin Franklin shareholder change the shareholder’s vote after submitting a proxy?

A.	Yes. A Benjamin Franklin shareholder may change a vote at any time before the shareholder’s proxy is voted at the Benjamin Franklin special meeting. A proxy submitted through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently submitting a proxy through the Internet or by telephone, or by attending the special meeting and voting in person. A shareholder executing a proxy card also may revoke the proxy at any time before it is voted by giving written notice revoking the proxy to Benjamin Franklin’s secretary, by subsequently filing another proxy card bearing a later date or by attending the special meeting and voting in person. Attending the special meeting will not automatically revoke a shareholder’s prior submission of a proxy (by Internet, telephone or in writing). All written notices of revocation or other communications with respect to revocation of proxies should be addressed to:

Benjamin Franklin Bancorp, Inc.
58 Main Street
Franklin, Massachusetts 02038
Attention: Secretary

Q.	If I am a Benjamin Franklin shareholder, who can help answer my questions?

A.	If you have any questions about the merger or the special meeting, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Benjamin Franklin’s proxy solicitor, at the following address or phone number:

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038-3560
(800) 611-7560

Q.	When and where will Independent’s shareholders meet?

A.	Independent will hold a special meeting of its shareholders on February 13, 2009, at 10:00 a.m., Eastern Standard Time, in the Rockland Trust Company Board Room, located on the Second Floor of 2036 Washington Street, Hanover, Massachusetts, 02339.

Q.	What matters are Independent’sf shareholders being asked to approve at the Independent special meeting in connection with the merger pursuant to this joint proxy statement/prospectus?

A.	Independent’s shareholders are being asked to approve the merger agreement and approve the transactions contemplated by the merger agreement, including the merger. We refer to this proposal as the “Independent merger agreement proposal.”

Independent’s shareholders also are being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Independent merger agreement proposal, which we refer to as the “Independent adjournment proposal.”

Q.	What does Independent’s board of directors recommend with respect to the two proposals?

A.	Independent’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are fair to, advisable and in the best interests of Independent and its shareholders and unanimously recommends that Independent’s shareholders vote “FOR” the Independent merger agreement proposal.

Independent’s board of directors also unanimously recommends that Independent’s shareholders vote “FOR” the Independent adjournment proposal.

Q.	Who can vote at the Independent special meeting?

A.	Holders of record of Independent common stock at the close of business on January 7, 2009, which is the record date for the Independent special meeting, are entitled to vote at the special meeting.

Q.	How many votes must be represented in person or by proxy at the Independent special meeting to have a quorum?

A.	The holders of a majority of the shares of Independent common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting.

Q.	What vote by Independent’s shareholders is required to approve the Independent special meeting proposals?

A.	Assuming a quorum is present at the Independent special meeting, approval of the Independent merger agreement proposal will require the affirmative vote of the holders of two-thirds of the outstanding shares of Independent common stock. Abstentions and broker non-votes will have the same effect as shares voted against the Independent merger agreement proposal.

Assuming a quorum is present at the Independent special meeting, approval of the Independent adjournment proposal will require the affirmative vote of a majority of the voting power of the shares of Independent common stock present in person or represented by proxy at the special meeting and entitled to vote on such proposals. Abstentions and broker non-votes will not affect whether the Independent adjournment proposal is approved.

As of the record date for the special meeting, directors and executive officers of Independent, together with their affiliates, had sole or shared voting power over approximately 4.9% of the Independent common stock outstanding and entitled to vote at the special meeting.

Q.	Are any of Independent’s shareholders already committed to vote in favor of any of the special meeting proposals?

A.	None of Independent’s shareholders are committed to vote in favor of any of the special meeting proposals.

Q.	How may Independent’s shareholders vote their shares for the special meeting proposals presented in this joint proxy statement/prospectus?

A.	Independent’s shareholders have four voting options:

• over the internet, which we encourage if you have internet access, by accessing the web page at www.envisionreports.com/indbspec and following the on-screen instructions;

• by telephone, by calling toll-free (800) 652-VOTE(8683) and following the instructions;

• by mail, after completing, signing, and dating the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope; or

• by attending the special meeting and voting your shares in person.

Proxies submitted through the Internet or by telephone must be received by 10:00 a.m., Eastern Standard Time, on February 13, 2009.

Q.	Will a broker or bank holding shares in “street name” for an Independent shareholder vote those shares for the shareholder at the Independent special meeting?

A.	A broker or bank will not be able to vote your shares with respect to the Independent merger agreement proposal without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instruction to your broker or bank to ensure that all shares of Independent common stock that you own are voted at the special meeting.

Q.	Will Independent’s shareholders be able to vote their shares at the Independent special meeting?

A.	Yes. Submitting a proxy will not affect the right of any Independent shareholder to vote in person at the special meeting. Independent will distribute written ballots to any Independent shareholder who requests, and is entitled, to vote at the special meeting. If an Independent shareholder holds shares in “street name,” the shareholder must request a proxy from the shareholder’s broker or bank in order to vote those shares in person at the special meeting.

Q.	What do Independent’s shareholders need to do now?

A.	After carefully reading and considering the information contained in this joint proxy statement/prospectus, Independent’s shareholders are requested to complete and return their proxies as soon as possible. The proxy card will instruct the persons named on the proxy card to vote the shareholder’s Independent shares at the special meeting as the shareholder directs. If a shareholder signs and sends in a proxy card and does not indicate how the shareholder wishes to vote, the proxy will be voted “FOR” both of the special meeting proposals.

Q.	May an Independent shareholder change the shareholder’s vote after submitting a proxy?

A.	Yes. An Independent shareholder may change a vote at any time before the shareholder’s proxy is voted at the Independent special meeting. A proxy submitted through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently submitting a proxy through the Internet or by telephone, or by attending the special meeting and voting in person. A shareholder executing a proxy card also may revoke the proxy at any time before it is voted by giving written notice revoking the proxy to Independent’s clerk/secretary, by subsequently filing another proxy card bearing a later date or by attending the special meeting and voting in person. Attending the special meeting will not automatically revoke a shareholder’s prior submission of a proxy (by Internet, telephone or in writing). All written notices of revocation or other communications with respect to revocation of proxies should be addressed to:

Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370
Attention: Clerk

Q.	If I am an Independent shareholder, who can help answer my questions?

A.	If you have any questions about the merger or the special meeting, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Independent’s proxy solicitor, at the following address or phone number:

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038-3560
(866) 357-4028

Q.	Where can I find more information about the companies?

A.	You can find more information about Independent and Benjamin Franklin from the various sources described under the section of this document titled “Where You Can Find More Information” beginning on page 106.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page 106 of this document. Most items in this summary include a page reference directing you to a more complete description of those items.

Unless the context otherwise requires, throughout this document, “Independent” refers to Independent Bank Corp., “Merger Sub” refers to Independent Acquisition Subsidiary, Inc., “Benjamin Franklin” refers to Benjamin Franklin Bancorp, Inc., “Rockland Trust” refers to Rockland Trust Company; and “we,” “us” and “our” refers to Independent and Benjamin Franklin. Also, we refer to the merger between Independent and Benjamin Franklin as the “merger,” and the Second Amended and Restated Agreement and Plan of Merger, dated as of January 12, 2009, by and among Independent, Rockland Trust, Benjamin Franklin and Benjamin Franklin Bank as the “merger agreement.”

The Companies (see page 89)

Independent

Through its subsidiary, Rockland Trust, Independent offers a full range of banking services through a network of 61 retail branches, ten commercial lending centers and five mortgage banking centers located throughout southeastern Massachusetts, Cape Cod and Rhode Island. Rockland Trust has four investment management offices located throughout southeastern Massachusetts, Cape Cod and Rhode Island.

At September 30, 2008, Independent had total consolidated assets of $3.5 billion, net loans of $2.6 billion, total deposits of $2.5 billion and total stockholders’ equity of $304.7 million.

Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370
(781) 878-6100

Benjamin Franklin

Through its subsidiary, Benjamin Franklin Bank, Benjamin Franklin engages in a broad range of banking activities through a network of eleven offices located in Norfolk, Middlesex and Worcester counties in Massachusetts.

At September 30, 2008, Benjamin Franklin had total consolidated assets of $980.7 million, net loans of $672.1 million, total deposits of $660.7 million and total stockholders’ equity of $106.5 million.

Benjamin Franklin Bancorp, Inc.
58 Main Street
Franklin, Massachusetts 02038
(617) 528-7000

The Merger and the Merger Agreement (see pages 38 and 69)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Please carefully read the merger agreement, as it is the legal document that governs the merger. Under the terms of the merger agreement, a newly formed, wholly owned subsidiary of Independent will merge with and into Benjamin Franklin (the “merger”) and following the merger, Benjamin Franklin, as a wholly owned subsidiary of Independent, will immediately merge with and into Independent, with Independent continuing as the surviving corporation. Upon completion of the merger, each share of Benjamin Franklin common stock will be converted into the right to receive 0.59 shares of Independent common stock, plus cash in lieu of any fractional share.

What Holders of Benjamin Franklin Stock Options Will Receive (see page 70)

All outstanding unvested Benjamin Franklin stock options will become fully vested upon approval of the merger agreement and the merger by Benjamin Franklin’s shareholders. With certain exceptions, holders of Benjamin Franklin options will be given the opportunity to elect to exchange their options for options to purchase Independent common stock. The per share exercise price of such options will be adjusted by dividing such exercise price by the exchange ratio of 0.59 per share, and the number of shares covered by such options will be adjusted by multiplying the number of Benjamin Franklin shares covered by such option by 0.59. All options exchanged for options to purchase Independent common stock will remain outstanding until two years following the effective time of the merger, regardless of continuation of employment. If an option holder does not elect to exchange his or her Benjamin Franklin options for Independent options, such holder’s options will be cancelled upon consummation of the merger, and the holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of Benjamin Franklin common stock provided for by such option and (ii) the excess, if any, of (a) the closing value of the merger consideration over (b) the exercise price of the option. For this purpose, “closing value of the merger consideration” means the product of (x) the average closing prices of Independent common stock on the NASDAQ Global Select Market for the twenty-five (25) trading days ending on the fifth (5th) trading day immediately preceding the completion of the merger, multiplied by (y) the exchange ratio of 0.59 per share.

Dividend Policy of Independent; Dividends from Benjamin Franklin (see page 98)

The holders of Independent common stock receive dividends as and when declared by Independent’s board of directors. Independent declared quarterly cash dividends of $0.17 per share of common stock for each quarter in 2007 and dividends of $0.18 per share of common stock for each of the first three quarters of 2008. Following the completion of the merger, subject to approval and declaration by Independent’s board of directors, Independent expects to continue paying quarterly cash dividends on a basis consistent with past practices.

Prior to completion of the merger, Benjamin Franklin’s shareholders will continue to receive any regular quarterly dividends declared and paid Benjamin Franklin, at a rate not to exceed $0.08 per share of Benjamin Franklin common stock.

Financial Adviser Opinion Presented to the Independent Board of Directors (see page 48)

Robert W. Baird & Co. Incorporated (“Baird”) has provided an opinion to Independent’s board of directors, dated as of November 8, 2008, to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, methodologies used, factors considered and limitations upon the review undertaken by Baird as set forth in its opinion, the exchange ratio pursuant to the merger agreement of 0.59 shares of Independent common stock per share of Benjamin Franklin common stock was fair, from a financial point of view, to Independent. Baird was not requested to express, and did not express, any opinion with respect to any of the other terms, conditions, determinations or actions with respect to the merger. Additionally, Baird’s opinion does not address the underlying business decision of Independent to proceed with or effect the merger or the relative merits of the merger as compared to other transactions that may have been available to Independent. We have attached to this joint proxy statement/prospectus as Annex B, the full text of Baird’s opinion, which sets forth, among other things, the assumptions made, procedures followed, methodologies used, factors considered and limitations upon the review undertaken by Baird in connection with its opinion. We urge you to read the opinion in its entirety. Baird’s opinion is addressed to Independent’s board of directors, is directed only to the fairness, from a financial point of view, of the exchange ratio to Independent and does not constitute a recommendation to any shareholder as to how any shareholder should vote with respect to any matter relating to the merger agreement or the merger. Baird has assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Independent has agreed to pay Baird a fee, a substantial portion of which is only payable upon completion of the merger or receipt of a termination fee from Benjamin Franklin.

Recommendation of Independent’s Board of Directors and Reasons for the Merger (see page 45)

Independent’s board of directors has unanimously determined that the merger agreement and the merger are fair to, advisable and in the best interests of Independent and its shareholders and accordingly unanimously approved the merger agreement and unanimously recommends that Independent’s shareholders vote “FOR” approval of the merger agreement.

In determining whether to approve and recommend approval of the merger agreement, Independent’s board of directors consulted with certain of its senior management and with its legal and financial advisers. In arriving at its determination, Independent’s board of directors also considered the factors described under “The Merger — Recommendation of Independent’s Board of Directors and Reasons for the Merger.”

Fairness Opinion Presented to the Benjamin Franklin Board of Directors (see page 56)

Keefe, Bruyette & Woods, Inc. (“KBW”), has provided an opinion to Benjamin Franklin’s board of directors, dated as of November 8, 2008, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio pursuant to the merger agreement of 0.59 shares of Independent common stock per share of Benjamin Franklin common stock was fair, from a financial point of view, to the holders of Benjamin Franklin common stock. We have attached to this joint proxy statement/prospectus as Annex C, the full text of KBW’s opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by KBW in connection with its opinion. We urge you to read the opinion in its entirety. KBW’s opinion is addressed to Benjamin Franklin’s board of directors, is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Benjamin Franklin common stock and does not constitute a recommendation to any shareholder as to how that shareholder should vote on the merger agreement. Pursuant to an engagement letter between Benjamin Franklin and KBW, Benjamin Franklin has agreed to pay KBW a fee, a substantial portion of which is payable only upon completion of the merger.

Recommendation of Benjamin Franklin’s Board of Directors and Reasons for the Merger (see page 46)

Benjamin Franklin’s board of directors has unanimously determined that the merger agreement and the merger are fair to, advisable and in the best interests of Benjamin Franklin and its shareholders and accordingly unanimously recommends that Benjamin Franklin’s shareholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby.

In determining whether to approve the merger agreement, Benjamin Franklin’s board of directors consulted with certain of its senior management and with its legal and financial advisers. In arriving at its determination, Benjamin Franklin’s board of directors also considered the factors described under “The Merger — Recommendation of Benjamin Franklin’s Board of Directors and Reasons for the Merger.”

Interests of Benjamin Franklin’s Executive Officers and Directors in the Merger (see page 65)

Some of the directors and executive officers of Benjamin Franklin have financial interests in the merger that are different from, or in addition to, the interests of other Benjamin Franklin’s shareholders generally. These interests include rights of executive officers under their existing employment, change-in-control and supplemental retirement agreements, which rights are being provided through settlement agreements executed in connection with the merger agreement; rights under Benjamin Franklin’s equity-based benefit programs and awards; rights under Benjamin Franklin’s director fee continuation plan; rights to continued board service (with respect to Thomas R. Venables and two other Benjamin Franklin representatives selected by Independent); and rights to continued indemnification and insurance coverage by Independent after the merger for acts and omissions occurring before the merger.

The boards of directors of Independent and Benjamin Franklin were aware of these interests and considered them, among other matters, in approving the merger agreement and related transactions.

Benjamin Franklin Directors and Certain Executive Officers Have Agreed to Vote in Favor of the Merger Agreement (see page 84)

On November 8, 2008, the directors and certain executive officers of Benjamin Franklin had sole or shared voting power over 667,268 shares, or approximately 8.5%, of the outstanding shares of Benjamin Franklin common stock. These directors and officers have agreed with Independent to vote their shares of Benjamin Franklin common stock in favor of the merger agreement and the transactions contemplated thereby.

Boards of Directors after the Merger (see page 69)

Contingent upon consummation of the merger, Mr. Venables and two other Benjamin Franklin representatives will be elected to the boards of directors of Independent and Rockland Trust. Independent will select the two other individuals who, in addition to Mr. Venables, will serve as directors following consummation of the merger in its sole discretion from among the Benjamin Franklin directors other than Mr. Venables who meet the qualifications described in the merger agreement and Benjamin Franklin’s Chief Financial Officer. The three directors will be eligible to serve an initial term, with commercially reasonable efforts to be used to nominate each of them for an additional term so long as they remain qualified to serve, with one director’s initial term to expire at the 2010 annual meeting of shareholders and the other two directors’ initial terms to expire at the 2011 annual meeting of shareholders.

Non-Solicitation (see page 76)

Benjamin Franklin has agreed that it will not solicit or knowingly encourage any inquiries or proposals regarding any acquisition proposals by third parties. Benjamin Franklin may respond to unsolicited proposals in certain circumstances if required by Benjamin Franklin’s board of directors’ fiduciary duties. Benjamin Franklin must promptly notify Independent if it receives any acquisition proposals.

Conditions to Complete the Merger (see page 79)

Each of Independent’s and Benjamin Franklin’s obligations to complete the merger is subject to the satisfaction or waiver of a number of mutual conditions, including:

•	the approval of the merger agreement and transactions contemplated by the merger agreement, including the merger, by Independent’s shareholders at the Independent special meeting described in this joint proxy statement/prospectus;

•	the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by Benjamin Franklin’s shareholders at the Benjamin Franklin special meeting described in this joint proxy statement/prospectus;

•	the receipt and effectiveness of all regulatory approvals, registrations and consents (none of which shall contain a burdensome condition, as defined in the merger agreement), and the expiration of all waiting periods required to complete the merger;

•	the effectiveness of the registration statement with respect to the Independent common stock to be issued in the merger under the Securities Act, and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission for that purpose; and

•	the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of Independent’s and Benjamin Franklin’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including:

•	the receipt by the party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger and the immediately subsequent merger of Benjamin Franklin with and into Independent, considered together as a single integrated transaction for U.S. federal income tax purposes; and

•	the other company’s representations and warranties in the merger agreement being true and correct, in all material respects, and the performance by the other party in all material respects of its obligations under the merger agreement.

Independent’s obligation to complete the merger is further subject to the condition that the number of outstanding shares of Benjamin Franklin common stock shall not exceed 7,842,015, except to the extent increased as a result of the exercise of stock options.

Termination of the Merger Agreement (see page 80)

Independent and Benjamin Franklin may mutually agree at any time to terminate the merger agreement without completing the merger, even if Independent’s shareholders or Benjamin Franklin’s shareholders have approved the merger transactions. Also, either Independent or Benjamin Franklin can terminate the merger agreement in various circumstances, including the following:

•	if any regulatory approval necessary for consummation of the transactions contemplated by the merger agreement is not obtained;

•	if the merger is not completed by April 30, 2009;

•	if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the merger agreement not to consummate the merger, subject to the right of the breaching party to cure the breach by the earlier of 30 days following written notice or two business days before April 30, 2009 (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach);

•	if Independent’s shareholders do not approve the merger agreement and the transactions contemplated thereby; or

•	if Benjamin Franklin’s shareholders do not approve the merger agreement and the transactions contemplated thereby.

Additionally, Independent may terminate the merger agreement if:

•	Benjamin Franklin has materially breached its “non-solicitation” obligations described under “The Merger Agreement — No Solicitation of Alternative Transactions” beginning on page 76;

•	Benjamin Franklin’s board fails to recommend in this joint proxy statement/prospectus the approval of the merger agreement;

•	Benjamin Franklin’s board of directors recommends, proposes or publicly announces its intention to recommend or propose, to engage in an “Acquisition Transaction” with any party other than Independent or a subsidiary of Independent; or

•	Benjamin Franklin breaches its obligation to call, give notice of, convene and hold a meeting of shareholders for the purpose of approving the merger agreement and the transactions contemplated thereby.

Benjamin Franklin may also terminate the merger agreement if it enters into a “Superior Proposal” as described under “The Merger Agreement — No Solicitation of Alternative Transactions,” so long as it pays a termination fee of $4.5 million to Independent.

Termination Fee (see page 81)

Benjamin Franklin has agreed to pay a termination fee of $4.5 million to Independent if the merger agreement is terminated under any of the circumstances described in “The Merger Agreement — Termination Fee and Expense Reimbursement.”

Independent Will Hold a Special Meeting of Shareholders on February 13, 2009 (see page 34)

Independent will hold a special meeting of shareholders in the Rockland Trust Company Board Room, located on the Second Floor of 2036 Washington Street, Hanover, Massachusetts, 02339 on February 13, 2009 at 10:00 a.m., Eastern Standard Time. Independent’s shareholders will be asked:

•	to approve the merger agreement and the transactions contemplated thereby;

•	to vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies; and

•	to consider and act upon any other matters as may properly come before the special meeting or any adjournment or postponement thereof.

You can vote at the Independent special meeting if you owned Independent common stock at the close of business on January 7, 2009. On that date, there were 16,285,455 shares of Independent common stock outstanding and entitled to vote, approximately 4.9% of which were owned and entitled to be voted by Independent directors and executive officers and their affiliates. You can cast one vote for each share of Independent common stock you owned on that date. In order to approve the merger agreement, the holders of at least two-thirds of the shares of Independent common stock outstanding and entitled to vote at the special meeting must vote in favor of doing so.

Benjamin Franklin Will Hold a Special Meeting of Shareholders on February 11, 2009 (see page 29)

Benjamin Franklin will hold a special meeting of shareholders at Lake Pearl Luciano’s, located at 299 Creek Street, Wrentham, Massachusetts 02093 on February 11, 2009 at 10:00 a.m., Eastern Standard Time. Benjamin Franklin’s shareholders will be asked:

•	to approve the merger agreement and the transactions contemplated thereby;

•	to vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies; and

•	to consider and act upon any other matters as may properly come before the special meeting or any adjournment or postponement thereof.

You can vote at the Benjamin Franklin special meeting if you owned Benjamin Franklin common stock at the close of business on January 7, 2009. On that date, there were 7,842,015 shares of Benjamin Franklin common stock outstanding and entitled to vote, approximately 8.8% of which were owned and entitled to be voted by Benjamin Franklin directors and executive officers and their affiliates. You can cast one vote for each share of Benjamin Franklin common stock you owned on that date. In order to approve the merger agreement and the transactions contemplated thereby, the holders of at least a majority of the outstanding shares of Benjamin Franklin common stock entitled to vote must vote in favor of doing so.

Regulatory Approvals Required for the Merger (see page 64)

Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals, including approval from the Board of Bank Incorporation of the Commonwealth of Massachusetts and the Federal Reserve Board. Independent and Benjamin Franklin have completed, or will complete, filing all of the required applications and notices with regulatory authorities. Although we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them.

Rights of Independent Shareholders Differ from Those of Benjamin Franklin Shareholders (see page 97)

When the merger is completed, Benjamin Franklin’s shareholders who receive Independent common stock as consideration in the merger will automatically become Independent’s shareholders. The rights of Independent’s shareholders differ from the rights of Benjamin Franklin’s shareholders in important ways. Many of these differences relate to provisions in Independent’s articles of organization and bylaws that differ from those of Benjamin Franklin. Some of these provisions are intended to make a takeover of Independent harder if Independent’s board of directors does not approve it.

The Merger Generally Will Be Tax-Free to Holders of Benjamin Franklin Common Stock to the Extent They Receive Independent Common Stock (see page 86)

Independent and Benjamin Franklin have structured the merger with the intent that the merger and the immediately subsequent merger of Benjamin Franklin with and into Independent will be considered together as a single integrated transaction for U.S. federal income tax purposes and will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the merger so qualifies, receipt of shares of Independent common stock by Benjamin Franklin’s shareholders in exchange for their shares of Benjamin Franklin stock generally will not be a taxable exchange for U.S. federal income tax purposes. Benjamin Franklin’s shareholders, however, will be taxed on any cash they receive instead of fractional shares of Independent stock and in connection with the exercise of dissenter’s rights. Tax matters are complicated, and the specific tax consequences of the merger to each Benjamin Franklin shareholder will depend on the facts of the Benjamin Franklin shareholder’s own situation. If you are a Benjamin Franklin shareholder, you are urged to read carefully the information regarding U.S. federal income tax consequences of the merger contained in this document, and to consult with your tax adviser regarding the U.S. federal income tax consequences of the merger to you, as well as the effect of state, local, foreign and other tax laws and of any proposed changes to applicable tax laws.

Dissenters’ Rights of Appraisal (see page 32)

Benjamin Franklin has concluded that shareholders may be entitled to assert appraisal rights under Sections 13.01 to 13.31 of the Massachusetts Business Corporation Act. However, the relevant sections of the Massachusetts Business Corporation Act have not yet been the subject of judicial interpretation. Any shareholder who believes he is or may be entitled to appraisal rights and seeks to assert them in connection with the merger must deliver to Benjamin Franklin, before the vote is taken at the special meeting, written notice of his intent to demand payment for his shares in the manner specified in the statute, and must not vote his shares in favor of the merger. A copy of the applicable Massachusetts Business Corporation Act provisions is attached as Annex D to this joint proxy statement/prospectus.

Comparative Per Share Market Price Information (see page 16)

Independent common stock trades on the NASDAQ Global Select Market under the symbol “INDB” and Benjamin Franklin common stock trades on the NASDAQ Global Market under the symbol “BFBC.” The following presents the closing sale prices of Independent common stock and Benjamin Franklin common stock on November 7, 2008, the last trading day before we announced the merger agreement, and January 9, 2009 the last practicable trading day prior to mailing this document. The table also represents the equivalent value of the merger consideration per share of Benjamin Franklin common stock on those dates, calculated by multiplying the closing price of Independent common stock on those dates by 0.59, which represents the fraction of a share of Independent common stock that Benjamin Franklin’s shareholders would receive in the merger for each share of Benjamin Franklin common stock, assuming no proration.

	Independent	Benjamin Franklin	Equivalent
Date	Closing Price	Closing Price	per Share Value

November 7, 2008	$26.73	$13.05	$15.77
January 9, 2009	$25.29	$14.50	$14.92

The market prices of both Independent common stock and Benjamin Franklin’s common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Independent common stock and Benjamin Franklin common stock.

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed under “Forward-Looking Information,” Independent’s shareholders and Benjamin Franklin’s shareholders should carefully consider the following risks before deciding whether to vote for approval of the merger agreement. In addition, shareholders of Independent and Benjamin Franklin should read and consider the risks associated with each of the businesses of Independent and Benjamin Franklin because these risks will relate to the combined company. Certain of these risks can be found in Independent’s annual report on Form 10-K for the fiscal year ended December 31, 2007, which is incorporated by reference into this joint proxy statement/prospectus, and in Benjamin Franklin’s annual report on Form 10-K for the fiscal year ended December 31, 2007, and quarterly report on Form 10-Q for the quarter ended September 30, 2008, which reports are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 106.

Risks Related to the Merger

Benjamin Franklin’s shareholders will receive a fixed ratio of 0.59 shares of Independent common stock for each share of Benjamin Franklin common stock regardless of any changes in the market value of Benjamin Franklin common stock or Independent common stock before the completion of the merger.

Upon completion of the merger, each share of Benjamin Franklin common stock will be converted into the right to receive 0.59 shares of Independent common stock. There will be no adjustment to the exchange ratio (except for adjustments to reflect the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification or other similar transaction with respect to Benjamin Franklin common stock), and the parties do not have a right to terminate the merger agreement based upon changes in the market price of either Independent common stock or Benjamin Franklin common stock. Accordingly, the dollar value of Independent common stock that Benjamin Franklin’s shareholders will receive upon completion of the merger will depend upon the market value of Independent common stock at the time of completion of the merger, which may be different from, and lower than, the closing price of Independent common stock on the last full trading day preceding public announcement that Independent and Benjamin Franklin entered into the merger agreement, the last full trading day prior to the date of this joint proxy statement/prospectus or the date of the shareholder meetings. Moreover, completion of the merger will occur some time after the requisite shareholder approvals have been obtained, since certain regulatory approvals will not be granted until after the shareholders have voted. The market values of Independent common stock and Benjamin Franklin common stock have varied since Independent and Benjamin Franklin entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of Independent and Benjamin Franklin, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors both within and beyond the control of Independent and Benjamin Franklin.

Benjamin Franklin will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Benjamin Franklin and consequently on Independent. These uncertainties may impair Benjamin Franklin’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Benjamin Franklin to seek to change existing business relationships with Benjamin Franklin. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Independent. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Independent, Independent’s business following the merger could be harmed. In addition, the merger agreement restricts Benjamin Franklin from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Independent. These restrictions may prevent Benjamin Franklin from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” of this joint proxy statement/prospectus for a description of the restrictive covenants to which Benjamin Franklin is subject.

Independent may fail to realize all of the anticipated benefits of the merger, particularly if the integration of Independent’s and Benjamin Franklin’s businesses is more difficult than expected.

The success of the merger will depend, in part, on our ability to successfully combine the businesses of Independent and Benjamin Franklin. Independent may fail to realize some or all of the anticipated benefits of the transaction if the integration process takes longer than expected or is more costly than expected. Furthermore, any number of unanticipated adverse occurrences for either the business of Benjamin Franklin or Independent may cause us to fail to realize some or all of the expected benefits. The integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Each of these issues might adversely affect either Independent, Benjamin Franklin, or both during the transition period, resulting in adverse effects on Independent following the merger. As a result, revenues may be lower than expected or prices may be higher than expected and the overall benefits of the merger may not be as great as anticipated.

The market price of Independent common stock after the merger may be affected by factors different from those affecting Independent common stock or Benjamin Franklin common stock currently.

The business of Independent and Benjamin Franklin differ in some respect and, accordingly, the results of operations of the combined company and the market price of Independent’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Independent or Benjamin Franklin. For a discussion of the businesses of Independent and Benjamin Franklin and of certain factors to consider in connection with those businesses, see the document incorporated by reference into this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 106.

Some of the directors and executive officers of Benjamin Franklin may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and executive officers of Benjamin Franklin may be different from those of Benjamin Franklin’s shareholders, and directors and officers of Benjamin Franklin may be participants in arrangements that are different from, or are in addition to, those of Benjamin Franklin shareholders. These interests are described in more detail in the section of this joint proxy statement/prospectus entitled “The Merger — Interests of Benjamin Franklin’s Executive Officers and Directors in the Merger” of this joint proxy statement/prospectus.

The merger agreement limits Benjamin Franklin’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Benjamin Franklin’s ability to discuss competing third-party proposals to acquire all or substantially all of Benjamin Franklin. These provisions, which include a $4.5 million termination fee payable under certain circumstances, might discourage a potential competing acquiror that might have an interest in acquiring all or substantially all of Benjamin Franklin from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Benjamin Franklin than it might otherwise have proposed to pay.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the merger may be completed, certain approvals or consents must be obtained from the various bank regulatory and other authorities in the United States and the Commonwealth of Massachusetts. These governmental entities, including the Federal Reserve Board and the Board of Bank Incorporation, may impose conditions on the completion of the merger or require changes to the terms of the merger. While Independent and Benjamin Franklin do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Independent following the merger, any of which might have a material adverse effect on Independent following the merger. Independent is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that would constitute a “Burdensome Condition” as defined in the merger agreement.

There can be no assurance as to whether the regulatory approvals will be received or the timing of the approvals. For more information, see the section entitled “The Merger — Regulatory Approvals Required to Complete the Merger” of this joint proxy statement/prospectus.

The unaudited pro forma financial data included in this joint proxy statement/prospectus is preliminary and our actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The unaudited pro forma financial data in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record the Benjamin Franklin identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Benjamin Franklin as of the date of the completion of the merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see the section entitled “Summary Historical and Unaudited Pro Forma Financial Information” of this joint proxy statement/prospectus.

If the merger is not consummated by April 30, 2009, either Independent or Benjamin Franklin may choose not to proceed with the merger.

Either Independent or Benjamin Franklin may terminate the merger agreement if the merger has not been completed by April 30, 2009, unless the failure of the merger to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

The shares of Independent common stock to be received by Benjamin Franklin shareholders as a result of the merger will have different rights from the shares of Benjamin Franklin common stock.

The rights associated with Benjamin Franklin common stock are different from the rights associated with Independent common stock. See the section of this joint proxy statement/prospectus entitled “Comparison of Rights of Shareholders of Benjamin Franklin and Independent” for a discussion of the different rights associated with Independent common stock.

Risks Related to Our Business

A continuation of recent turmoil in the financial markets, particularly if economic conditions worsen more than expected, could have an adverse effect on our financial position or results of operations.

In recent periods, United States and global markets, as well as general economic conditions, have been disrupted and are volatile. This situation is continuing and, since the beginning of the third quarter of 2008, has worsened significantly. The impact of this situation, together with concerns regarding the financial strength of financial institutions, has led to distress in credit markets and issues relating to liquidity among financial institutions. Some financial institutions around the world have failed; others have been forced to seek acquisition partners. The United States and other governments have taken unprecedented steps to try to stabilize the financial system, including investing in financial institutions. Our business and our financial condition and results of operations could be adversely affected by (1) continued or accelerated disruption and volatility in financial markets, (2) continued capital and liquidity concerns regarding financial institutions generally and our counterparties specifically, (3) limitations resulting from further governmental action in an effort to stabilize or provide additional regulation of the financial system, or (4) recessionary conditions that are deeper or last longer than currently anticipated.

The soundness of other financial services institutions may adversely affect our credit risk.

We rely on other financial services institutions through trading, clearing, counterparty, and other relationships. We maintain limits and monitor concentration levels of our counterparties as specified in our internal policies. Our reliance on other financial services institutions exposes us to credit risk in the event of default by these institutions or counterparties. These losses could adversely affect our results of operations and financial condition.

There can be no assurance that recent action by governmental agencies and regulators, as well as recently enacted legislation authorizing the U.S. government to invest in, and purchase large amounts of illiquid assets from, financial institutions will help stabilize the U.S. financial system.

In recent periods, various Federal agencies and bank regulators have taken steps to stabilize and stimulate the financial services industry. Changes also have been made in tax policy for financial institutions. In addition, on October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (the “EESA”). The legislation reflects an initial legislative response to the financial crises affecting the banking system and financial markets and going concern threats to financial institutions. The EESA provides the U.S. Department of the Treasury (the “Treasury”) with up to $700 billion for various measures intended to stabilize the financial markets. As an initial program, the Treasury is exercising its authority to purchase an aggregate of $250 billion of capital instruments from financial entities throughout the United States. There can be no assurance, however, as to the actual impact that the EESA will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of the EESA to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

Participation in the Treasury’s Troubled Asset Relief Program (“TARP”) has a dilutive effect on current shareholders.

On January 9, 2009, Independent issued and sold 78,158 shares of its Series C Preferred Stock to the Treasury and a 10-year warrant to purchase up to 481,664 shares of Independent’s common stock at an exercise price of $24.34 per share, for an aggregate purchase price of $78,158,000. The preferred stock and warrants were issued in association with the Capital Purchase Program under the Treasury’s TARP. Pursuant to the TARP program, Independent is required to adopt the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under the TARP Capital Purchase Program. The issuance of the preferred stock and warrants to purchase common stock to the Treasury has a dilutive effect on Independent’s shareholders. Participation in the TARP Capital Purchase Program also restricts Independent’s ability to increase dividends it pays on its common stock.

We may elect or need to seek additional capital in the future, but that capital may not be available when needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. In the future, we may elect or need to raise additional capital. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed on acceptable terms. If we cannot raise additional capital when needed, our ability to expand our operations through internal growth or acquisitions could be materially impaired.

Changes in interest rates could adversely impact our financial condition and results of operations.

Independent’s ability to make a profit, like that of most financial institutions, substantially depends upon its net interest income, which is the difference between the interest income earned on interest earning assets, such as loans and investment securities, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings. However, certain assets and liabilities, may react differently to changes in market interest rates. Further, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types of assets may lag behind. Additionally, some assets such as adjustable-rate mortgages, have features, and rate caps, which restrict changes in their interest rates.

Factors such as inflation, recession, unemployment, money supply, global disorder such as that experienced as a result of the terrorist activity on September 11, 2001, instability in domestic and foreign financial markets, and other factors beyond our control, may affect interest rates. Changes in market interest rates will also affect the level of voluntary prepayments on loans and the receipt of payments on mortgage-backed securities, resulting in the receipt of proceeds that may have to be reinvested at a lower rate than the loan or mortgage-backed security being prepaid. Although Independent pursues an asset-liability management strategy designed to control its risk from changes in market interest rates, changes in interest rates can still have a material adverse effect on our profitability.

The first nine months of 2008 were highlighted by disruption and volatility in the financial and credit markets, primarily due to the fallout associated with rising defaults within many subprime mortgage-backed structured investment vehicles (“SIV’s”). A major consequence of these market conditions has been significant tightening in the availability of credit, especially as it relates to the activity of the secondary residential mortgage market. These conditions have been exacerbated further by the continuation of a correction in (mostly residential-related) real estate market prices and sales activity and rising foreclosure rates, resulting in considerable mortgage loan related losses incurred by many lending institutions. The present state of the mortgage market has impacted the global markets as well as the domestic markets and has led to a significantly tightened environment in terms of credit and liquidity during the first half of 2008. In addition, economic growth has slowed down both nationally and globally, leading many economists and market observers to conclude that the national economy is bordering on recession.

We do not originate subprime mortgages to hold within our residential mortgage portfolio and we aim to diversify our entire lending portfolio, to the extent possible, across a variety of different loan types including: small business lines and loans, commercial & industrial lines and loans, commercial real estate mortgages, construction loans, direct and indirect consumer loans, residential mortgages and home equity loans. Nevertheless, there are risk elements that we may not be able to fully diversify out of our portfolio, such as its geographic concentration in southeastern Massachusetts and Rhode Island.

Consequently, the credit quality and the continued performance of our lending portfolio is susceptible to the effects of general economic weakness and, in particular, a downturn in the housing industry, especially as these weaknesses relate to Independent’s primary geographic markets of southeastern Massachusetts and

Rhode Island. During the first nine months of 2008, Independent experienced incremental increases in both non-performing loans and net loan charge-offs, as compared to prior periods. No assurance can be given that the economic and market conditions precedent will improve or will not further deteriorate. Hence, the persistence or worsening of such conditions could result in an increase in delinquencies, could cause a decrease in our interest income, or could continue to have an adverse impact on our loan loss experience, which, in turn, may necessitate increases to our allowance for loan losses.

If we have higher loan losses than we have allowed for, our earnings could materially decrease.

Our loan customers may not repay loans according to their terms, and the collateral securing the payment of loans may be insufficient to assure repayment. We may therefore experience significant credit losses which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the size of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio and adjustment may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Consequently, a problem with one or more loans could require us to significantly increase the level of our provision for loan losses. In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Material additions to the allowance would materially decrease our net income.

A significant amount of our loans are concentrated in Massachusetts, and the adverse conditions in this area could negatively impact our operations.

Substantially all of the loans we originate are secured by properties located in or are made to businesses which operate in Massachusetts. Because of the current concentration of our loan origination activities in Massachusetts, the current adverse economic conditions and downward pressure on housing prices, as well as increased unemployment may affect Massachusetts and the ability of property owners and businesses in Massachusetts to make payments of principal and interest on the underlying loans. We may experience higher rates of loss and delinquency on our loans than if our loans were more geographically diversified, which could have an adverse effect on our results of operations or financial condition.

Impairments in the value of our securities portfolio could adversely affect our results of operations.

Under accounting principles generally accepted in the United States, we are required to review our investment portfolio periodically for the presence of other-than-temporary impairment of our securities, taking into consideration current market conditions, the extent and nature of change in fair value, issuer rating changes and trends, volatility of earnings, current analysts’ evaluations, our ability and intent to hold investments until a recovery of fair value, as well as other factors. Adverse developments with respect to one or more of the foregoing factors has required us to deem particular securities to be other-than-temporarily impaired, with the reduction in the value recognized as a charge to our earnings. Recent market volatility has made it extremely difficult to value certain of our securities. Subsequent valuations, in light of factors prevailing at that time, may result in significant changes in the values of these securities in future periods. Any of these factors could require us to recognize further impairments in the value of our securities portfolio, which may have an adverse effect on our results of operations in future periods.

We operate in a highly regulated environment and may be adversely impacted by changes in law and regulations.

We are subject to extensive regulation, supervision and examination. Any change in the laws or regulations and failure by us to comply with applicable law and regulation, or a change in regulators’

supervisory policies or examination procedures, whether by the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation, the Federal Reserve Board, other state or federal regulators, the United States Congress, or the Massachusetts legislature could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We have strong competition within our market area which may limit our growth and profitability.

We face significant competition both in attracting deposits and in the origination of loans. Commercial banks, credit unions, savings banks, savings and loan associations operating in our primary market area have historically provided most of our competition for deposits. Competition for the origination of real estate and other loans come from other commercial banks, thrift institutions, insurance companies, finance companies, other institutional lenders and mortgage companies.

Our success is dependent on hiring and retaining certain key personnel.

Our performance is largely dependent on the talents and efforts of highly skilled individuals. We rely on key personnel to manage and operate our business, including major revenue generating functions such as loan and deposit generation. The loss of key staff may adversely affect our ability to maintain and manage these functions effectively, which could negatively affect our revenues. In addition, loss of key personnel could result in increased recruiting and hiring expenses, which could cause a decrease in our net income. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook, and business prospects of Independent, Benjamin Franklin and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

The forward-looking statements involve certain assumptions, risks and uncertainties. In particular, the ability of either Independent or Benjamin Franklin to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. You therefore are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed elsewhere in this joint proxy statement/prospectus under “Risk Factors” and those discussed in the filings of each of Independent and Benjamin Franklin that are incorporated herein by reference, as well as the following:

•	those risks and uncertainties Independent and Benjamin Franklin discuss or identify in their public filings with the SEC;

•	the risk that the businesses of Independent and Benjamin Franklin will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	revenues following the merger may be lower than expected;

•	competitive pressure among financial services companies may increase significantly;

•	general economic or business conditions, either nationally, regionally, or in the markets in which Independent and Benjamin Franklin do business, may be less favorable than expected;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in both companies’ businesses during the period between now and the completion of the merger may have adverse impacts on the combined company;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	deterioration in the credit markets may adversely impact either company or its business;

•	legislation or regulatory environments, requirements, or changes, including changes in accounting methods, may adversely affect businesses in which either company is engaged;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either company or its businesses;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected; and

•	the ability to obtain timely governmental approvals of the merger without the imposition of any conditions that would adversely affect the potential combined company.

These forward-looking statements are subject to assumptions, risks and uncertainties, and actual results may differ materially from those expressed or implied by these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Independent or Benjamin Franklin or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Independent and Benjamin Franklin undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

Comparative Per Share Market Price Information

Independent common stock trades on the NASDAQ Global Select Market under the symbol “INDB” and Benjamin Franklin common stock trades on the NASDAQ Global Market under the symbol “BFBC.” The following presents the closing sale prices of Independent common stock and Benjamin Franklin common stock on November 7, 2008, the last trading day before we announced the merger agreement, and January 9, 2009, the last practicable trading day prior to mailing this document. The table also represents the equivalent value of the merger consideration per share of Benjamin Franklin common stock on those dates, calculated by multiplying the closing price of Independent common stock on those dates by 0.59, which represents the fraction of a share of Independent common stock that Benjamin Franklin’s shareholders would receive in the merger for each share of Benjamin Franklin common stock, assuming no proration.

	Independent	Benjamin Franklin	Equivalent
Date	Closing Price	Closing Price	per Share Value

November 7, 2008	$26.73	$13.05	$15.77
January 9, 2009	$25.29	$14.50	$14.92

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Independent shareholders in determining whether to approve the merger agreement or to Benjamin Franklin shareholders in determining whether to approve the merger agreement. Independent and Benjamin Franklin shareholders are urged to obtain current market quotations for Independent and Benjamin Franklin common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the merger agreement. See the section entitled “Where You Can Find More Information” beginning on page 106 of this joint proxy statement/prospectus.

Comparative Stock Prices and Dividends

The following table sets forth, for the periods indicated , the high and low sale prices per share of Independent common stock as reported by the NASDAQ Global Select Market and the high and low sale prices per share of Benjamin Franklin common stock as reported by the NASDAQ Global Market. The table also provides information as to dividends paid per share of Independent common stock and Benjamin Franklin common stock.

	Independent			Benjamin Franklin
	Sale Prices		Dividend	Sale Prices		Dividend
	High	Low	per Share	High	Low	per Share

2007
First Quarter	$36.35	$30.02	$0.17	$16.94	$14.19	$0.04
Second Quarter	33.20	28.46	0.17	15.68	13.50	0.06
Third Quarter	32.21	26.11	0.17	14.34	12.01	0.06
Fourth Quarter	31.46	26.03	0.17	14.98	11.50	0.06
2008
First Quarter	$31.91	$24.00	$0.18	$14.62	$12.77	$0.06
Second Quarter	31.77	23.83	0.18	14.59	12.50	0.08
Third Quarter	39.17	20.12	0.18	12.92	11.15	0.08
Fourth Quarter	31.97	19.02	0.18	15.65	9.49	0.08
2009
First Quarter (through January 9, 2009)	26.79	25.09	0.18	15.09	14.41

As a result of its participation in the TARP Capital Purchase Program, Independent’s ability to increase dividends on its common stock is restricted. The current annualized rate of distribution on a share of Independent common stock is $0.72 per share. After completion of this offering, subject to restrictions under the TARP Capital Purchase Program and subject to approval and declaration by the Independent board of directors, Independent expects to continue to declare quarterly cash dividends on shares of its common stock consistent with past practices.

Benjamin Franklin expects to continue to declare quarterly cash dividends on Benjamin Franklin common stock until the merger is completed, subject to terms and conditions of the merger agreement. Holders of Benjamin Franklin common stock will stop receiving cash dividends with respect to shares of Benjamin Franklin common stock upon completion of the merger, when the separate corporate existence of Benjamin Franklin will cease.

Historical and Pro Forma Per Share Data

We have summarized below historical earnings, dividend and book value per share information for Independent and Benjamin Franklin and additional similar information as if the companies had been combined for the periods shown, which we refer to as “pro forma” information. The pro forma combined and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective at the year end dates presented, in the case of book value data, and as if the transaction had been effective at the beginning of each period presented, in the case of the earnings and dividend data.

The pro forma combined and pro forma equivalent per share information below is based on the historical consolidated financial statements of Independent and Benjamin Franklin under the assumptions and adjustments set forth in the accompanying notes on pages 23-28. Pro forma information is based upon Independent’s closing price of $31.17 and $27.22 on September 30, 2008 and December 31, 2007, respectively. Pro forma equivalent per share amounts for Benjamin Franklin are based on multiplying the pro forma combined amounts by the 0.59 exchange ratio.

We expect that both Independent and Benjamin Franklin will incur merger and integration costs as a result of the merger. We also anticipate that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect any of these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

The information in the following table is based on, and you should read it together with, the historical financial information and the notes thereto for Independent and Benjamin Franklin contained in this joint proxy statement/prospectus.

	As of or for	As of or for
	the Year Ended	the Nine Months Ended
	December 31, 2007	September 30, 2008

Book value per share:
Independent historical	$16.04	$18.72
Benjamin Franklin historical	13.67	13.81
Pro forma combined	18.65	21.48
Benjamin Franklin pro forma equivalent	11.12	12.67
Tangible book value per share:
Independent historical	$11.64	$10.95
Benjamin Franklin historical	9.06	9.17
Pro forma combined	11.48	10.90
Benjamin Franklin pro forma equivalent	6.77	6.43
Cash dividends declared per share:
Independent historical	$0.68	$0.54
Benjamin Franklin historical	0.22	0.22
Pro forma combined	0.68	0.54
Benjamin Franklin pro forma equivalent	0.40	0.32

	As of or for	As of or for
	the Year Ended	the Nine Months Ended
	December 31, 2007	September 30, 2008

Basic net income per share:
Independent historical	$2.02	$1.35
Benjamin Franklin historical	0.48	0.48
Pro forma combined	1.48	1.01
Benjamin Franklin pro forma equivalent	0.87	0.60
Diluted net income per share:
Independent historical	$2.00	$1.34
Benjamin Franklin historical	0.47	0.48
Pro forma combined	1.47	1.01
Benjamin Franklin pro forma equivalent	0.87	0.60

Independent Selected Historical Financial and Operating Data

The following table provides summary historical consolidated financial data for Independent as of the end of and for each of the fiscal years in the five-year period ended December 31, 2007 and as of the end of and for the nine months ended September 30, 2008 and September 30, 2007. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2007 have been derived in part from Independent’s audited financial statements and related notes incorporated by reference into this document. The historical consolidated financial data as of the end of and for the nine months ended September 30, 2008 and September 30, 2007 have been derived from Independent’s unaudited financial statements and related notes incorporated by reference into this document. The following information is only a summary and you should read it in conjunction with Independent’s financial statements and related notes incorporated by reference into this document.

	At September 30,	At December 31,
	2008	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)

FINANCIAL CONDITION DATA:
Securities available for sale	$524,482	$460,518	$417,088	$581,516	$680,286	$527,507
Securities held to maturity	33,354	45,265	76,747	104,268	107,967	121,894
Loans	2,585,558	2,042,952	2,024,909	2,040,808	1,916,358	1,581,135
Allowance for loan losses	33,287	26,831	26,815	26,639	25,197	23,163
Total assets	3,477,235	2,768,413	2,828,919	3,041,685	2,943,926	2,436,755
Total deposits	2,538,031	2,026,610	2,090,344	2,205,494	2,060,235	1,783,338
Total borrowings(1)	597,169	504,344	493,649	587,810	655,161	415,369
Corporation-obligated mandatorily redeemable Trust Preferred Securities(1)	—	—	—	—	—	47,857
Stockholders’ equity	304,740	220,465	229,783	228,152	210,743	171,847
Non-performing loans	16,644	7,644	6,979	3,339	2,702	3,514
Non-performing assets	17,883	8,325	7,169	3,339	2,702	3,514

	At or for the Nine Months
	Ended September 30,		For the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)

OPERATING DATA:
Interest income	$130,904	$119,578	$159,738	$167,693	$155,661	$134,613	$128,306
Interest expense(1)	43,939	47,886	63,555	65,038	49,818	36,797	32,533
Net interest income	86,965	71,692	96,183	102,655	105,843	97,816	95,773
Provision for loan losses	5,312	1,775	3,130	2,335	4,175	3,018	3,420
Non-interest income	24,432	23,552	32,051	26,644	27,273	28,355	27,794
Non-interest expenses	77,552	65,925	87,932	79,354	80,615	77,691	73,827
Minority interest expense(1)	—		—	—	—	1,072	4,353
Net income	20,943	20,651	28,381	32,851	33,205	30,767	26,431
PER SHARE DATA:
Net income — Basic	$1.35	$1.46	$2.02	$2.20	$2.16	$2.06	$1.82
Net income — Diluted	1.34	1.45	2.00	2.17	2.14	2.03	1.79
Cash dividends declared	0.54	0.51	0.68	0.64	0.60	0.56	0.52
Book value(2)	18.72	15.61	16.04	15.65	14.81	13.75	11.75
Tangible book value per share(3)	10.95	11.35	11.64	11.80	11.12	10.01	9.27
OPERATING RATIOS:
Return on average assets	0.87%	1.02%	1.05%	1.12%	1.11%	1.13%	1.11%
Return on average equity	9.74%	12.55%	12.93%	14.60%	15.10%	16.27%	15.89%
Net interest margin ( on a fully tax equivalent basis)	4.00%	3.89%	3.90%	3.85%	3.88%	3.95%	4.40%
Equity to assets	8.76%	8.01%	7.96%	8.12%	7.50%	7.16%	7.05%
Dividend payout ratio	40.92%	32.49%	33.41%	29.10%	27.79%	27.23%	28.64%
ASSET QUALITY RATIOS:
Non-performing loans as a percent of gross loans	0.64%	0.32%	0.37%	0.34%	0.16%	0.14%	0.22%
Non-performing assets as a percent of total assets	0.51%	0.25%	0.30%	0.25%	0.11%	0.09%	0.14%
Allowance for loan losses as a percent of total loans	1.29%	1.32%	1.31%	1.32%	1.31%	1.31%	1.46%
Allowance for loan losses as a percent of non-performing loans	199.99%	412.41%	351.01%	384.22%	797.81%	932.53%	659.16%
CAPITAL RATIOS:
Tier 1 leverage capital ratio	7.69%	7.98%	8.02%	8.05%	7.71%	7.06%	7.60%
Tier 1 risk-based capital ratio	9.66%	10.35%	10.20%	11.05%	10.74%	10.19%	11.00%
Total risk-based capital ratio	12.06%	11.60%	11.45%	12.30%	11.99%	11.44%	12.25%

(1)	Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46 Revised. “Consolidation of Variable Entities — an Interpretation of Accounting Research Bulletin FIN. 51 (“FIN 46R”) required Independent to deconsolidate its two subsidiary trusts (Independent Capital Trust III and Independent Capital Trust IV) on March 31, 2004. The result of deconsolidating these subsidiary trusts is that trust preferred securities of the trusts, which were classified between liabilities and equity on the balance sheet (mezzanine section), no longer appear on the consolidated balance sheets of Independent. The related minority interest expense also is no longer included in the consolidated statement of income. Due to FIN 46R, the junior subordinated debentures of the parent company that were previously eliminated in consolidation are now included in the consolidated balance sheets within total borrowings. The interest expense on the junior subordinated debentures is included in the calculation of net interest margin of the consolidated company, negatively impacting the net interest margin by approximately 0.13% for the twelve months ending December 31, 2004 on an annualized basis and 0.16% for the fiscal years to follow. There is no impact on net income as the amount of interest previously recognized as minority interest is equal to the amount of interest expense.

(2)	Calculated by dividing total stockholders’ equity by the net outstanding shares as of the end of each period.

(3)	Calculated by dividing stockholders’ equity less goodwill and core deposit intangible by the net outstanding shares as of the end of each period.

Benjamin Franklin Selected Historical Consolidated Financial Data

The following table provides summary historical consolidated financial data for Benjamin Franklin as of the end of and for each of the fiscal years in the five-year period ended December 31, 2007 and as of the end of and for the nine months ended September 30, 2008 and September 30, 2007. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2007 have been derived in part from Benjamin Franklin’s audited financial statements and related notes incorporated by reference into this document. The historical consolidated financial data as of the end of and for the nine months ended September 30, 2008 and September 30, 2007 have been derived from Benjamin Franklin’s unaudited financial statements and related notes incorporated by reference into this document. The following information is only a summary and you should read it in conjunction with Benjamin Franklin’s financial statements and related notes incorporated by reference into this document.

	At September 30,	At December 31,
	2008	2007	2006	2005(1)	2004	2003
	(Dollars in thousands, except per share data)

FINANCIAL CONDITION DATA:
Securities available for sale(2)	$194,362	$168,352	$137,933	$132,391	$93,045	$109,868
Securities held to maturity	—	—	31	109	217	386
Loans(3)	678,908	612,735	645,550	610,802	386,545	291,385
Allowance for loan losses	6,853	5,789	5,337	5,212	2,874	2,395
Total assets	980,737	903,278	914,122	867,515	517,691	458,972
Total deposits	660,745	617,368	633,179	611,673	396,499	380,257
Total borrowings	197,109	165,284	158,969	140,339	85,250	45,000
Stockholders’ equity	106,514	107,444	109,405	108,112	31,328	29,301
Non-performing loans	8,808	1,598	1,548	467	337	463
Non-performing assets	8,808	1,598	1,548	467	337	463

	At or for the Nine Months
	Ended September 30,		For the Year Ended December 31,
	2008	2007	2007	2006	2005(1)		2004		2003
	(Dollars in thousands, except per share data)

OPERATING DATA:
Interest income	$36,762	$35,972	$48,173	$44,259		$35,135		$20,795		$19,532
Interest expense	17,036	18,328	24,488	20,863		13,117		7,032		6,752
Net interest income	19,726	17,644	23,685	23,396		22,018		13,763		12,780
Provision for loan losses	1,128	469	634	201		525		451		497
Non-interest income	4,268	5,845	7,810	3,524		3,487		2,124		3,076
Non-interest expenses	17,691	19,461	25,687	22,337		23,437		12,855		12,852
Net income	3,505	2,492	3,642	4,740		431		1,689		1,688
PER SHARE DATA:
Net income — Basic	$0.48	$0.32	$0.48	$0.60	$	n/a	$	n/a	$	n/a
Net income — Diluted	0.48	0.32	0.47	0.60		n/a		n/a		n/a
Cash dividends declared	0.22	0.16	0.22	0.13		0.06		n/a		n/a
Book value(4)	13.81	13.43	13.67	13.26		12.74		n/a		n/a
Tangible book value per share(5)	9.17	8.86	9.06	8.80		8.27		n/a		n/a
OPERATING RATIOS:
Return on average assets	0.49%	0.37%	0.40%	0.53%		0.06%		0.34%		0.36%
Return on average equity	4.37%	3.06%	3.36%	4.35%		0.49%		5.59%		5.65%
Net interest margin (on a fully tax equivalent basis)	3.06%	2.99%	3.00%	3.01%		3.21%		3.00%		2.98%
Equity to assets	10.86%	11.80%	11.89%	11.97%		12.46%		6.05%		6.38%
Dividend payout ratio	50.33%	54.29%	46.81%	21.67%		n/a		n/a		n/a
ASSET QUALITY RATIOS:
Non-performing loans as a percent of gross loans	1.30%	0.54%	0.26%	0.24%		0.08%		0.09%		0.16%
Non-performing assets as a percent of total assets	0.90%	0.38%	0.18%	0.17%		0.05%		0.07%		0.10%
Allowance for loan losses as a percent of total loans	1.01%	0.94%	0.94%	0.92%		0.85%		0.74%		0.82%
Allowance for loan losses as a percent of non-performing loans	77.80%	172.87%	362.27%	344.77%		1115.85%		852.82%		517.28%
CAPITAL RATIOS:
Tier 1 leverage capital ratio	7.76%	9.38%	8.32%	9.62%		9.82%		7.35%		7.77%
Tier 1 risk-based capital ratio	10.71%	12.96%	11.38%	13.49%		14.30%		11.51%		13.24%
Total risk-based capital ratio	11.74%	13.88%	12.32%	14.42%		15.29%		12.48%		14.17%

(1)	Benjamin Franklin’s mutual-to-stock conversion was completed on April 4, 2005. Because shares were not issued and outstanding for the entire period, earnings per share have not been reported for the year ended December 31, 2005. Earnings per share (both basic and diluted) were $.16 in each of the third and fourth quarters of 2005. Cash dividends paid per share were $.03 in each of the third and fourth quarters of 2005.

(2)	Includes restricted equity securities.

(3)	Includes loans held for sale of $63,730 at December 31, 2006.

(4)	Calculated by dividing total stockholders’ equity by the net outstanding shares as of the end of each period.

(5)	Calculated by dividing stockholders’ equity less goodwill and core deposit intangible by the net outstanding shares as of the end of each period.

UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2008 and unaudited pro forma condensed combined consolidated statements of income for the nine months ended September 30, 2008 and the year ended December 31, 2007 combine the historical financial statements of Independent and Benjamin Franklin. The unaudited pro forma financial statements give effect to the proposed merger of Benjamin Franklin with and into Independent as if the merger occurred on September 30, 2008 with respect to the balance sheet, and on January 1, 2008 and January 1, 2007 with respect to the statements of income for the nine months ended September 30, 2008 and the year ended December 31, 2007, respectively. The pro forma calculations, shown below, assume a closing price of $31.17, which represents the closing price of Independent’s common stock on September 30, 2008. The unaudited pro forma financial statements give effect to the proposed merger under the acquisition method of accounting.

The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period.

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Standards (“SFAS”) No. 141 Revised (SFAS 141R), which replaced SFAS 141, “Business Combinations,” for periods beginning on or after December 15, 2008, (January 1, 2009 for Independent) but retains the fundamental requirements in SFAS 141, that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.

SFAS 141R revises the definition of the acquisition date as the date the acquirer obtains control of the acquiree. This is typically the closing date, and is used to measure the fair value of the consideration paid. When the acquirer issues equity instruments as full or partial payment for the acquiree, the fair value of the acquirer’s equity instruments will be measured at the acquisition date, rather than an earlier measurement date as currently required under SFAS 141. Under SFAS 141R all loans are transferred at fair value, including adjustments for credit and no allowance is carried over. Transaction costs are excluded from the acquisition accounting. They are instead accounted for under other generally accepted accounting principles, which may mean the costs are expensed as incurred (e.g., due diligence costs), or, to the extent applicable, treated as a cost of issuing equity securities. Statement 141R nullifies EITF No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination” and requires costs associated with restructuring or exit activities that do not meet the recognition criteria in SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities” as of the acquisition date to be subsequently recognized as post-combination costs when those criteria are met.

SFAS 141R also retains the guidance in SFAS 141 for identifying and recognizing intangible assets separately from goodwill. However, SFAS 141R’s scope is broader than that of SFAS 141, which was applied to only business combinations in which control was obtained by transferring consideration. As the transaction is expected to close after January 1, 2009, the application of SFAS 141R was considered in arriving at the unaudited pro forma results in the tables provided below.

The acquisition method of accounting requires that all of Benjamin Franklin assets and liabilities be adjusted to their fair market values as of the date of acquisition. For purposes of the unaudited pro forma financial statements, fair market value of September 30, 2008 assets and liabilities has been estimated by management of Independent using market information available on September 30, 2008. Accordingly, these adjustments are only approximations. This information may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be obtained in the future. Upon consummation of the merger, Independent will make adjustments as of the date of consummation based on appraisals and estimates.

Independent and Benjamin Franklin

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
As of September 30, 2008

		Benjamin				Unaudited
	Independent	Franklin		Adjustments		Pro Forma
	(Dollars in thousands, except per share data)

Cash and Short Term Investments	$92,852	$51,052		$5,173	(1)	$149,077
Securities	560,884	194,362		—		755,246
Loans, net	2,552,271	672,055		36	(2)	3,224,362
Bank Premises and Equipment	35,246	5,049		413	(3)	40,708
Goodwill	116,622	33,763		49,058	(4)	199,443
Identifiable Intangible Assets	9,790	2,057		9,746	(5)	21,593
Other Assets	109,570	22,399		(4,570	)(6)	127,399

Total Assets	$3,477,235	$980,737		$59,856		$4,517,828

Deposits	2,538,031	660,745		(664	)(7)	3,198,112
Borrowings	597,169	197,109		22,817	(8)	817,095
Other Liabilities	37,295	16,369		—		53,664
Stockholders’ Equity	304,740	106,514		37,703	(9)	448,957

Total Liabilities and Stockholders’ Equity	$3,477,235	$980,737		$59,856		$4,517,828

Common shares	16,278,392	7,842,015	(10)	(3,215,226)		20,905,181

*	The pro forma financial statements outlined above do not reflect the issuance of 78,158 shares of Independent’s Series C Preferred Stock and a 10-year warrant to purchase up to 481,664 shares of Independent’s common stock at an exercise price of $24.34 per share to the Treasury on January 9, 2009, for aggregate proceeds of $78,158,000 in connection with the Treasury’s TARP Capital Purchase Program.

(1)	Includes cash received from termination of Benjamin Franklin employee stock ownership plan.

(2)	Calculated to reflect fair value adjustments on loans of ($6,817), net of eliminated Benjamin Franklin allowance for loan losses of $6,853.

(3)	Calculated to reflect the step-up in bank premises values to fair value.

(4)	Calculated to reflect the amount of goodwill estimated to be recorded in the acquisition of Benjamin Franklin, less amounts allocated to the fair value of tangible assets acquired. The purchase price, purchase price allocation, and financing of the transaction are as follows:

Purchase Price for Benjamin Franklin paid as:
Conversion of 100% of Benjamin Franklin’s outstanding shares of common stock into 0.59 shares of Independent stock (based upon the average closing Independent stock value of $31.17 based upon the closing stock price at September 30, 2008) plus the value of the portion of options of Benjamin Franklin to be converted to Independent options	$145,895
Cashing out a portion of the options as specified in the merger agreement	688

146,583
Allocated to:
Historical net book value of Benjamin Franklin assets and liabilities	(106,514)
Adjustment to Benjamin Franklin equity resulting from transaction related expenses paid by Benjamin Franklin	19,550
Adjustments to step-up assets and liabilities to fair value:
Loans, net	(36)
Bank premises and equipment	(413)
Capital benefit from cash out of ESOP plan, net of tax adjustment of $879	(4,294)
Other assets	3,691
Deposits & borrowings	1,644
Core deposit intangible	(11,153)

Excess purchase price over allocation to identifiable assets and liabilities (goodwill)	$49,058

(5)	Calculated to reflect the recognition of the estimated fair value of core deposit intangibles (CDI) of $11,153, expected to be acquired in the Benjamin Franklin acquisition, less the elimination of Benjamin Franklin’s prior identifiable intangible balance of $2,057. The estimated CDI represents the estimated future economic benefit resulting for the acquired customer balances and relationships. This value was derived from similar transactions. The final value will be determined based upon an independent appraisal at the date of acquisition. This amount also includes the non-compete agreements totaling $650.

(6)	Calculated to reflect estimated deferred tax liabilities of $4,600 arising from the core deposit intangible less estimated net deferred income tax assets of $971 arising from the purchase and fair value adjustments of assets and liabilities, which includes a 1.00% adjustment, reflective of Independent’s higher statutory federal tax rate of 35%, and taxes payable of $879 from the elimination of Benjamin Franklin’s ESOP plan.

(7)	Calculated to reflect fair value adjustments on deposits at current market rates.

(8)	Calculated to reflect the fair value adjustment of borrowings at current market rates ($2,308) and to adjust for additional borrowings needed to fund the transaction ($20,509).

(9)	Calculated to reflect the elimination of Benjamin Franklin stockholders’ equity as a part of the purchase accounting adjustments and represents the conversion of 100% of Benjamin Franklin shares into Independent shares at an exchange ratio of 0.59 of Independent shares (assuming a stock price of $31.17).

(10)	Amount represents common shares issued, which includes 131,383 restricted stock awards that would vest immediately upon acquisition.

Independent and Benjamin Franklin

Unaudited Pro Forma Income Statement
Year Ended December 31, 2007

		Benjamin			Unaudited
	Independent	Franklin	Adjustments		Pro Forma
	(Dollars in thousands, except per share data)

INTEREST INCOME
Interest on Loans	$135,391	$39,182	$(85	)(1)	$174,488
Interest and Dividends on Securities	22,879	8,139	—		31,018
Interest on Fed Funds Sold and Short Term Investments	1,468	852	—		2,320

Total Interest Income	159,738	48,173	(85)		207,826

INTEREST EXPENSE
Interest on Deposits	43,639	16,985	332	(2)	60,956
Interest on Borrowed Funds	19,916	7,503	(546	)(3)	26,873

Total Interest Expense	63,555	24,488	(214)		87,829

Net Interest Income	96,183	23,685	129		119,997
Less — Provision for Loan Losses	3,130	634	—		3,764

Net Interest Income after Provision for Loan Losses	93,053	23,051	129		116,233

NON-INTEREST INCOME
Service Charges on Deposit Accounts	14,414	1,487	—		15,901
Wealth Management	8,110	—	—		8,110
Mortgage Banking Income	3,166	680	—		3,846
BOLI Income	2,004	402	—		2,406
ATM Servicing Fees	—	2,534	—		2,534
Other Non-Interest Income	4,357	2,707	—		7,064

Total Non-Interest Income	32,051	7,810	—		39,861

NON-INTEREST EXPENSE
Salaries and Employee Benefits	52,520	14,687			67,207
Occupancy and Equipment Expenses	9,932	3,456	10	(4)	13,398
Data Processing and Facilities Management	4,584	2,411	—		6,995
Other Non-Interest Expense	20,896	5,133	6,893	(5)	32,922

Total Non-Interest Expense	87,932	25,687	6,903		120,522

INCOME BEFORE INCOME TAXES	37,172	5,174	(6,774)		35,572
PROVISION FOR INCOME TAXES	8,791	1,532	(2,413	)(6)	7,910

NET INCOME	$28,381	$3,642	$(4,361)		$27,662

BASIC EARNINGS PER SHARE	$2.02	$0.48			$1.48
DILUTED EARNINGS PER SHARE	$2.00	$0.47			$1.47
BASIC AVERAGE SHARES(7)	14,033,257	7,644,470	(3,017,681)		18,660,046
DILUTED AVERAGE SHARES(8)	14,160,598	7,686,543	(3,026,872)		18,820,269

*	The pro forma financial statements outlined above do not reflect the issuance of 78,158 shares of Independent’s Series C Preferred Stock and a 10-year warrant to purchase up to 481,664 shares of Independent’s common stock at an exercise price of $24.34 per share to the Treasury on January 9, 2009, for aggregate proceeds of $78,158,000 in connection with the Treasury’s TARP Capital Purchase Program.

(1) Amount represents accretion of loan discount of approximately $426, over estimated life of 5 years. The $426 is the portion of the fair value adjustment on loans which is due to changes in the interest rate environment and not the portion that reflects the credit quality fair value adjustment on the loans.

(2)	Amount represents amortization of deposit fair value adjustment over 2 years, which is based on the estimated weighted average life of deposits.

(3)	Amount represents amortization of fair value adjustment on borrowings ($577), net of interest expense of $31 associated with incremental borrowings used to finance the transaction.

(4)	Amount represents amortization of fair value adjustment on fixed assets over estimated life of 39.5 years.

(5)	Amount represents CDI Amortization of $1,673 over an estimated life of 10 years using an accelerated method based on anticipated life of deposits, amortization of non-compete agreements over one year for top executive officers of $650, additional acquisition expenses of $1,640 ($1,000 of which is not tax deductible), $1,988 for elimination of vendor contracts, and severance payments of $942. The final severance estimate may change at the date of acquisition.

(6)	Amount represents a change in taxes from adjustments at an assumed tax rate of 41.8%.

(7)	Represents the number of shares issued from the transaction (4,626,789) less shares outstanding at the end of the period.

(8)	Represents the number of shares issued from the transaction (4,626,789) plus dilutive shares (32,882) from the transaction, less shares outstanding at the end of the period.

Independent and Benjamin Franklin

Unaudited Pro Forma Income Statement
Nine Months Ended September 30, 2008

		Benjamin			Unaudited
	Independent	Franklin	Adjustments		Pro Forma
	(Dollars in thousands, except per share data)

INTEREST INCOME
Interest on Loans	$113,025	$30,152	$(64	)(1)	$143,113
Interest and Dividends on Securities	17,783	6,213	—		23,996
Interest on Fed Funds Sold and Short Term Investments	96	397	—		493

Total Interest Income	130,904	36,762	(64)		167,602

INTEREST EXPENSE
Interest on Deposits	28,933	10,462	249	(2)	39,644
Interest on Borrowed Funds	15,006	6,574	(410	)(3)	21,170

Total Interest Expense	43,939	17,036	(161)		60,814

Net Interest Income	86,965	19,726	97		106,788
Less — Provision for Loan Losses	5,312	1,128	—		6,440

Net Interest Income after Provision for Loan Losses	81,653	18,598	97		100,348

NON-INTEREST INCOME
Service Charges on Deposit Accounts	11,681	1,305	—		12,986
Wealth Management	8,554	—	—		8,554
Mortgage Banking Income	2,574	216	—		2,790
BOLI Income	1,816	295	—		2,111
ATM Servicing Fees	—	937	—		937
Net Loss on Sale of Securities	(609)	—	—		(609)
Other-Than-Temporary-Impairment on Certain Pooled Trust Preferred Securities Rated (BBB)	(2,570)	—	—		(2,570)
Other Non-Interest Income	2,986	1,515	—		4,501

Total Non-Interest Income	24,432	4,268	—		28,700

NON-INTEREST EXPENSE
Salaries and Employee Benefits	43,806	9,963	—		53,769
Occupancy and Equipment Expenses	9,338	2,657	8	(4)	12,003
Data Processing and Facilities Management	4,170	1,728	—		5,898
Other Non-Interest Expense	20,238	3,343	6,313	(5)	29,894

Total Non-Interest Expense	77,552	17,691	6,321		101,564

INCOME BEFORE INCOME TAXES	28,533	5,175	(6,224)		27,484
PROVISION FOR INCOME TAXES	7,590	1,670	(2,184	)(6)	7,076

NET INCOME	$20,943	$3,505	$(4,040)		$20,408

BASIC EARNINGS PER SHARE	$1.35	$0.48			$1.01
DILUTED EARNINGS PER SHARE	$1.34	$0.48			$1.01
BASIC AVERAGE SHARES(7)	15,518,540	7,300,101	(2,673,221)		20,145,420
DILUTED AVERAGE SHARES(8)	15,591,167	7,369,376	(2,687,208)		20,273,335

*	The pro forma financial statements outlined above do not reflect the issuance of 78,158 shares of Independent’s Series C Preferred Stock and a 10-year warrant to purchase up to 481,664 shares of Independent’s common stock at an exercise price of $24.34 per share to the Treasury on January 9, 2009, for aggregate proceeds of $78,158,000 in connection with the Treasury’s TARP Capital Purchase Program.

(1)	Amount represents accretion of loan discount of approximately $320, over estimated life of 5 years. The $320 is the portion of the fair value adjustment on loans which is due to changes in the interest rate environment and not the portion that reflects the credit quality fair value adjustment on the loans.

(2)	Amount represents amortization of deposit fair value adjustment over 2 years, which is based on the estimated weighted average life of deposits.

(3)	Amount represents amortization of fair value adjustment on borrowings ($433), net of interest expense of $23 associated with incremental borrowings used to finance the transaction.

(4)	Amount represents amortization of fair value adjustment on fixed assets over estimated life of 39.5 years.

(5)	Amount represents CDI Amortization of $1,255 over an estimated life of 10 years, plus non-compete agreements for executive officers of $488, plus additional acquisition expenses of $1,640 ($1,000 of which is not tax deductible), $1,988 for elimination of vendor contracts, and severance payments of $942. The final severance estimate may change at the date of acquisition.

(6)	Amount represents a change in taxes from adjustments at an assumed tax rate of 41.8%.

(7)	Represents the number of shares issued from the transaction (4,626,789) less shares outstanding at the end of the period.

(8)	Represents the number of shares issued from the transaction (4,626,789) plus dilutive shares (55,379) from the transaction, less shares outstanding at the end of the period.

THE SPECIAL MEETING OF BENJAMIN FRANKLIN SHAREHOLDERS

Date, Time and Place of the Special Meeting

The special meeting of shareholders of Benjamin Franklin will be held at Lake Pearl Luciano’s, located at 299 Creek Street, Wrentham, Massachusetts 02093 on February 11, 2009 at 10:00 a.m., Eastern Standard Time.

Purpose of the Special Meeting

At the special meeting, holders of Benjamin Franklin common stock will be asked to:

1. approve the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger (the “Benjamin Franklin merger agreement proposal”);

2. approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Benjamin Franklin merger agreement proposal (the “Benjamin Franklin adjournment proposal”); and

3. transact any other business which may properly come before the special meeting or any adjournment or postponement thereof.

Recommendation of Benjamin Franklin’s Board of Directors

The Benjamin Franklin board of directors has determined that the merger agreement is advisable and in the best interests of Benjamin Franklin and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the Benjamin Franklin merger agreement proposal and “FOR” the Benjamin Franklin adjournment proposal.

Record Date; Shares Entitled to Vote

Only holders of record of Benjamin Franklin common stock at the close of business on the record date of January 7, 2009 are entitled to notice of and to vote at the Benjamin Franklin special meeting. As of the record date, there were 7,842,015 shares of Benjamin Franklin common stock outstanding, held of record by approximately 1,280 holders of record. Each holder of Benjamin Franklin common stock is entitled to one vote for each share of Benjamin Franklin common stock he, she or it owned as of the record date.

A list of Benjamin Franklin’s shareholders as of the record date will be available for review by any Benjamin Franklin shareholder entitled to vote at the Benjamin Franklin special meeting, the shareholder’s agent or attorney at Benjamin Franklin’s principal executive offices during regular business hours beginning two business days after notice of the Benjamin Franklin special meeting is given and continuing through the meeting.

Quorum; Vote Required

A quorum of Benjamin Franklin shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of outstanding shares of Benjamin Franklin common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Benjamin Franklin will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the special meeting.

The affirmative vote of the holders of at least a majority of the outstanding shares of Benjamin Franklin common stock as of the record date is required to approve the Benjamin Franklin merger agreement proposal. If you do not vote, either in person or by proxy, it will have the same effect as voting against approval of the Benjamin Franklin merger agreement proposal.

A majority of the votes properly cast is required to approve the Benjamin Franklin adjournment proposal.

Share Ownership of Management

Information pertaining to the security ownership of certain beneficial owners and directors and officers of Benjamin Franklin is incorporated by reference to Benjamin Franklin’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

Benjamin Franklin Voting Agreements

Under voting agreements with Independent, Benjamin Franklin’s directors and executive officers have agreed to vote all of their shares of Benjamin Franklin common stock in favor of the Benjamin Franklin merger agreement proposal and have granted to Independent a proxy to vote their shares in favor of the proposal if they fail to do so. As of the record date for the Benjamin Franklin special meeting, the Benjamin Franklin shareholders who are parties to the Benjamin Franklin voting agreements collectively had sole or shared voting power over 667,268 shares, or approximately 8.5%, of the Benjamin Franklin common stock outstanding and entitled to vote at the special meeting. For more information about the Benjamin Franklin voting agreements, see “Voting Agreements.”

Voting of Proxies

Benjamin Franklin’s board of directors requests that you submit the proxy card accompanying this document for use at the Benjamin Franklin special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. In addition, you may vote your shares through the Internet or by telephone by following the instructions included on the enclosed proxy card. If you vote your shares through the Internet or by telephone, please do not return the proxy card. Please see the proxy card for information regarding the deadline for voting through the Internet or by telephone.

All properly signed proxies received prior to the Benjamin Franklin special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” approval of the Benjamin Franklin merger agreement proposal and “FOR” the Benjamin Franklin adjournment proposal, if necessary to solicit additional proxies, and in the proxies’ discretion with respect to any other matters as may properly come before the Benjamin Franklin special meeting or any adjournment or postponement thereof.

We do not expect that any matters other than those set forth in the notice for the Benjamin Franklin special meeting will be brought before the meeting. If other matters are properly presented and are within the purpose of the Benjamin Franklin special meeting, however, the persons named as proxies will vote on those matters in such manner as shall be determined by a majority of Benjamin Franklin’s board of directors.

If you hold your shares of Benjamin Franklin common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you must either direct the record holder of your shares of Benjamin Franklin common stock how to vote your shares or obtain a proxy from the record holder to vote your shares in person at the special meeting.

If you have questions or need assistance in completing or submitting your proxy card, please contact Claire S. Bean, at the following address or telephone number:

Benjamin Franklin Bancorp, Inc.
58 Main Street
Franklin, Massachusetts 02038
(617) 528-7000

You may also contact Georgeson Inc. at (800) 611-7560.

How to Revoke Your Proxy

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the Benjamin Franklin special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the clerk/secretary of Benjamin Franklin, stating that you revoke your proxy;

•	signing and delivering to the clerk/secretary of Benjamin Franklin a new proxy card relating to the same shares and bearing a later date;

•	properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet voting facilities and the telephone voting facilities; or

•	attending the Benjamin Franklin special meeting and voting in person, but you also must file a written revocation with the clerk/secretary of the special meeting prior to the voting.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Benjamin Franklin at the following address:

Benjamin Franklin Bancorp, Inc.
58 Main Street
Franklin, Massachusetts 02038
Attention: Anne M. King, Secretary

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

If you plan to attend the Benjamin Franklin special meeting and wish to vote in person, you will be given a ballot at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Benjamin Franklin special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares. Whether or not you plan to attend the Benjamin Franklin special meeting, Benjamin Franklin requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. This will not prevent you from voting in person at the Benjamin Franklin special meeting but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for approval of the Benjamin Franklin merger agreement proposal, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the merger agreement and the transactions contemplated thereby.

Brokers who hold shares of Benjamin Franklin common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as “broker non-votes.” If your broker holds your shares of Benjamin Franklin common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this document.

Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, submit a proxy through the Internet or by telephone by following the instructions included on the enclosed proxy card, or fill out the voter instruction form, if applicable.

Abstentions and broker non-votes will be included in determining the presence of a quorum at the Benjamin Franklin special meeting, but will have the same effect as voting against approval of the Benjamin

Franklin merger agreement proposal. Abstentions and broker non-votes will have no effect on the outcome of the Benjamin Franklin adjournment proposal.

Proxy Solicitation

Benjamin Franklin will pay the costs of soliciting proxies from Benjamin Franklin’s shareholders for the Benjamin Franklin special meeting. In addition to solicitation by mail, directors, officers and employees acting on behalf of Benjamin Franklin may solicit proxies for the special meeting in person or by telephone, facsimile or other means of communication. Benjamin Franklin will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. Benjamin Franklin will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Benjamin Franklin will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation. Benjamin Franklin has also engaged Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $6,000 plus per item and out-of-pocket expenses.

Dissenters’ Rights of Appraisal

Section 13.02(a)(1) of the Massachusetts Business Corporation Act generally provides that shareholders of Massachusetts corporations are entitled to assert appraisal rights in the event of a merger. An exemption set forth in Section 13.02(a)(1)(A) of the Massachusetts Business Corporation Act provides that shareholders are not entitled to appraisal rights in transactions that result in shareholders receiving marketable securities of the “surviving corporation” in exchange for marketable securities held by them. We believe that this exemption would clearly apply to the merger if it were structured as a direct merger of Benjamin Franklin into Independent. However, the merger is structured as a so-called “reverse triangular merger,” where Merger Sub will merge into Benjamin Franklin. As a technical legal matter, Independent will not be the “surviving corporation” in the merger, so the receipt of shares of Independent common stock by Benjamin Franklin’s shareholders may not be deemed to constitute receipt of shares of the “surviving corporation” as provided for in Section 13.02 of the Massachusetts Business Corporation Act.

Section 13.20 of the Massachusetts Business Corporation Act requires us to report to shareholders our conclusion as to whether shareholders are, are not, or may be entitled to assert appraisal rights. We believe that the legislative intent was to provide an exemption from appraisal rights in transactions such as the merger. However, in light of the language of the statute as described in the previous paragraph, and since Section 13.02 has not yet been the subject of judicial interpretation, Benjamin Franklin has concluded that shareholders may be entitled to assert appraisal rights in connection with the merger.

If you believe that you are entitled to appraisal rights, you should do the following pursuant to Part 13 of the Massachusetts Business Corporation Act:

•	deliver written notice of your intent to demand payment for your shares of Benjamin Franklin common stock to Anne M. King, Secretary, Benjamin Franklin Bancorp, Inc., 58 Main Street, Franklin, MA 02038 before the vote on the approval of the merger agreement is taken;

•	NOT vote for the approval of the merger agreement; and

•	comply with other procedures as are required by Part 13 of the Massachusetts Business Corporation Act.

As long as you do not vote for the approval of the merger agreement, failure to vote against the approval of the merger agreement does not constitute a waiver of your appraisal rights. However, in order to exercise any appraisal rights you may have, you must comply with the procedures as required by Part 13 of the Massachusetts Business Corporation Act.

Part 13 of the Massachusetts Business Corporation Act requires that we deliver, within 10 days after the effective date of the merger, a written appraisal notice and forms containing certain information to all shareholders who have properly demanded appraisal rights. If appraisal rights are available in connection with the merger:

•	each shareholder that has properly perfected his appraisal rights will be entitled to a cash payment of the estimated fair value of the shares, plus interest but subject to any applicable withholding taxes, within 30 days of the written appraisal notice and forms due date;

•	a shareholder that fails to execute and return the forms, and comply with the terms stated therein, will not be entitled to such a payment; and

•	if dissatisfied with the payment or offer, shareholders may demand further payment.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Part 13. Any shareholder who believes he or she is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of Part 13 of the Massachusetts Business Corporation Act, attached as Annex D to this joint proxy statement/prospectus, which sets forth the procedures to be complied with in perfecting any such rights. In light of the complexity of Part 13 (and in particular, Section 13.02) of the Massachusetts Business Corporation Act, those shareholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisers, as failure to strictly comply with the procedures specified in Part 13 would result in the loss of any appraisal rights to which such shareholder may be entitled. Shareholders should also consult their tax advisers with regard to the particular federal, state, local, foreign and other tax consequences to them of exercising their appraisal rights under Massachusetts law.

Stock Certificates

You should not send in any certificates representing Benjamin Franklin common stock at this time. If the merger is approved, you will receive separate instructions for the exchange of your certificates representing Benjamin Franklin common stock. For more information regarding these instructions, please see the section in this document titled “The Merger Agreement — Exchange of Benjamin Franklin Stock Certificate for Independent Certificates” beginning on page 70 of this document.

Proposal to Approve Adjournment of the Benjamin Franklin Special Meeting

Benjamin Franklin is submitting a proposal for consideration at the Benjamin Franklin special meeting to authorize the named proxies to approve one or more adjournments of the Benjamin Franklin special meeting if there are not sufficient votes to approve the Benjamin Franklin merger agreement proposal at the time of the meeting. Even though a quorum may be present at the Benjamin Franklin special meeting, it is possible that Benjamin Franklin may not have received sufficient votes to approve the Benjamin Franklin merger agreement proposal by the time of the meeting. In that event, Benjamin Franklin would need to adjourn the Benjamin Franklin special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the Benjamin Franklin special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder vote to approve the Benjamin Franklin merger agreement proposal. Any other adjournment of the Benjamin Franklin special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy. If the Benjamin Franklin special meeting is adjourned for 30 days or less, Benjamin Franklin is not required to give notice of the time and place of the adjourned meeting if the new time and place is announced at the meeting before adjournment, unless the board of directors fixes a new record date for the Benjamin Franklin special meeting.

The Benjamin Franklin adjournment proposal relates only to an adjournment of the Benjamin Franklin special meeting occurring for purposes of soliciting additional proxies for approval of the Benjamin Franklin merger agreement proposal in the event that there are insufficient votes to approve that proposal. Each of the Benjamin Franklin board of directors and the presiding officer of the Benjamin Franklin special meeting retains full authority to the extent set forth in Benjamin Franklin’s bylaws and under Massachusetts law to adjourn the Benjamin Franklin special meeting for any other purpose, or to postpone the Benjamin Franklin special meeting before it is convened, without the consent of any Benjamin Franklin shareholders.

THE SPECIAL MEETING OF INDEPENDENT SHAREHOLDERS

Date, Time and Place of the Special Meeting

The special meeting of shareholders of Independent will be held in the Rockland Trust Company Board Room, located on the Second Floor of 2036 Washington Street, Hanover, Massachusetts, 02339 on February 13, 2009 at 10:00 a.m., Eastern Standard Time.

Purpose of the Special Meeting

At the special meeting, holders of Independent common stock will be asked to:

1. approve the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger and the issuance of shares of Independent Common Stock in connection therewith (the “Independent merger agreement proposal”);

2. approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Independent merger agreement proposal (the “Independent adjournment proposal”); and

3. transact any other business which may properly come before the special meeting or any adjournment or postponement thereof.

Recommendation of Independent’s Board of Directors

Independent’s board of directors has determined that the merger agreement is advisable and in the best interests of Independent and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the Independent merger agreement proposal and “FOR” the Independent adjournment proposal.

Record Date; Shares Entitled to Vote

Only holders of record of Independent common stock at the close of business on the record date of January 7, 2009 are entitled to notice of and to vote at the Independent special meeting. As of the record date, there were 16,285,455 shares of Independent common stock outstanding, held of record by approximately 2,206 holders of record. Each holder of Independent common stock is entitled to one vote for each share of Independent common stock he, she or it owned as of the record date.

A list of Independent’s shareholders as of the record date will be available for review by any Independent shareholder entitled to vote at the Independent special meeting, the shareholder’s agent or attorney at Independent’s principal executive offices during regular business hours beginning two business days after notice of the Independent special meeting is given and continuing through the meeting.

Quorum; Vote Required

A quorum of Independent shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of outstanding shares of Independent common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Independent will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the special meeting.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Independent common stock as of the record date is required to approve the Independent merger agreement proposal. If you do not vote, either in person or by proxy, it will have the same effect as voting against approval of the Independent merger agreement proposal.

A majority of the votes properly cast is required to approve the Independent adjournment proposal.

Share Ownership of Management

As of the record date, the directors and executive officers of Independent, together with their affiliates, had sole or shared voting power over 796,875 shares of Independent common stock, or approximately 4.9% of Independent’s outstanding shares. Information pertaining to the security ownership of certain beneficial owners and directors and officers of Independent is incorporated by reference to Independent’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

Voting of Proxies

Independent’s board of directors requests that you submit the proxy card accompanying this document for use at the Independent special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. In addition, you may vote your shares through the Internet or by telephone by following the instructions included on the enclosed proxy card. If you vote your shares through the Internet or by telephone, please do not return the proxy card. Please see the proxy card for information regarding the deadline for voting through the Internet or by telephone.

All properly signed proxies received prior to the Independent special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” approval of the Independent merger agreement proposal and “FOR” the Independent adjournment proposal, if necessary to solicit additional proxies, and in the proxies’ discretion with respect to any other matters as may properly come before the Independent special meeting or any adjournment or postponement thereof.

We do not expect that any matters other than those set forth in the notice for the Independent special meeting will be brought before the meeting. If other matters are properly presented and are within the purpose of the Independent special meeting, however, the persons named as proxies will vote on those matters in such manner as shall be determined by a majority of Independent’s board of directors.

If you hold your shares of Independent common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you must either direct the record holder of your shares of Independent common stock how to vote your shares or obtain a proxy from the record holder to vote your shares in person at the special meeting.

If you have questions or need assistance in completing or submitting your proxy card, please contact Edward H. Seksay, at the following address or telephone number:

Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370
(781) 982-6158

You may also contact Georgeson Inc. at (866) 357-4028.

How to Revoke Your Proxy

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the Independent special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the clerk/secretary of Independent, stating that you revoke your proxy;

•	signing and delivering to the clerk/secretary of Independent a new proxy card relating to the same shares and bearing a later date;

•	properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet voting facilities and the telephone voting facilities; or

•	attending the Independent special meeting and voting in person, but you also must file a written revocation with the clerk/secretary of the special meeting prior to the voting.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Independent at the following address:

Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370
Attention: Linda M. Campion, Clerk

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

If you plan to attend the Independent special meeting and wish to vote in person, you will be given a ballot at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Independent special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares. Whether or not you plan to attend the Independent special meeting, Independent requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. This will not prevent you from voting in person at the Independent special meeting but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for approval of the Independent merger agreement proposal, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the Independent merger agreement proposal.

Brokers who hold shares of Independent common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as “broker non-votes.” If your broker holds your shares of Independent common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this document.

Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, submit a proxy through the Internet or by telephone by following the instructions included on the enclosed proxy card, or fill out the voter instruction form, if applicable.

Abstentions and broker non-votes will be included in determining the presence of a quorum at the Independent special meeting, but will have the same effect as shares voted against the Independent merger agreement proposal. Abstentions and broker non-votes will have no effect on the outcome of the Independent adjournment proposal.

Proxy Solicitation

Independent is soliciting proxies from Independent’s shareholders for the Independent special meeting. Independent will bear the entire cost of soliciting the proxies from Independent’s shareholders, including the expense incurred in connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part. In addition to solicitation by mail, directors, officers and employees acting on behalf of Independent may solicit proxies for the Independent special meeting in person or by telephone, facsimile or other means of communication. Independent will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. Independent will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Independent will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

Independent has also engaged Georgeson Inc., proxy soliciting firm, to assist in the solicitation of proxies for a fee of $6,000 plus per item and out-of-pocket expenses.

Proposal to Approve Adjournment of the Independent Special Meeting

Independent is submitting a proposal for consideration at the Independent special meeting to authorize the named proxies to approve one or more adjournments of the Independent special meeting if there are not sufficient votes to approve the Independent merger agreement proposal at the time of the meeting. Even though a quorum may be present at the Independent special meeting, it is possible that Independent may not have received sufficient votes to approve the Independent merger agreement proposal by the time of the meeting. In that event, Independent would need to adjourn the Independent special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the Independent special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder vote to approve the Independent merger agreement proposal. Any other adjournment of the Independent special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy. If the Independent special meeting is adjourned for 30 days or less, Independent is not required to give notice of the time and place of the adjourned meeting if the new time and place is announced at the meeting before adjournment, unless the board of directors fixes a new record date for the Independent special meeting.

The Independent adjournment proposal relates only to an adjournment of the Independent special meeting occurring for purposes of soliciting additional proxies for approval of the Independent merger agreement proposal in the event that there are insufficient votes to approve that proposal. Each of the Independent board of directors and the presiding officer of the Independent special meeting retains full authority to the extent set forth in Independent’s bylaws and under Massachusetts law to adjourn the Independent special meeting for any other purpose, or to postpone the Independent special meeting before it is convened, without the consent of any Independent shareholders.

THE MERGER

The discussion in this joint proxy statement/prospectus of the merger and the principal terms of the merger agreement are subject to, and are qualified in their entirety by reference to, the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated into this joint proxy statement/prospectus by reference.

General

The merger is structured as an all-stock transaction. Before entering into the merger agreement, Independent formed Independent Acquisition Subsidiary, Inc. (“Merger Sub”). Under the terms and conditions set forth in the merger agreement, Merger Sub will merge with and into Benjamin Franklin, as a result of which Benjamin Franklin will become a direct wholly owned subsidiary of Independent. Immediately following the merger, Benjamin Franklin will merge with and into Independent, with Independent continuing as the surviving corporation. At the effective time of the merger, each share of Benjamin Franklin common stock outstanding immediately prior to the effective time will, by virtue of the merger and without any action on the part of the shareholder, be converted into the right to receive 0.59 shares of Independent common stock. The exchange ratio may be adjusted to reflect the effect of any stock split, split-up, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, or other similar change with respect to the common stock of Independent or Benjamin Franklin that occurs before the merger. Independent will not issue any fractional shares of its common stock in the merger, but will instead pay cash (determined on the basis of the average closing prices of Independent’s common stock during a twenty-five day measurement period ending five days before the closing of the merger) for any fractional share a Benjamin Franklin shareholder would otherwise receive after aggregating all of his or her shares.

With certain exceptions, holders of Benjamin Franklin options will be given the opportunity to elect to exchange their options for options to purchase Independent common stock. The per share exercise price of such options will be adjusted by dividing such exercise price by the exchange ratio of 0.59 per share, and the number of shares covered by such options will be adjusted by multiplying the number of Benjamin Franklin shares covered by such option by 0.59. All options exchanged for options to purchase Independent common stock will remain outstanding until two years following the effective time of the merger, regardless of continuation of employment. If an option holder does not elect to exchange his or her Benjamin Franklin options for Independent options, such holder’s options will be cancelled upon consummation of the merger, and the holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of Benjamin Franklin common stock provided for by such option and (ii) the excess, if any, of (a) the closing value of the merger consideration over (b) the exercise price of the option. For this purpose, “closing value of the merger consideration” means the product of (x) the average closing prices of Independent common stock on the NASDAQ Global Select Market for the twenty-five (25) trading days ending on the fifth (5th) trading day immediately preceding the completion of the merger, multiplied by (y) the exchange ratio of 0.59 per share.

The Benjamin Franklin shareholders’ approval of the merger will cause the acceleration of vesting of all outstanding unvested stock options under Benjamin Franklin’s 2006 Stock Incentive Plan. As of January 7, 2009, unvested stock options for approximately 328,696 shares of Benjamin Franklin common stock were outstanding under such plan. The Benjamin Franklin shareholders’ approval of the merger will also cause the acceleration of vesting of all outstanding unvested shares of restricted stock. As of January 7, 2009, 128,227 unvested shares of restricted stock were outstanding under such plan. At the effective time of the merger, each of the 128,227 currently unvested shares of Benjamin Franklin restricted stock outstanding under the 2006 Stock Incentive Plan will be converted into the right to receive 0.59 shares of Independent common stock.

Based on the number of shares of Benjamin Franklin common stock outstanding on January 7, 2009, it is expected that approximately 4,626,789 shares of Independent common stock will be issued to Benjamin Franklin shareholders in connection with the merger, which would represent approximately 22.1% of the outstanding Independent common stock (based on the number of shares of Independent common stock outstanding as of January 7, 2009). The merger agreement provides that the exercise of options to purchase Benjamin Franklin common stock may result in the issuance of additional shares of Independent common stock. As of January 7, 2009, approximately 315,987 additional Independent shares would be issuable to former Benjamin Franklin option holders, assuming satisfaction as of that date of the applicable vesting, exercise price payment and other conditions to which the exercises of such options are subject. If all of these additional Independent shares were issued, former Benjamin Franklin shareholders would own approximately 23.3% of Independent’s common stock outstanding immediately after the merger.

Effective upon the consummation of the merger, the Benjamin Franklin tax-qualified employee stock ownership plan (the “ESOP”) will terminate immediately. As of January 7, 2009, there were 475,505 shares held by the ESOP. At the consummation of the merger, each share held by the ESOP will be converted into the right to receive 0.59 shares of Independent common stock.

Background of the Merger

Since its conversion to a public company on April 5, 2005, Benjamin Franklin’s board of directors and senior management have considered and implemented various business strategies available to Benjamin Franklin for increasing long-term shareholder value and remaining an independent community-oriented bank. Such strategies have primarily focused on enhancing earnings internally, by increasing the emphasis on higher-yielding commercial loans, growing core deposits, and reducing expenses. Given the success of Benjamin Franklin’s Chart Bank acquisition in 2005, management has also looked for opportunities for further growth through strategic acquisitions or affiliations with other entities, but found few in-market banks that might be acquisition targets for a company of Benjamin Franklin’s size.

In late 2007 and early 2008, the board of directors held a series of meetings with various investment banking firms to review market conditions and competitive challenges facing Benjamin Franklin. These meetings were held in recognition that the three-year anniversary of Benjamin Franklin’s mutual to stock conversion was imminent, and that such anniversary would mark the expiration of certain regulatory restrictions imposed on the acquisition of shares of Benjamin Franklin. The board believed that it needed to be prepared to respond in the event that a third party were to make a proposal to acquire, or enter into a strategic affiliation with, Benjamin Franklin.

As the board was focusing on learning about the bank merger market, Thomas R. Venables, the President and Chief Executive Officer of Benjamin Franklin, was receiving periodic calls from the President of another New England financial institution (“Company A”), who expressed an interest in exploring a business combination between their two institutions. In late 2007, the President of Company A asked Mr. Venables if Benjamin Franklin would consider seeking a regulatory waiver enabling it to enter into a business combination prior to April 5, 2008. Although Mr. Venables declined the suggestion, he and the President of Company A continued their informal discussions about a possible business combination. On March 21, 2008, Benjamin Franklin and Company A entered into a confidentiality agreement to enable them to share non-public information in order to further explore a potential transaction between the two institutions.

In light of the upcoming three-year anniversary of the mutual to stock conversion, and the overtures from Company A, in March 2008 the Chairman of the board of Benjamin Franklin appointed an ad hoc “planning committee” of the board for the purpose of consulting with management between full board meetings with respect to any third party strategic affiliation proposal. Thereafter, Mr. Venables and Claire S. Bean, the Chief Financial Officer of Benjamin Franklin, took steps to ensure that the company would have a team of professional advisers in place, including updating Benjamin Franklin’s legal counsel, Foley Hoag LLP, about recent developments, and interviewing two investment banking firms to replace the recently retired investment banker who had advised the company in the past.

On March 20, 2008, Independent’s board of directors met for a regularly scheduled meeting. At that meeting, Christopher Oddleifson, the President of Independent, and Denis K. Sheahan, the Chief Financial Officer of Independent, reviewed with Independent’s board the potential advantages of a transaction between Benjamin Franklin and Independent.

In April, 2008, Mr. Venables was contacted by Mr. Oddleifson. Mr. Venables and Mr. Oddleifson, who were already acquainted through trade association activities, met on April 16, 2008, and discussed in general terms the two companies’ business philosophies and cultures and their complementary geographic and product franchises. At that meeting, Mr. Oddleifson indicated that he was interested in exploring a possible combination of Benjamin Franklin and Independent. The executives agreed that it would be appropriate to sign a confidentiality agreement to enable them to share non-public information in order to explore a potential business combination. The confidentiality agreement was executed with an effective date of April 25, 2008.

Given the activity in March and April, the planning committee held its first meeting on April 21, 2008. At the meeting, Mr. Venables updated the committee on his recent discussions with Company A and Independent. Also, the committee interviewed each of the two financial advisers who had previously been interviewed by management, and voted to recommend that the board engage Keefe Bruyette & Woods (“KBW”) to guide the company in exploring strategic alternatives. The board voted to engage KBW at its regularly scheduled meeting on April 23, 2008.

In May, 2008, Mr. Venables met again with each of Independent and Company A. The meeting with Independent also included Ms. Bean and Mr. Sheahan and focused on sharing information about their companies’ financial condition, earnings and business operations. The meeting with Company A (which included a representative of KBW and one of Benjamin Franklin’s directors) was primarily a social occasion, although the President of Company A made clear that Company A continued to have strong interest in pursuing a possible business combination with Benjamin Franklin.

On June 5, 2008, the planning committee met with representatives of KBW. After Mr. Venables had updated the committee on recent meetings with Company A and Independent, the KBW representatives presented an analysis of possible business combinations between Benjamin Franklin and eleven (11) different financial institutions, including Company A and Independent. KBW walked the committee through its analysis of the financial impact that an acquisition of Benjamin Franklin would likely have on these institutions, at various assumed per share exchange ratios and cash purchase prices. Of the financial institutions discussed, it appeared from KBW’s analysis that Independent was most likely to have both a strong strategic interest, and the ability to make an attractive offer. At the end of the meeting, the committee reaffirmed management’s authority to continue to explore various strategic alternatives, including with Independent.

KBW representatives met with Benjamin Franklin’s full board on June 25, 2008 and made a presentation similar to the June 5, 2008 planning committee presentation. At that meeting, the board discussed the turbulent market conditions and concluded that there were a limited number of institutions that would likely have the strategic interest and financial ability to pursue a business combination with Benjamin Franklin on terms that would be attractive for Benjamin Franklin’s shareholders. The board decided, on the recommendation of senior management and KBW, that it would not be appropriate to initiate a formal process seeking expressions of interest from multiple parties. The board directed management to stay the course with respect to its informal discussions, in order to keep the door open for the possibility of more serious discussions in the future.

From mid-June through mid-August, Mr. Venables (together with other Benjamin Franklin representatives) continued to have informal meetings with other bank executives for the purpose of exploring possible strategic affiliations. These meetings included two meetings with Mr. Oddleifson (on June 23, 2008 and August 20, 2008); another social meeting with the President of Company A (on August 22, 2008); meetings with the presidents of two of the other institutions that KBW had analyzed for the planning committee and board; and a meeting with a banking professional (“Banker A”) who shared his plans to organize an investment fund for the purpose of acquiring banks and banking assets. On June 24, 2008, Ms. Bean also met with Mr. Sheahan.

On June 19, 2008 and August 21, 2008, Independent’s board of directors met for regularly scheduled meetings. At the June 19, 2008 meeting, Mr. Oddleifson updated Independent’s board on the status of his discussions with Mr. Venables. At the August 21, 2008 meeting, Mr. Oddleifson and Robert D. Cozzone, Independent’s Treasurer, reviewed the potential financial and other advantages of a transaction with Benjamin Franklin with Independent’s board.

On August 29, 2008, Mr. Oddleifson contacted KBW and said that Independent was very interested in pursuing a business combination with Benjamin Franklin in a stock-for-stock transaction pursuant to which Independent would issue 0.59 shares (fixed exchange ratio) of Independent common stock for each outstanding share of Benjamin Franklin common stock. Mr. Oddleifson said that the proposal represented Independent’s best offer, and included a commitment to honor all of Benjamin Franklin’s employment contracts and a willingness to add Benjamin Franklin representatives to Independent’s board of directors.

At around the same time, the President of Company A contacted KBW and indicated that Company A was prepared to make a proposal for a business combination with Benjamin Franklin. The following week, Company A’s financial adviser communicated to KBW a proposal with the merger consideration to be paid 80% in stock and 20% in cash.

Mr. Venables promptly requested a meeting with the planning committee to discuss the Independent and Company A proposals. At that meeting, which was held on September 11, 2008, a KBW representative walked the committee through a detailed presentation regarding the financial terms of both proposed transactions. Based on the closing prices of the Independent and Company A stock on September 10, 2008 and the exchange ratios proposed by the two companies, the value of the Independent proposal was $16.93 per share and the value of the Company A proposal was $13.50 per share. At the end of the meeting, the committee invited KBW to the September 24, 2008 board meeting to make a presentation to the full board of directors, focusing primarily on the Independent proposal given the significant difference between the value of the two proposals.

In mid-September, Mr. Venables and Ms. Bean met again with Banker A, who reiterated his general interest in a cash acquisition of Benjamin Franklin, but confirmed that his proposed investment fund was still in the preliminary organizational and regulatory stage. A few days later, Mr. Venables also met with another banking professional (“Banker B”), who shared his plans (similar to those of Banker A) to organize an investment fund for the purpose of acquiring banks and banking assets, and indicated an interest in Benjamin Franklin. Banker B appeared to Mr. Venables to be further along with the organizational and regulatory work necessary to launch his investment fund and to begin making acquisitions.

On September 4, 2008, the executive committee of Independent’s board of directors met for a regularly scheduled meeting. At that meeting, Mr. Oddleifson updated the executive committee on the status of discussions regarding a potential transaction with Benjamin Franklin.

On September 18, 2008, Independent’s board of directors met for a regularly scheduled meeting. At that meeting, Mr. Oddleifson updated Independent’s board on the status of discussions regarding a potential transaction with Benjamin Franklin. On September 19, 2008, Independent formally engaged Robert W. Baird & Co. Incorporated to act as its financial adviser in connection with a potential transaction with Benjamin Franklin.

On September 24, 2008, the Benjamin Franklin board of directors met, together with representatives from KBW and Foley Hoag. Mr. Venables updated the board on his recent communications with Independent and Company A, and on his discussions with Banker A and Banker B (including his understanding of the status of their respective organizational efforts). He addressed the recent extraordinary developments in the capital markets, and the impact those developments might have on the company’s strategic alternatives.

Mr. Venables then turned the meeting over to the KBW representative, who began his presentation by recapping the discussions with Company A and Independent over the previous several months. The KBW representative then presented to the board an updated analysis of eleven New England companies (previously discussed with the planning committee on June 5, 2008) that might have an interest in, and the financial capacity for, a possible combination with Benjamin Franklin (including Independent and Company A). His analysis included an assessment of these companies’ financial condition, how much they could likely pay, and what their strategic interest might be in Benjamin Franklin’s franchise, in part based on recent discussions he had had with several of the companies’ CEOs. The KBW representative also gave his assessment of the overtures by Banker A and Banker B.

The Foley Hoag representatives then went over the fiduciary responsibilities and other considerations that the board of directors and management should focus on in considering a possible merger or acquisition of the company.

The KBW representative then discussed the oral expressions of interest that he had received from each of Company A and Independent. Based on then-current stock prices, the value of the Company A proposal was $13.99 and value of the Independent proposal was $17.70. As requested by the planning committee and management, the KBW representative focused most of his presentation on a detailed analysis of Independent and its proposal, in light of the significant difference in value between the two proposals. The presentation included a discussion of Independent’s financial performance, its market performance and the price and form of consideration offered and the impact that paying such consideration would likely have on a combined institution and its shareholders. Mr. Venables advised the board that Mr. Oddleifson had contacted him on September 19, 2008 and indicated that Independent was not willing to leave its expression of interest outstanding indefinitely, and that he needed a response soon. After a lengthy discussion involving all members of the board, the board voted to authorize Mr. Venables and Ms. Bean to go back to Independent with a counter proposal for a transaction in which (i) the exchange ratio would be 0.60, (ii) three Benjamin Franklin representatives would be added to the Independent and Rockland Trust boards, (iii) all of Benjamin Franklin’s existing severance and retirement arrangements would be honored, and (iv) an appropriate walk-away right would be included in the event of a material decline in Independent’s stock price prior to closing. They also directed Mr. Venables to keep his previously scheduled September 26, 2008 appointment with Banker B, to learn more about Banker B’s timing and level of interest.

After the September 24, 2008 board meeting, the KBW representative communicated the board’s vote to Independent’s financial adviser Baird. Independent indicated that it would need more detailed financial information to determine if it would be able to increase the exchange ratio as the board had requested, and the parties scheduled a meeting for September 26, 2008 for that purpose. Also, on September 25, 2008, Mr. Venables, Ms. Bean and Benjamin Franklin’s senior loan officer met with Mr. Oddleifson and Independent’s senior loan officer to provide the two loan officers with the opportunity to compare the credit and lending functions and cultures of the two institutions.

On the morning of September 26, 2008, Mr. Venables, Ms. Bean and a KBW representative had a meeting with Banker B and some of his associates, at which they signed a confidentiality agreement and shared non-public financial information intended to permit Banker B to formulate a proposal. Consistent with the board’s request, the KBW representative asked Banker B if he could give a sense of the merger consideration that his investment fund (when organized) might be willing to pay. The following Monday, September 29, 2008, Banker B contacted the KBW representative and indicated that, based on the information provided, it was his sense that cash consideration for Benjamin Franklin would likely fall in the range of $14.50 to $16.00 per share.

Immediately after the meeting with Banker B on September 26, 2008, Mr. Venables and Ms. Bean and representatives of Independent met at the offices of Foley Hoag, along with their financial advisers. At that meeting, Ms. Bean provided Independent’s senior financial officers with additional budget and earnings projection information in an effort to demonstrate the appropriateness of increasing the proposed merger consideration from 0.59 to 0.60 shares of Independent common stock for each share of Benjamin Franklin common stock. Although the additional information provided by Ms. Bean to Independent at the meeting was well received by Independent, at that meeting the parties realized that there had been a misunderstanding as to the number of outstanding shares of Benjamin Franklin common stock. The original 0.59 exchange ratio had been based on a number of outstanding shares of Benjamin Franklin common stock that did not include shares of unvested restricted stock.

On September 30, 2008, Independent agreed to increase the aggregate merger consideration by maintaining the 0.59 exchange ratio for the corrected (larger) number of outstanding shares, but indicated that its model would not support both an increase in the total outstanding shares and an increase in the per share exchange ratio to 0.60. Independent further agreed to add three Benjamin Franklin representatives to its board of directors, and confirmed that it would honor all of Benjamin Franklin’s severance and retirement arrangements. However, in light of the turbulence in the stock market, Independent would not agree to any “walk-away” provision that would allow Benjamin Franklin to terminate the transaction on the basis of a significant decline in Independent’s stock price. In addition, Independent conditioned its proposal on a $4,500,000 termination fee payable by Benjamin Franklin if a merger agreement between the parties were terminated under certain circumstances involving a third party acquisition proposal.

On October 1, 2008, the Benjamin Franklin board held a special meeting, via conference telephone, at which management, KBW and Foley Hoag updated the board on the developments since the September 24, 2008 board meeting. The board discussed the Independent proposal at length, in particular the lack of a “walk-away” provision based on a decline in Independent’s stock price. The board discussed with its financial and legal advisers the other protections that Benjamin Franklin would have in a definitive agreement, including the ability to terminate such an agreement in the event of a material adverse change in Independent’s financial condition. The board further discussed the proposed termination fee required by Independent, the appropriateness of the proposed fee in light of the anticipated “deal value,” and the legal and fiduciary issues raised by agreeing to such a fee. After discussion, the board voted to authorize management to continue negotiations with Independent on the terms presented, and to commence more in depth due diligence, with the understanding that such negotiations would proceed on an exclusive basis as long as the parties continued to negotiate in good faith. Also on October 1, 2008, Independent’s legal counsel circulated an initial draft of an exclusivity agreement, which was negotiated over the ensuing week and executed on October 10, 2008.

In the period from mid September onward, Mr. Oddleifson periodically updated the Chairman of Independent’s board on an informal basis about the status of discussions regarding a potential transaction with Benjamin Franklin. On October 2, 2008, the executive committee of Independent’s Board met for a regularly scheduled meeting. At the October 2nd meeting, Mr. Oddleifson, Mr. Sheahan and Edward H. Seksay, Independent’s in-house General Counsel, updated the executive committee on the status of discussions regarding a potential transaction with Benjamin Franklin. On October 14, 2008, Mr. Venables met with Mr. Oddleifson, Mr. Seksay, the nominating committee of Independent’s board of directors and other members of Independent’s board to discuss a potential transaction between Independent and Benjamin Franklin.

Commencing the week of October 6, 2008, and continuing over the next several weeks, the parties and their respective advisers engaged in mutual due diligence of each others’ business and financial condition, including lengthy interviews of each others’ senior management teams and detailed on-site review of each others’ loan files. An important part of Independent’s diligence was to undertake (with the assistance of an outside accounting firm and in consultation with Independent’s own independent registered public accounting firm) an analysis of Benjamin Franklin’s balance sheet, to determine the impact of, and the appropriate method to follow in, “marking-to-market” Benjamin Franklin’s assets and liabilities as required under purchase accounting. This undertaking was particularly important, and difficult, in light of a recently revised accounting standard that is being applied for the first time in the current challenging economic environment. As a result, this matter was not resolved until November 6, 2008.

Merger agreement negotiations also commenced on October 6, 2008, when Independent’s legal counsel circulated a first draft of the definitive merger agreement. Following the exchange of written comments and preliminary oral negotiations between the parties, on October 20, 2008 Independent’s legal counsel circulated a revised draft of the definitive merger agreement.

On October 16 2008, Independent’s board of directors met for a regularly scheduled meeting. At that meeting, Mr. Seksay described the status of Independent’s due diligence investigation and presented the terms of the proposed transaction to the board, including a review of Benjamin Franklin’s severance and retirement arrangements and potential payouts in connection with the potential merger. The Independent board discussed the proposed business terms and the potential advantages and risks associated with a transaction with Benjamin Franklin.

The October 20, 2008 merger agreement draft was distributed to the Benjamin Franklin board in advance of its regularly scheduled October 22, 2008 meeting. At that meeting, legal counsel reviewed the terms of the draft merger agreement in detail, and discussed the terms that remained subject to negotiation. The board also discussed the U.S. Treasury’s capital purchase program (“CPP”) under the Emergency Economic Stabilization

Act of 2008, and determined that in light of Benjamin Franklin’s capital levels, the company should not apply to participate in the CPP.

Following the October 22, 2008 Benjamin Franklin board meeting, the parties continued to work to complete negotiations with respect to the definitive merger agreement, and to prepare related disclosure schedules. The parties also negotiated the terms of the voting agreements and the settlement agreements that would set forth the parties’ understanding with respect to payments that would be triggered under Benjamin Franklin’s employment, change-in-control, and supplemental retirement agreements with its senior officers.

On November 4, 2008, the financial adviser to Company A notified KBW that Company A expected to submit a revised indication of interest within the next few days. At that time, Independent and Benjamin Franklin’s merger agreement negotiations were substantially complete, but Independent and its accounting advisers had not yet completed their discussions about the implications of the new accounting standard. On November 6, 2008, the accounting issues were resolved and Independent and Benjamin Franklin each called a special board meeting to be held on Saturday, November 8, 2008. Copies of the definitive merger agreement and the voting agreement, together with the then current draft of Benjamin Franklin’s disclosure schedules, were sent to Benjamin Franklin’s directors for delivery on Friday, November 7, 2008.

On November 7, 2008, Company A delivered the promised letter outlining the terms of its revised indication of interest. In the letter, Company A proposed nominal consideration of $17 per share, 65% in stock and 35% in cash, with the stock portion subject to a floating exchange ratio with a “collar” establishing a minimum and maximum exchange ratio (as a result of which any decline in the Company A stock price after the date of the letter would have reduced the value of the stock consideration below $17 per share). The letter was conditioned on Company A’s ability to raise capital through the U.S. Treasury’s capital purchase program (“CPP”), among other potentially significant conditions.

On November 8, 2008, Benjamin Franklin’s board of directors held a special meeting. The first order of business was to discuss the renewed indication of interest from Company A. The board reviewed Company A’s November 7, 2008 letter, and KBW delivered a presentation of the financial terms of the proposal, a pro forma financial analysis of the combined institution that would result from such a transaction. While agreeing that the proposal could be attractive to the Benjamin Franklin shareholders if it were feasible to accomplish, the board concluded that the significant risks of the proposal outweighed the possible benefits. In particular, the board was concerned that the proposal was conditioned upon Company A’s receipt of CPP funds from the U.S. Treasury, even though Congressional leaders had recently made public statements that such funds should not be used to acquire healthy banks. The board was also concerned that the terms of the transaction would make it difficult for Company A to obtain the necessary approval of its shareholders, and was concerned that Company A’s letter contained a potentially significant erroneous assumption about the cost of settling certain of Benjamin Franklin’s employment-related obligations.

The board then turned to the review of the proposed Independent transaction. First, Ms. Bean and Mr. Venables presented the results of the due diligence review that management and its advisers had conducted on the financial condition and operations of Independent. Benjamin Franklin’s legal counsel, Foley Hoag, then reviewed the terms of the merger agreement, focusing on the areas that had been negotiated since the October 22, 2008 meeting, and also reviewed the terms of the voting agreement and the settlement agreements with executive officers. The representative of KBW then made a detailed presentation regarding the financial terms of the proposed transaction, and advised the board that KBW would deliver a written fairness opinion at the end of the meeting stating that, based upon and subject to the considerations described in its opinion, the exchange ratio offered by Independent is fair, from a financial point of view, to the Benjamin Franklin shareholders. During the course of the meeting, the board discussed the transaction at some length, including the terms of the merger agreement, the potential advantages and risks associated with the merger and the financial analyses of KBW. The board recognized that the nominal value of the merger consideration (based on the closing price of the Independent common stock as of November 7, 2008) was $15.77 per share, and that such value would fluctuate prior to closing based on fluctuations of Independent’s stock price. It was the consensus of the board that, regardless of the Independent stock price on any given day, their decision should be focused on the long term value of an investment in the combined institution. Following such discussion, the board unanimously voted to approve the merger agreement and to recommend that the Benjamin Franklin shareholders approve the merger agreement and the merger.

On November 8, 2008, Independent’s board of directors held a special meeting. Prior to the meeting, copies of the definitive merger agreement were provided to the members of the board for their review. At the special meeting, Mr. Seksay summarized the results of Independent’s due diligence investigation and reviewed, in detail, the terms of the merger agreement and the legal duties of the board of directors in considering the transaction. Mr. Sheahan then reviewed the financial aspects of the proposed transaction in detail. Edward F. Jankowski, the Chief Technology and Operations Officer of Independent’s wholly-owned bank subsidiary Rockland Trust Company, then presented the board with a risk assessment of the proposed transaction. Baird next discussed the financial terms of the merger in detail. Baird then stated to the board of directors that it was prepared to render a written opinion stating to the board to the effect that, as of that date and based upon and subject to the assumptions made, methodologies used, factors considered and limitations upon the review undertaken by Baird as set forth in its opinion, the exchange ratio was fair, from a financial point of view, to Independent. Following a discussion of the terms of the merger agreement and the financial analyses of Baird, the board unanimously voted to approve the merger agreement and the transactions contemplated thereby, including the issuance of Independent common stock in connection with the merger.

Shortly thereafter, the parties executed the merger agreement. A joint press release publicly announcing the transaction was released on Sunday, November 9, 2008, prior to the next opening of the stock market.

Effective as of December 4, 2008, to correct an inadvertent error, Independent, Merger Sub, Rockland Trust Company, Benjamin Franklin, and Benjamin Franklin Bank executed and delivered an Amended and Restated Agreement and Plan of Merger. The parties entered into the Second Amended and Restated Agreement and Plan of Merger on January 12, 2009 to slightly revise the merger structure. Pursuant to the new terms, immediately following the merger, Benjamin Franklin, as a wholly owned subsidiary of Independent, will merge with and into Independent, with Independent continuing as the surviving corporation. Pursuant to a unanimous written consent dated January 12, 2009, the board of directors of Independent approved the Second Amended and Restated Merger Agreement and the transactions contemplated thereby and the recommendation to the Independent shareholders to approve the merger agreement.

Recommendation of Independent’s Board of Directors and Reasons for the Merger

Independent’s board of directors determined that the merger agreement and the merger are advisable and in the best interests of Independent and its shareholders. Accordingly, Independent’s board of directors adopted and approved the merger agreement, and unanimously recommends that Independent’s shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby.

The Independent board of directors unanimously approved the merger agreement and the merger because it determined that the merger should strengthen Independent’s existing franchise and increase long term shareholder value because Benjamin Franklin is, like Rockland Trust, a financially healthy, well-run bank that is deeply committed to its customers, employees, and the communities that it serves. The merger is consistent with Independent’s geographic expansion strategy, should help Independent accelerate loan and deposit growth in the contiguous, attractive markets where Benjamin Franklin is now located, and should provide Rockland Trust with greater access to customers and potential customers in the suburban communities west of Boston, Massachusetts. The merger should, in particular, significantly improve Independent’s deposit market share in Norfolk County, Massachusetts. The transaction is financially attractive to Independent and its shareholders because it allows Independent to add Benjamin Franklin’s loan and deposit base to that of Independent while simultaneously providing Independent with the opportunity to maintain and deepen relationships with Benjamin Franklin’s customers by offering Independent’s deeper set of products. The Independent board of directors believes that the combined company should have the potential to realize a stronger competitive position and improved long-term operating and financial results, including revenue and earning enhancements.

After taking into account these and other factors, the Independent board of directors determined that the merger agreement and the merger were in the best interests of Independent and its shareholders and that Independent should enter into the merger agreement and complete the merger. Independent’s board of directors evaluated the factors described above, including asking questions of Independent’s management and Independent’s legal and financial advisers, and reached the unanimous decision that the merger was in the best interests of Independent and its shareholders, its employees, its customers and the communities served by Independent. This discussion of the factors considered by Independent’s board of directors is not exhaustive, but includes all material factors considered by the board. Independent’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. Independent’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of Independent’s board of directors may have given different weights to different factors. Independent’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Recommendation of Benjamin Franklin’s Board of Directors and Reasons for the Merger

After careful consideration, Benjamin Franklin’s board of directors determined that the merger agreement is advisable and in the best interests of Benjamin Franklin and its shareholders. Accordingly, Benjamin Franklin’s board of directors adopted and approved the merger agreement, and unanimously recommends that Benjamin Franklin’s shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby.

In reaching its determination that the merger agreement is advisable and in the best interests of Benjamin Franklin and its shareholders, Benjamin Franklin’s board consulted with senior management and Benjamin Franklin’s financial and legal advisers, and drew on its knowledge of the business, operations, properties, assets, financial condition, operating results, historical market prices and prospects of Benjamin Franklin and Independent. In connection with its review and approval of the merger agreement and in the course of its deliberations, Benjamin Franklin’s board of directors also considered numerous factors, including the following positive and negative factors:

Positive Factors

•	The value of the merger consideration being offered as compared to the book value, earnings per share and historical trading prices of Benjamin Franklin’s common stock.

•	The fact that Benjamin Franklin’s shareholders will experience an increase in the liquidity for their shares as Independent’s common stock is traded on the NASDAQ Global Select Market and, historically, has a much larger volume of shares traded on a daily basis than trades in Benjamin Franklin common stock.

•	Benjamin Franklin’s positive perception about Independent due to its understanding of, and review of information concerning, the management, business, results of operations, financial condition, competitive position, growth potential and future prospects of Independent, including the results of its due diligence review of Independent.

•	The fact that Benjamin Franklin’s shareholders may receive dividend income from such investment in the future, which dividend income on an exchange basis is currently $0.42 per Benjamin Franklin share on an annual basis.

•	Benjamin Franklin’s board of directors’ belief that, given the current prospective environment in which Benjamin Franklin operates, including the economic, competitive and regulatory conditions facing financial institutions generally and the trend toward consolidation in the banking and financial services industries, pursuing the merger with Independent would be more beneficial to shareholders than continuing to operate as an independent financial institution.

•	The types of business that Independent conducts in the region, and the expanded service Independent can provide to Benjamin Franklin’s customers and the communities it serves.

•	The compatibility of the respective business philosophies and cultures of Benjamin Franklin and Independent.

•	The perceived ability of Independent to receive the requisite regulatory approvals in a timely manner.

•	Independent’s agreement that Benjamin Franklin representatives, including its President and Chief Executive Officer, would be elected to Independent’s board of directors.

•	The terms and conditions of the merger agreement, including the parties’ respective representations and warranties, the conditions to closing and termination provisions which the board believed provided adequate assurances about the current operations of Independent and its ability to consummate the merger in a timely manner without any extraordinary conditions.

•	The fact that the transaction eliminates the necessity and business risks associated with Benjamin Franklin undertaking the additional capital investment necessary to expand Benjamin Franklin’s product offerings as well as the expansion of its branch and technology infrastructure in order to continue to grow the business franchise and shareholder value.

•	The alternatives of Benjamin Franklin continuing as an independent community-focused banking company or combining with other potential merger partners, as compared to the effect of Benjamin Franklin combining with Independent pursuant to the merger agreement, and the determination that the transaction with Independent presented the best opportunity for maximizing shareholder value and achieving Benjamin Franklin’s other strategic goals.

•	The written opinion of KBW that the consideration to be received by the Benjamin Franklin shareholders pursuant to the merger agreement was fair to them from a financial point of view.

Negative Factors

•	The fact that the merger agreement provides for Benjamin Franklin’s payment of a $4.5 million termination fee to Independent if the merger agreement is terminated under certain limited circumstances, although this factor was mitigated somewhat by the fact that such circumstances would generally involve the receipt of an acquisition proposal from a third party.

•	The fact that the merger agreement limits Benjamin Franklin’s ability to solicit or discuss alternative transactions during the pendency of the merger, although this was mitigated by the fact that Benjamin Franklin’s board is permitted, in certain circumstances in the exercise of its fiduciary duties, to engage in discussions with parties who submit an unsolicited proposal.

•	The fact that the Benjamin Franklin shareholders will receive a fixed ratio of 0.59 shares of Independent common stock for each share of Benjamin Franklin common stock regardless of any decline in the market value of Benjamin Franklin common stock or Independent common stock before the completion of the merger, and the lack of any “walk-away” provision that would enable Benjamin Franklin to terminate the agreement based on a decline in the market price of Independent’s common stock, including a decline relative to the market prices of the common stock of peer institutions.

•	The potential job loss among Benjamin Franklin employees.

Some of Benjamin Franklin’s officers and directors may be deemed to have interests in the merger, described under “Interests of Benjamin Franklin’s Executive Officers and Directors in the Merger” beginning on page 65 of this document, that are in addition to or different from their interests as Benjamin Franklin’s shareholders generally. This discussion of the information and factors considered by Benjamin Franklin’s board of directors is not exhaustive, but includes all material factors considered by the board. In view of the wide variety of factors considered by Benjamin Franklin’s board of directors in connection with its evaluation of the merger and the complexity of these matters, Benjamin Franklin’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Benjamin Franklin’s board of directors evaluated the factors described above, including asking questions of Benjamin Franklin’s management and Benjamin Franklin’s legal and financial advisers, and reached the unanimous decision that the merger was in the best interests of Benjamin Franklin and its shareholders, its employees, its customers and the communities served by Benjamin Franklin. In considering the factors described above, individual members of Benjamin Franklin’s board of directors may have given different weights to different factors. Benjamin Franklin’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Opinion of Independent’s Financial Adviser

Independent’s board of directors retained Robert W. Baird & Co. Incorporated as its financial adviser in connection with the merger and to render an opinion as to the fairness, from a financial point of view, to Independent of the exchange ratio of 0.59 shares of Independent common stock for each share of Benjamin Franklin common stock to be paid by Independent pursuant to the terms of, and subject to the conditions set forth in, the merger agreement.

On November 8, 2008, Baird rendered its oral and written opinion to Independent’s board of directors to the effect that, subject to the contents of such opinion, including the various assumptions made, methodologies used, factors considered and limitations set forth therein, Baird was of the opinion that, as of such date, the exchange ratio to be paid by Independent was fair, from a financial point of view, to Independent. Baird was not requested to express, and did not express, any opinion with respect to any of the other terms, conditions, determinations or actions with respect to the merger.

As a matter of policy, Baird’s opinion was approved by its fairness committee, a majority of the members of which were not involved in providing financial advisory services on Baird’s behalf to Independent in connection with the merger.

The full text of Baird’s written opinion, dated November 8, 2008, which sets forth the assumptions made, general procedures followed, methodologies used, factors considered and limitations upon the scope of review undertaken by Baird in rendering its opinion, is attached as Annex B and is incorporated herein by reference in its entirety. Baird’s opinion is directed only to the fairness, as of the date of the opinion and from a financial point of view, to Independent of the exchange ratio to be paid by Independent in the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the merger, the merger agreement proposal or any other matter. The summary of Baird’s opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Annex B. Independent shareholders are urged to read the opinion carefully in its entirety. Baird has not assumed any responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion.

In conducting its investigation and analyses and in arriving at its opinion, Baird reviewed such information and took into account such financial and economic factors, investment banking procedures and considerations as Baird deemed relevant under the circumstances. In that connection, Baird, among other things:

(i) reviewed certain internal information, primarily financial in nature, including financial forecasts (the “Forecasts”), concerning the business and operations of Benjamin Franklin and Independent and the strategic and operating benefits and cost savings and synergies associated with the merger (the “Synergies”), all as prepared and furnished to Baird by senior management of Independent for purposes of Baird’s analysis;

(ii) reviewed certain publicly available information including, but not limited to, Benjamin Franklin’s and Independent’s then recent filings with certain regulatory agencies and with the Securities and Exchange Commission, as well as then recent equity analyst research reports covering Independent and Benjamin Franklin prepared by various investment banking firms, including Baird;

(iii) reviewed the exchange ratio set forth in the draft merger agreement in the form presented to Independent’s board of directors;

(iv) compared the financial position and operating results of Benjamin Franklin and Independent with those of other publicly traded companies Baird deemed relevant and considered the market trading multiples of such companies;

(v) compared the historical market prices and trading activity of Benjamin Franklin and Independent common stock with those of other publicly traded companies Baird deemed relevant;

(vi) compared the exchange ratio with the financial terms of other business combinations Baird deemed relevant;

(vii) considered the present values of the forecasted cash flows of Benjamin Franklin as set forth in the Forecasts; and

(viii) reviewed certain potential pro forma financial effects of the merger as prepared and provided to Baird by senior management of Independent.

Prior to rendering its opinion, Baird held discussions with members of Benjamin Franklin’s and Independent’s respective senior managements concerning Benjamin Franklin’s and Independent’s historical and then current financial condition and operating results, as well as the then expected future prospects of Benjamin Franklin and Independent, respectively. Baird also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant for the preparation of its opinion.

In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of Benjamin Franklin and Independent, including the Forecasts, the Synergies and the potential pro forma financial effects of the merger. Baird was not engaged to independently verify, and did not assume any responsibility to verify, assumed no liability for, and expressed no opinion on, any such information or the estimates or judgments on which they were based, and Baird assumed that neither Benjamin Franklin nor Independent was aware of any information prepared by it or its advisers that might be material to Baird’s opinion that was not provided to Baird. Baird also assumed that:

(i) all material assets and liabilities (contingent, derivative, off-balance sheet or otherwise, known or unknown) of Benjamin Franklin and Independent were as set forth in their respective financial statements;

(ii) the financial statements of Benjamin Franklin and Independent provided to Baird presented fairly the results of operations, cash flows and financial condition of Benjamin Franklin and Independent, respectively, for the periods and as of the dates indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied;

(iii) the Forecasts for Benjamin Franklin and Independent were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Independent’s senior management as to the future performance of Benjamin Franklin and Independent, and Baird relied upon such Forecasts, without independent verification, in the preparation of its opinion;

(iv) the Synergies and potential pro forma financial effects of the merger, all as then contemplated by Independent’s senior management, would be realized in the amounts and over the time periods then contemplated by Independent’s senior management, without independent verification;

(v) the merger would be consummated in accordance with the terms and conditions of the draft merger agreement presented to Independent’s board of directors without any material amendment thereto and without waiver by any party of any of the material conditions to their respective obligations thereunder;

(vi) in all respects material to Baird’s analysis, the representations and warranties contained in the draft merger agreement presented to Independent’s board of directors were true and correct and that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement; and

(vii) all material corporate, governmental, regulatory or other consents and approvals required to consummate the merger have been or will be obtained without impacting the exchange ratio, the terms and conditions of the merger or the conclusions reached from Baird’s review of the information described above.

Baird relied as to all legal and tax matters regarding the merger on the advice of counsel to Independent. In conducting its review, Baird did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) or solvency of Benjamin Franklin or Independent, including particularly any mark-to-market balance sheet adjustments resulting from the merger, market conditions or otherwise, nor did Baird make a physical inspection of the properties or facilities of Benjamin Franklin or Independent. Baird did not make an independent evaluation of the adequacy of the allowance for loan losses of Benjamin Franklin or Independent and Baird did not review any individual credit files relating to Benjamin Franklin or Independent. Baird assumed, without independent verification, that the respective allowances for loan losses for both Benjamin Franklin and Independent were adequate to cover such losses. Baird did not consider the impacts of merger costs, including certain change-in-control and severance payments payable to certain of Benjamin Franklin’s executives and employees, in connection with Baird’s evaluation of the exchange ratio. Moreover, Baird expressed no opinion about the fairness of the compensation to any officers, directors or employees of Independent or Benjamin Franklin, or any class of such persons, relative to the exchange ratio, Independent’s shareholders or otherwise. In each case above, Baird made the assumptions and took the actions or inactions above with Independent’s consent.

Baird’s opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated as of the date of its opinion, and Baird’s opinion did not predict or take into account any changes which may occur, or information which may become available, after such date. Furthermore, Baird expressed no opinion as to the price or trading range at which any of Benjamin Franklin’s or Independent’s securities (including Benjamin Franklin common stock and Independent common stock) would trade following the date of its opinion, including any earnings or ownership dilution that may result from Independent’s issuance of its common stock in the merger. Although subsequent developments may affect the aggregate dollar value of the Independent common stock to be issued pursuant to the exchange ratio, Baird does not have any obligation to update, revise or reaffirm its opinion. Moreover, Baird’s opinion stated that the unprecedented nature of the current market conditions for financial service companies and, in particular, financial institutions, banks and bank holding companies, and their uncertain future potential impact on the value, volatility and viability of such types of financial institutions, including Independent and/or Benjamin Franklin, may render many customary and accepted valuation criteria and metrics less reliable as traditional measures of assessing the fairness, from a financial point of view, of a transaction such as the merger.

Baird’s opinion was prepared at the request and solely for the information of Independent’s board of directors. Baird’s opinion was only one of many factors considered by Independent’s board of directors in its evaluation of the merger and should not be viewed as being determinative of the views of Independent with respect to the merger or the exchange ratio. Baird’s opinion did not address the relative merits of: (i) the merger, the merger agreement or any other agreements or other matters provided for or contemplated by the merger agreement; (ii) any other transactions that may be or might have been available as an alternative to the merger; or (iii) the merger compared to any other potential alternative transactions or business strategies considered by Independent’s board of directors and, accordingly, Baird relied upon discussions with the senior management of Independent with respect to the availability and consequences of any alternatives to the merger. Baird was not requested to, and did not, recommend a specific exchange ratio or the agreed upon exchange ratio, which was determined through negotiations between Independent and Benjamin Franklin.

The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion, which is qualified in its entirety by reference to the full text of such opinion attached as Annex B and to the other disclosures contained in this section. The following summary, however, does not purport to be a complete description of the financial analyses performed by Baird. The order of analyses described below does not represent any relative importance or weight given to the analyses performed by Baird. Some of the summaries of the financial analyses include information presented in a tabular format. These tables must be read together with the full text of each summary. The tables alone are not a complete description of Baird’s financial analyses. Except as otherwise noted, the following quantitative information was based on market and financial data as it existed on or before November 7, 2008 and September 30, 2008, respectively, and is not necessarily indicative of current or future market conditions.

Implied Valuation, Transaction Multiples and Transaction Premiums

Based on the exchange ratio of 0.59 shares of Independent common stock for each share of Benjamin Franklin common stock and Independent’s stock price of $26.73 as of November 7, 2008, the implied “per share purchase price” of Benjamin Franklin common stock pursuant to the merger as of such date was $15.77 per share. Baird calculated the implied “equity purchase price” (defined as the per share purchase price multiplied by the total number of fully diluted common shares outstanding of Benjamin Franklin, including gross shares issuable upon the exercise of stock options and warrants, less assumed option and warrant proceeds) of Benjamin Franklin pursuant to the merger to be approximately $125 million. Baird then calculated the multiples of the per share purchase price to Benjamin Franklin’s diluted earnings per share (“EPS”) for the last 12 months (“LTM”) ended on September 30, 2008 and Benjamin Franklin’s book value per share (“BVPS”) and tangible book value per share (“TBVPS”) at September 30, 2008, as provided to Baird by the senior management of Independent and Benjamin Franklin. Baird also calculated the core deposit premium for the transaction where core deposit premium was defined as transaction value less tangible book value divided by core deposits. Core deposits were defined as total deposits less time deposits greater than $100,000 and brokered deposits. These transaction multiples are summarized in the table below:

Transaction Metric	Multiple

Price/LTM Diluted EPS	25.0	x
Price/BVPS	114.2%
Price/TBVPS	172.0%
Core Deposit Premium	9.7%

Baird reviewed the historical price and trading activity of Benjamin Franklin common stock and noted that the high, low and volume-adjusted average closing prices for Benjamin Franklin common stock were $16.93, $9.80 and $13.88, respectively, over the last three years. In addition, Baird noted that the Benjamin Franklin common stock outperformed an index of selected companies (listed below) on a total return basis over the last three years.

Benjamin Franklin Selected Publicly Traded Company Analysis

In choosing comparable companies to analyze, Baird selected a peer group of publicly traded thrifts operating in the New England region of the United States with assets between $500 million and $3 billion and a ratio of non-performing assets to assets of less than 1.5%. The selected comparable companies for Benjamin Franklin included:

• Berkshire Hills Bancorp, Inc.	• Legacy Bancorp, Inc.
• Brookline Bancorp, Inc.	• LSB Corporation
• Chicopee Bancorp, Inc.	• New England Bancshares, Inc.
• Danvers Bancorp, Inc.	• New Hampshire Thrift Bancshares, Inc.
• Hampden Bancorp, Inc.	• United Financial Bancorp, Inc.
• Hingham Institution for Savings	• Westfield Financial, Inc.

Baird chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Benjamin Franklin operates. Baird noted that none of the companies reviewed was identical to Benjamin Franklin and that, accordingly, the analysis of such companies necessarily involved complex qualitative considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.

To perform this analysis, Baird used financial information at or for the LTM ended on September 30, 2008, if available (and if not available, used financial information as of June 30, 2008), as indicated in the tables below. Market price information was as of November 7, 2008. Certain financial data prepared by Baird, and as referenced in the tables presented below, may not correspond to the data presented in Benjamin Franklin’s and Independent’s historical financial statements, or to the data prepared by KBW presented under the section “Opinion of Benjamin Franklin’s Financial Adviser,” as a result of the different periods, assumptions and methods used by Baird to compute the financial data presented.

Baird’s analysis showed the following concerning Benjamin Franklin’s financial performance:

		Benjamin	Benjamin	Benjamin	Benjamin
		Franklin	Franklin	Franklin	Franklin
		Peer	Peer	Peer	Peer
	Benjamin	Group	Group	Group	Group
Financial Performance Measures(1):	Franklin	Median	Mean	Maximum	Minimum

Return on Average Equity	4.34%	1.69%	1.97%	10.38%	(8.98)%
Return on Average Assets	0.49%	0.32%	0.29%	0.81%	(0.79)%
Net Interest Margin	3.06%	3.17%	3.11%	3.43%	2.56%
Efficiency Ratio	73.80%	69.25%	75.84%	112.09%	51.82%

(1)	Calculated for the LTM period ended September 30, 2008.

Baird’s analysis showed the following concerning Benjamin Franklin’s financial condition:

		Benjamin	Benjamin	Benjamin	Benjamin
		Franklin	Franklin	Franklin	Franklin
		Peer	Peer	Peer	Peer
	Benjamin	Group	Group	Group	Group
Financial Condition Measures(1):	Franklin	Median	Mean	Maximum	Minimum

Total Risk-Based Capital Ratio	11.74%	16.55%	19.93%	45.79%	10.18%
Tangible Equity to Tangible Assets	7.48%	13.35%	13.20%	25.46%	5.48%
Non-Performing Assets to Assets	0.90%	0.50%	0.55%	1.14%	0.26%
Reserves to Loans	1.01%	1.05%	1.05%	1.38%	0.67%

(1)	Calculated at September 30, 2008 or June 30, 2008.

Baird’s analysis showed the following concerning Benjamin Franklin’s market performance:

			Benjamin		Benjamin		Benjamin		Benjamin
			Franklin		Franklin		Franklin		Franklin
			Peer		Peer		Peer		Peer
	Benjamin		Group		Group		Group		Group
Market Performance Measures:	Franklin		Median		Mean		Maximum		Minimum

Price to LTM Diluted EPS(1)(2)	20.7	x	13.7	x	19.7	x	34.3	x	10.1	x
Price to BVPS(3)	94.5%		90.7%		95.0%		135.0%		67.6%
Price to TBVPS(3)	142.3%		106.9%		111.6%		181.9%		78.3%

(1)	Calculated based upon the closing stock price as of November 7, 2008 and earnings for the LTM period ended September 30, 2008.

(2)	Benjamin Franklin Peer Group Median, Maximum and Minimum exclude multiples greater than 50.0x.

(3)	Calculated based upon the closing stock price as of November 7, 2008 and at September 30, 2008.

Baird then compared the transaction multiples implied in the merger with the corresponding trading multiples for the selected companies. A summary of the implied multiples is provided in the table below:

	Implied Transaction		Selected Company Multiples
September 30, 2008	Multiples per Share		Median		Mean		Maximum		Minimum

LTM Diluted EPS	25.0	x	13.7	x	19.7	x	34.3	x	10.1	x
BVPS	114.2%		90.7%		95.0%		135.0%		67.6%
TBVPS	172.0%		106.9%		111.6%		181.9%		78.3%

In addition, Baird calculated the implied exchange ratios based on the trading multiples of the selected public companies and compared such values to the exchange ratio of 0.59 in the merger. The implied exchange ratios, based on the multiples that Baird deemed relevant, are summarized in the table below:

	Benjamin Franklin	Implied Exchange Ratio(1)
September 30, 2008	per Share	Median	Mean	Maximum	Minimum

LTM Diluted EPS	$0.63	0.32	0.46	0.81	0.24
BVPS	$13.81	0.47	0.49	0.70	0.35
TBVPS	$9.17	0.37	0.38	0.62	0.27

(1)	Based on Independent’s stock price of $26.73 per share as of November 7, 2008.

Benjamin Franklin Selected Acquisition Analysis

Baird reviewed publicly available information for 10 transactions it deemed relevant involving, as acquired institutions, publicly traded thrifts based in the New England region of the United States that were announced from November 1, 2003 to November 7, 2008 with target assets greater than $150 million. The group of selected acquisition transactions is listed below:

Acquiror	Target

• Eastern Bank Corporation	• MASSBANK Corp.
• Assabet Valley Bancorp	• Westborough Financial Services, Inc.
• Webster Financial Corporation	• NewMil Bancorp, Inc.
• Berkshire Hills Bancorp Inc.	• Woronoco Bancorp, Inc.
• Benjamin Franklin Bancorp, MHC	• Chart Bank, A Co-op Bank
• Brookline Bancorp, Inc.	• Mystic Financial, Inc.
• Banknorth Group, Inc.	• BostonFed Bancorp, Inc.
• Sovereign Bancorp, Inc.	• Seacoast Financial Services Corporation
• Independent Bank Corp.	• Falmouth Bancorp, Inc.
• Banknorth Group, Inc.	• Foxborough Savings Bank

Baird chose these acquisition transactions based on a review of completed acquisition transactions involving target companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Benjamin Franklin operates. Baird noted that none of the acquisition transactions or subject target companies reviewed was identical to the merger or Benjamin Franklin, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involved complex qualitative considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.

For each transaction, Baird calculated multiples of each target company’s purchase price per share to its LTM diluted EPS and its BVPS and TBVPS. In addition, Baird calculated the core deposit premium of each transaction where core deposit premium was defined as transaction value less tangible book value divided by core deposits. Core deposits were defined as total deposits less time deposits greater than $100,000 and brokered deposits. Baird also calculated the acquisition premiums paid in such transactions where the target companies were publicly traded. Baird then compared the transaction multiples and premiums implied in the merger with the corresponding acquisition transaction multiples and premiums for the selected acquisition transactions. Stock market and historical financial information for each selected transaction was based on publicly available information as of the date of each respective transaction. A summary of the implied multiples and premiums is provided in the tables below:

	Implied Transaction		Selected Acquisition Multiples
	Multiples per Share		Median		Mean		Maximum		Minimum

LTM Diluted EPS	25.0	x	29.4	x	30.4	x	58.7	x	19.2	x
BVPS	114.2%		208.2%		222.9%		319.3%		155.7%
TBVPS	172.0%		225.4%		251.6%		396.0%		157.3%
Core Deposit Premium	9.7%		14.5%		19.0%		35.1%		11.4%

		Implied
Time Prior to	Benjamin Franklin	Transaction	Selected Acquisition Multiples
Announcement	Stock Price	Premium(1)	Median	Mean	Maximum	Minimum

1-Trading Day	$13.05	20.8%	13.9%	15.3%	41.8%	(1.6)%
6-Trading Days	$12.99	21.4%	18.1%	17.8%	48.1%	(1.7)%
1-Month	$11.25	40.2%	28.7%	25.2%	36.6%	2.8%
3-Months	$11.52	36.9%	25.2%	22.9%	51.3%	(6.1)%
1-Year	$14.45	9.1%	47.3%	47.4%	85.7%	8.9%

(1)	Based on the implied per share purchase price of $15.77 as of November 7, 2008 by the exchange ratio in the merger.

In addition, Baird calculated the implied exchange ratios based on the acquisition transaction multiples of the selected acquisition transactions and compared such values to the exchange ratio of 0.59 in the merger. The implied exchange ratios, based on the multiples that Baird deemed relevant, are summarized in the table below:

	Benjamin Franklin	Implied Exchange Ratio(1)
	per Share	Median	Mean	Maximum	Minimum

LTM EPS(2)	$0.63	0.69	0.72	1.38	0.45
BVPS(2)	$13.81	1.08	1.15	1.65	0.80
TBVPS(2)	$9.17	0.77	0.86	1.36	0.54
Core Deposit Premium	N/A	0.73	0.85	1.28	0.63

(1)	Based on Independent’s stock price of $26.73 per share as of November 7, 2008.

(2)	Benjamin Franklin per share data as of September 30, 2008.

Benjamin Franklin Discounted Cash Flow Analysis

Baird performed a discounted cash flow analysis to estimate a range of implied exchange ratios for Benjamin Franklin. In this analysis, Baird assumed discount rates ranging from 11.5% to 15.5% to derive: (i) the present value of the estimated free cash flows that Benjamin Franklin could generate over the five-year period beginning April 2009 and ending March 2014, including certain expenses and Synergies forecasted by Independent’s management as a result of the merger, and assuming excess capital generated at time zero after a target tangible equity to tangible asset ratio of 6.0% and (ii) the present value of Benjamin Franklin’s terminal value calculated in year five. Terminal values for Benjamin Franklin were calculated based on a range of 11.0x to 15.0x estimated Benjamin Franklin earnings for the LTM ending March 31, 2015. In performing this analysis, Baird used Independent and Benjamin Franklin managements’ standalone earnings estimates for Benjamin Franklin for the five-year period. Certain data was adjusted to account for certain restructuring charges anticipated by Independent’s management to result from the merger and Independent’s management’s assumptions of the Synergies resulting from the merger. Based on these assumptions, Baird derived a range of implied exchange ratios from 0.54 to 0.79, as compared to the exchange ratio of 0.59 in the merger.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Benjamin Franklin.

Pro Forma Merger Analysis

Baird analyzed the estimated financial impact of the merger on Independent’s 2009 and 2010 estimated diluted EPS. For Independent, Baird used Independent’s management’s estimates of diluted EPS for 2009 and 2010; for Benjamin Franklin, Baird used Independent’s and Benjamin Franklin’s managements’ standalone estimates of EPS for 2009 and 2010. In addition, Baird assumed that the merger would result in Synergies equal to Independent’s management’s estimates. Based on its analysis and such assumptions, Baird determined that the merger would be accretive to Independent’s diluted EPS in 2009 and 2010, excluding Independent’s management’s estimated one-time after-tax transaction charges expected to occur in 2009.

Furthermore, the analysis indicated that Independent’s leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio would all remain above regulatory minimums for well capitalized institutions. This analysis was based on internal projections provided by Independent’s and Benjamin Franklin’s senior management teams. For all of the above analysis, the actual results achieved by Independent following the merger may vary from the projected results, and the variations may be material.

Contribution Analysis

Baird analyzed Independent’s and Benjamin Franklin’s relative contribution to the combined company in terms of assets, gross loans, deposits, tangible equity and 2009 generally accepted accounting principles estimated earnings as provided by the managements of Independent and Benjamin Franklin. As a result of the merger and the number of shares of Independent common stock to be issued in the merger pursuant to the exchange ratio, Benjamin Franklin shareholders will own approximately 22% of the pro forma outstanding Independent common stock. Independent’s and Benjamin Franklin’s contributions to the combined company are summarized in the table below:

Category	Independent	Benjamin Franklin

Assets(1)	78.0%	22.0%
Gross Loans(1)	79.2%	20.8%
Deposits(1)	79.3%	20.7%
Tangible Equity(1)	71.6%	28.4%
2009 Estimated Earnings (GAAP)(2)	85.7%	14.3%
Estimated Pro Forma Ownership	77.8%	22.2%

(1)	As of September 30, 2008.

(2)	Based on standalone estimates provided by the managements of Independent and Benjamin Franklin.

Note:	Except for estimated pro forma ownership, contribution percentages do not include purchase accounting adjustments.

Other Analyses

Baird reviewed the relative financial and market performance of Independent and Benjamin Franklin to a variety of relevant industry peer groups and indices. Baird also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Independent.

The foregoing summary does not purport to be a complete description of the analyses performed by Baird or its presentations to Independent’s board of directors. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of such analyses and other factors considered by Baird, without considering all of such analyses and factors, could create an incomplete and/or misleading view of the processes and judgments underlying the analyses performed and conclusions reached by Baird and its opinion. Baird did not attempt to assign specific weights to any particular analyses, but rather made qualitative judgments as to the significance and relevance of each analysis. In its analysis, Baird made numerous assumptions with respect to industry performance, general business, financial and economic conditions and other matters, many of which are beyond the control of Baird. Because these assumptions are inherently subject to uncertainty, Baird does not assume any responsibility or liability if future results are materially different from such assumptions. Any estimates contained in Baird’s analyses are not necessarily indicative of actual results or values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume any responsibility or liability for their accuracy.

As part of its investment banking business, Baird is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As compensation for its services in connection with the merger, Baird received a fairness opinion fee of $150,000, which was paid upon delivery of its opinion, and a financial advisory fee of $150,000, which was paid upon execution of the merger agreement. Baird also will receive a transaction fee of $300,000 upon closing of the merger. Baird also will receive a fee if Independent receives a termination fee from Benjamin Franklin. In addition, Independent has agreed to reimburse Baird for reasonable out-of-pocket expenses and to indemnify Baird against certain liabilities that may arise out of its engagement, including liabilities under the federal securities laws. In the past, Baird has provided investment banking and financial advisory services to Independent for which Baird received customary compensation. Specifically, within the past two years, Baird provided investment banking and financial advisory services to Independent in connection with Independent’s issuance of $30 million of subordinated debentures and its acquisition of Slade’s Ferry Bancorp. in 2008. Baird received customary fees from Independent in connection with its financial advisory role in Independent’s acquisition of Slade’s Ferry Bancorp. Baird received a customary referral fee from the purchaser of Independent’s subordinated debentures. Baird has never provided investment banking or financial advisory services to Benjamin Franklin.

Baird is a full service securities firm. As such, in the ordinary course of its business, Baird may from time to time trade the securities of Independent or Benjamin Franklin for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Baird has in the past prepared equity analyst research reports from time to time regarding Independent, and likely will continue to do so in the future.

Opinion of Benjamin Franklin’s Financial Adviser

On May 7, 2008 Benjamin Franklin engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services to Benjamin Franklin. Pursuant to that engagement, KBW agreed to assist Benjamin Franklin in assessing the fairness, from a financial point of view, of the merger with Independent to the shareholders of Benjamin Franklin. Benjamin Franklin selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Benjamin Franklin and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.

As part of its engagement, a representative of KBW attended the meeting of the Benjamin Franklin board held on November 8, 2008, at which the Benjamin Franklin board evaluated the proposed merger with Independent. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date, the exchange ratio offered to Benjamin Franklin shareholders in the merger was fair from a financial point of view. The Benjamin Franklin board approved the merger agreement at this meeting.

The full text of KBW’s written opinion is attached as Annex C to this document and is incorporated herein by reference. Benjamin Franklin shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the Benjamin Franklin board and addresses only the fairness, from a financial point of view, of the consideration offered to the Benjamin Franklin shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Benjamin Franklin shareholder as to how the shareholder should vote at the Benjamin Franklin special meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things,

•	the merger agreement,

•	Annual Reports to shareholders and Annual Reports on Form 10-K for the three years ended December 31, 2007 of Independent,

•	Quarterly Reports on Form 10-Q of Independent,

•	Annual Reports to shareholders and Annual Reports on Form 10-K for the three years ended December 31, 2007 of Benjamin Franklin, and

•	Quarterly Reports on Form 10-Q of Benjamin Franklin;

•	held discussions with members of senior management of Benjamin Franklin and Independent regarding

•	past and current business operations,

•	regulatory relations,

•	financial condition and

•	future prospects of their respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for Benjamin Franklin and Independent and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of Benjamin Franklin and Independent as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Independent and Benjamin Franklin are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Independent or Benjamin Franklin, nor did it examine or review any individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by Benjamin Franklin’s and Independent’s senior management teams. Benjamin Franklin and Independent do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as an acquisition under generally accepted accounting principles, and that the conversion of Benjamin Franklin’s common stock into Independent common stock will be tax-free for Independent and Benjamin Franklin. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Benjamin Franklin common stock or shares of Independent common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Benjamin Franklin and Independent. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Benjamin Franklin board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Benjamin Franklin board with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by KBW to the Benjamin Franklin board on November 8, 2008, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Benjamin Franklin board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal

The terms of the merger agreement call for each outstanding share of Benjamin Franklin common stock to be converted into 0.59 shares of Independent common stock. Based on Independent’s closing stock price on November 7, 2008 of $26.73, the exchange ratio represents a value of $15.77 per share to Benjamin Franklin.

Selected Peer Group Analysis

Using publicly available information, KBW compared the financial performance, financial condition and market performance of Benjamin Franklin and Independent to the following depository institutions that KBW considered comparable to Benjamin Franklin and Independent.

Companies included in Benjamin Franklin’s peer group were:

Banks:	Thrifts:

Independent Bank Corp.	Berkshire Hills Bancorp, Inc.
Century Bancorp, Inc.	Brookline Bancorp, Inc.
Enterprise Bancorp, Inc.	Westfield Financial, Inc.
Wainwright Bank & Trust Company	Legacy Bancorp, Inc.
Cambridge Bancorp	Hingham Institution for Savings
LSB Corporation
Hampden Bancorp, Inc.
Central Bancorp, Inc.

Companies included in Independent’s peer group were:

Signature Bank	Lakeland Bancorp, Inc.
Harleysville National Corporation	Camden National Corporation
Community Bank System, Inc.	Intervest Bancshares Corporation
NBT Bancorp Inc.	Sterling Bancorp
Sun Bancorp, Inc.	Univest Corporation of Pennsylvania
Washington Trust Bancorp, Inc.

To perform this analysis, KBW used financial information as of the three month period ended September 30, 2008 except for the comparison of net charge offs to average loans, for which the twelve month period ended September 30, 2008 was used. Market price information was as of November 7, 2008. 2008 and 2009 earnings estimates were taken from a nationally recognized earnings estimate consolidator for comparable companies, except for Benjamin Franklin where KBW relied upon management’s estimates. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Benjamin Franklin and Independent’s historical financial statements, or to the data prepared by Baird presented under the section “Opinion of Independent’s Financial Adviser,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning Independent’s and Benjamin Franklin’s financial performance:

		Independent	Independent
		Peer Group	Peer Group
	Independent	Median	Average

Core Return on Average Assets	1.04%	0.91%	0.82%
Core Return on Average Equity	11.60%	9.70%	10.40%
Net Interest Margin	4.09%	3.28%	3.37%
Fee Income/Revenue	22.90%	27.10%	24.20%
Efficiency Ratio	62.60%	60.90%	59.40%

		Benjamin	Benjamin	Benjamin	Benjamin
		Franklin	Franklin	Franklin	Franklin
		Bank	Bank	Thrift	Thrift
	Benjamin	Peer Group	Peer Group	Peer Group	Peer Group
	Franklin	Median	Average	Median	Average

Core Return on Average Assets	0.50%	0.58%	0.76%	0.55%	0.52%
Core Return on Average Equity	4.60%	8.30%	9.70%	3.30%	4.60%
Net Interest Margin	3.13%	4.09%	3.72%	3.16%	3.11%
Fee Income/Revenue	15.00%	22.70%	16.50%	10.70%	12.40%
Efficiency Ratio	71.30%	70.80%	75.10%	63.00%	65.90%

KBW’s analysis showed the following concerning Independent’s and Benjamin Franklin’s financial condition:

		Independent	Independent
		Peer Group	Peer Group
	Independent	Median	Average

Equity/Assets	8.76%	8.51%	8.45%
Tangible Equity/Tangible Assets	5.32%	6.05%	6.16%
Loans/Deposits	101.70%	93.10%	91.40%
Core Deposits/Total Deposits	88.20%	86.60%	85.60%
Loan Loss Reserve/Loans	1.29%	1.25%	1.24%
Nonperforming Assets/Loans + OREO	0.69%	0.72%	1.36%
Last Twelve Months Net Charge-Offs/Average Loans	0.22%	0.32%	0.37%

		Benjamin	Benjamin	Benjamin	Benjamin
		Franklin	Franklin	Franklin	Franklin
		Bank	Bank	Thrift	Thrift
	Benjamin	Peer Group	Peer Group	Peer Group	Peer Group
	Franklin	Median	Average	Median	Average

Equity/Assets	10.86%	7.80%	7.63%	13.84%	13.70%
Tangible Equity/Tangible Assets	7.48%	6.79%	6.75%	10.07%	12.52%
Loans/Deposits	102.80%	96.20%	88.40%	113.30%	117.50%
Core Deposits/Total Deposits	84.20%	88.20%	86.80%	80.40%	79.20%
Loan Loss Reserve/Loans	1.01%	1.29%	1.38%	1.08%	1.07%
Nonperforming Assets/Loans + OREO	1.30%	0.56%	0.50%	0.82%	0.98%
Last Twelve Months Net Charge-Offs/Average Loans	0.04%	0.10%	0.16%	0.06%	0.11%

KBW’s analysis showed the following concerning Independent’s and Benjamin Franklin’s market performance:

			Independent		Independent
			Peer Group		Peer Group
	Independent		Median		Average

Stock Price/Book Value per Share	1.43	x	1.38	x	1.38	x
Stock Price/Tangible Book Value per Share	2.44	x	1.95	x	2.02	x
Stock Price/2008 Estimated GAAP EPS	13.40	x	14.70	x	15.20	x
Stock Price/2009 Estimated GAAP EPS	13.00	x	14.10	x	14.10	x
Dividend Yield	2.70%		3.70%		3.40%
2009 Dividend Payout Ratio	35.10%		44.40%		39.20%

			Benjamin		Benjamin		Benjamin		Benjamin
			Franklin		Franklin		Franklin		Franklin
			Bank		Bank		Thrift		Thrift
	Benjamin		Peer Group		Peer Group		Peer Group		Peer Group
	Franklin		Median		Average		Median		Average

Stock Price/Book Value per Share	0.94	x	0.99	x	1.11	x	0.95	x	0.93	x
Stock Price/Tangible Book Value per Share	1.42	x	1.03	x	1.34	x	1.03	x	1.06	x
Stock Price/2008 Estimated GAAP EPS	18.90	x	13.40	x	13.40	x	34.10	x	33.10	x
Stock Price/2009 Estimated GAAP EPS	17.20	x	13.00	x	13.00	x	27.50	x	25.40	x
Dividend Yield	2.50%		3.40%		3.60%		2.70%		3.60%
2009 Dividend Payout Ratio	42.10%		35.10%		35.10%		53.70%		59.00%

Comparable Transaction Analysis

KBW reviewed publicly available information related to selected comparably sized acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies with headquarters in the New England region (ME, NH, MA, VT, RI, and CT) and the Mid-Atlantic region (PA, NY, NJ, MD) announced after July 1, 2007, with aggregate transaction values between $25 million and $500 million. The transactions included in the groups were:

Acquiror	Bank Acquiree

Valley National Bancorp	Greater Community Bancorp
F.N.B. Corporation	Iron & Glass Bancorp, Inc.
S&T Bancorp, Inc.	IBT Bancorp, Inc.
Eagle Bancorp, Inc.	Fidelity & Trust Financial Corporation
Tompkins Financial Corporation	Sleepy Hollow Bancorp, Inc.
F.N.B. Corporation	Omega Financial Corporation
Independent Bank Corp.	Slade’s Ferry Bancorp.
Camden National Corporation	Union Bankshares Company
Community Bancorp.	LyndonBank
Cape Bancorp, Inc.	Boardwalk Bancorp, Inc.

Acquiror	Thrift Acquiree

Harleysville National Corporation	Willow Financial Bancorp, Inc.
Eastern Bank Corporation	MASSBANK Corp.
First Niagara Financial Group, Inc.	Great Lakes Bancorp, Inc.
National Penn Bancshares, Inc.	KNBT Bancorp, Inc.

Transaction multiples for the merger were derived from an offer price of $15.77 (based upon Independent’s closing share price on November 7, 2008) per share for Benjamin Franklin. For each precedent transaction, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	the earnings per share of the acquired company for the latest 12 months of results publicly available prior to the time the transaction was announced;

•	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•	tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•	market premium based on the latest closing price 1-day prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

			Comparable		Comparable
	Independent/		Bank		Thrift
	Benjamin		Transactions		Transactions
Transaction Price to:	Franklin Merger		Median		Median

Last Twelve Months Earnings per Share	25.0	x	23.1	x	22.8	x
Book Value	114.0%		199.0%		120.0%
Tangible Book Value	172.0%		218.0%		167.0%
Core Deposit Premium	8.8%		15.7%		9.4%
Market Premium(1)	20.8%		31.5%		18.0%

(1)	Based on Benjamin Franklin closing price of $13.05 on November 7, 2008.

No company or transaction used as a comparison in the above analysis is identical to Benjamin Franklin, Independent or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Contribution Analysis

KBW analyzed the relative contributions of Independent and Benjamin Franklin to the pro forma balance sheet and income statement items of the combined entity, including assets, common equity, tangible equity, deposits, loans, market capitalization, estimated 2008 net income and cash net income, and estimated 2009 net income and cash net income with and without estimated 2009 cost savings added to Benjamin Franklin’s earnings. KBW compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for Benjamin Franklin based on an exchange ratio of 0.59 given a 100% stock transaction. The results of KBW’s analysis are set forth in the following table.

Category	Independent	Benjamin Franklin

2008 Estimated Net Income	86.7%	13.3%
2008 Estimated Cash Net Income	85.2%	14.8%
2009 Estimated Net Income	85.8%	14.2%
2009 Estimated Net Income with Cost Savings	74.2%	25.8%
2009 Estimated Cash Net Income	84.4%	15.6%
2009 Estimated Cash Net Income with Cost Savings	73.4%	26.6%
Total Assets	78.0%	22.0%
Gross Loans	79.2%	20.8%
Total Deposits	79.3%	20.7%
Common Equity	74.1%	25.9%
Tangible Common Equity	71.6%	28.4%
Market Capitalization	81.0%	19.0%
Ownership at 100% Stock	78.5%	21.5%

Financial Impact Analysis

KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of Independent and Benjamin Franklin. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Independent. In the course of this analysis, KBW used earnings estimates for Independent for 2008 and 2009 from a nationally recognized earnings estimate consolidator and used earnings estimates for Benjamin Franklin for 2008 and 2009 from Benjamin Franklin’s management. This analysis indicated that the merger is expected to be accretive to Independent’s estimated earnings per share and cash earnings per share in 2009. Cash earnings were estimated by adding both the anticipated core deposit intangible amortization expense and Independent’s existing core deposit intangible expense to GAAP earnings. The analysis also indicated that the merger is expected to be accretive to book value per share and accretive to tangible book value per share for Independent and that Independent would maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by Independent following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis

KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Benjamin Franklin could provide to equity holders through 2013 on a stand-alone basis. In performing this analysis, KBW used earnings estimates for Benjamin Franklin for 2009 from Benjamin Franklin’s management and applied a range of long-term growth rates from 4.0% to 12.0% thereafter. The range of values was determined by adding (1) the present value of projected cash dividends to Benjamin Franklin shareholders from 2009 to 2013, assuming an annual dividend payout ratio (percentage of earnings per share payable to shareholders) of 42.1% and (2) the present value of the terminal value of Benjamin Franklin’s common stock. In calculating the terminal value of Benjamin Franklin, KBW applied multiples ranging from 12.0x to 16.0x to 2014 forecasted earnings. The dividend stream and the terminal value were discounted back to present value using an 11% discount rate calculated using the capital asset pricing model. This resulted in a range of values of Benjamin Franklin from $8.50 to $15.34 per share.

KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Benjamin Franklin.

Dividend Accretion Analysis

KBW calculated the increase in dividends per share for Benjamin Franklin by multiplying Independent’s annualized most recent dividend of $0.72 by the 0.59 exchange ratio, and dividing the product by Benjamin Franklin’s annualized most recent dividend of $0.32. The result was a 32.8% increase in dividends to Benjamin Franklin’s shareholders.

Other Analyses

KBW reviewed the relative financial and market performance of Benjamin Franklin and Independent to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Independent.

The Benjamin Franklin board has retained KBW as an independent contractor to act as financial adviser to Benjamin Franklin regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Benjamin Franklin and Independent. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Benjamin Franklin and Independent for KBW’s own account and for the accounts of its customers.

Benjamin Franklin and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Benjamin Franklin paid KBW a cash fee of $150,000 concurrently with the execution of the merger agreement, and agreed to pay a cash fee of $150,000 promptly after the mailing of this joint proxy statement/prospectus. Finally, Benjamin Franklin will pay to KBW at the time of closing of the merger a cash fee (“Contingent Fee”) equal to 1.00% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock and options of Benjamin Franklin in the merger, where “aggregate consideration” means the total amount of cash and the fair market value on the date of closing of the Independent common stock paid or payable by Independent to Benjamin Franklin’s shareholders and option holders in connection with the merger. The fees paid prior to the Contingent Fee payment will be credited against the Contingent Fee. Pursuant to the KBW engagement agreement, Benjamin Franklin also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain losses, claims, damages and liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

Regulatory Approvals Required to Complete the Merger

The merger is subject to the condition that all consents and approvals of any governmental authority required to consummate the merger and the other transactions contemplated by the merger agreement shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. The merger also is subject to the condition that none of such regulatory approvals shall impose a “Burdensome Condition,” which is defined in the merger agreement to mean any term, condition or restriction upon Independent or any of its subsidiaries that Independent reasonably determines would prohibit or materially limit the ownership or operation by Benjamin Franklin or any of its subsidiaries, or by Independent or any of its subsidiaries, of all or any material portion of the business or assets of Benjamin Franklin or any of its subsidiaries or Independent or its subsidiaries, or compel Independent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Benjamin Franklin or any of its subsidiaries or Independent or any of its subsidiaries.

The consents and approvals of governmental authorities that Independent and Benjamin Franklin believe are required to consummate the merger are as follows:

•	the approval of the Board of Bank Incorporation of the Commonwealth of Massachusetts to merge Merger Sub with and into Benjamin Franklin, with Benjamin Franklin becoming a wholly owned subsidiary of Independent;

•	confirmation from the Massachusetts Housing Partnership Fund (the “Housing Partnership Fund”) that Independent has made arrangements satisfactory to the Housing Partnership Fund; and

•	the approval or waiver of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956.

The parties have filed or will file all applications and notice materials necessary to obtain the regulatory approvals or non-objections required for consummation of the merger. The merger cannot be completed until the first three approvals and non-objections listed above have been obtained, are in full force and effect and all statutory waiting periods in respect thereof have expired. The merger may not be consummated until 30 days after the approval of the Federal Reserve Board (or such shorter period as the Federal Reserve Board may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board approval, unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board, and it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve Board regarding the merger’s competitive effects.

Independent and Benjamin Franklin cannot assure you that all required regulatory approvals or non-objections will be obtained, when they will be obtained or whether there will be conditions in the approvals or any litigation challenging the approvals. Independent and Benjamin Franklin also cannot assure you that the United States Department of Justice or the Attorney General of the Commonwealth of Massachusetts will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made. Independent and Benjamin Franklin are not aware of any other government approvals or actions that are required prior to the parties’ consummation of the merger. It is currently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Interests of Benjamin Franklin’s Executive Officers and Directors in the Merger

Benjamin Franklin’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of other Benjamin Franklin’s shareholders generally. The Benjamin Franklin board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement.

Equity Plans

All outstanding unvested Benjamin Franklin stock options will become fully vested upon approval of the merger agreement and the merger by Benjamin Franklin’s shareholders. With the exception of options held by Thomas R. Venables and Claire S. Bean, as described below, holders of Benjamin Franklin options will be given the opportunity to elect to exchange their options for options to purchase Independent common stock. The per share exercise price of such options will be adjusted by dividing such exercise price by the exchange ratio of 0.59 per share, and the number of shares covered by such options will be adjusted by multiplying the number of Benjamin Franklin shares covered by such option by 0.59. All options exchanged for options to purchase Independent common stock will remain outstanding until two years following the effective time of the merger, regardless of continuation of employment. If an option holder does not elect to exchange his or her Benjamin Franklin options for Independent options, such holder’s options will be cancelled upon consummation of the merger, and the holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of Benjamin Franklin common stock provided for by such option and (ii) the excess, if any, of (a) the closing value of the merger consideration over (b) the exercise price of the option. For this purpose, “closing value of the merger consideration” means the product of (x) the average closing prices of Independent common stock on the NASDAQ Global Select Market for the twenty-five (25) trading days ending on the fifth (5th) trading day immediately preceding the completion of the merger, multiplied by (y) the exchange ratio of 0.59 per share.

Pursuant to the merger agreement, Mr. Venables and Ms. Bean may not elect to exchange the options held by them into options to purchase Independent common stock. All options held by Mr. Venables and Ms. Bean will be cancelled in exchange for a cash payment, as described above.

The Benjamin Franklin shareholders’ approval of the merger will cause the acceleration of vesting of all outstanding unvested stock options under Benjamin Franklin’s 2006 Stock Incentive Plan. As of January 7, 2009, unvested stock options for approximately 328,696 shares of Benjamin Franklin common stock were outstanding under such plan. The Benjamin Franklin shareholders’ approval of the merger will also cause the acceleration of vesting of all outstanding unvested shares of restricted stock. As of January 7, 2009, 128,227 unvested shares of restricted stock were outstanding under such plan. At the effective time of the merger, each of the 128,227 currently unvested shares of Benjamin Franklin restricted stock outstanding under the 2006 Stock Incentive Plan will be converted into the right to receive 0.59 shares of Independent common stock. The merger agreement provides for the immediate termination of the tax-qualified employee stock ownership plan of Benjamin Franklin subject to, and effective upon, the consummation of the merger. See “Merger Agreement — Employee Benefits Matters” below.

The following table sets forth, as of January 7, 2009, the total number of options held by the named executive officers of Benjamin Franklin, the executive officers of Benjamin Franklin as a group and all non-employee directors of Benjamin Franklin as a group, as well as the value of cash payments to be received upon cancellation of such options assuming the option holder does not elect to exchange such options for options to purchase Independent common stock. In addition, the following table reflects the number of unvested shares of restricted stock held by the named executive officers of Benjamin Franklin, the executive officers of Benjamin Franklin as a group and all non-employee directors of Benjamin Franklin as a group which will vest as a result of the merger.

		Payment at
		Completion of	Number of	Value at Completion of
		Merger if Options	Currently	Merger of Currently
		are Cancelled	Unvested	Unvested Shares of
		(Before Deduction of	Shares of	Restricted Stock
	Number of	Withholding	Restricted	(Before Deduction of
Name	Options	Taxes)(1)	Stock	Withholding Taxes)(2)

Thomas R. Venables	113,500	$221,170	33,848	$533,783
Claire S. Bean	67,500	134,530	25,244	398,098
Rose M. Buckley	32,100	61,488	4,934	77,809
Mariane E. Broadhurst	26,900	51,732	4,934	77,809
Michael J. Piemonte	7,400	15,512	4,540	71,596

Executive Officers as a Group	247,400	484,432	73,500	1,159,095
Non-Employee Directors as a Group (13 Persons)	120,471	266,707	32,227	508,220

TOTAL	367,871	$751,139	105,727	$1,667,315

(1)	Calculated by multiplying the number of options by the amount of the excess of the implied per share purchase price of $15.77 as of November 7, 2008 over the exercise price of the options.

(2)	Calculated by multiplying the number of unvested shares of restricted stock by the implied per share purchase price of $15.77 as of November 7, 2008.

Settlement Agreements

Independent has agreed to honor Benjamin Franklin’s pre-existing employment agreements, change in control agreements and supplemental retirement agreements with Thomas R. Venables, Benjamin Franklin’s President and Chief Executive Officer, Claire S. Bean, Benjamin Franklin’s Executive Vice President and Chief Financial Officer, Mariane E. Broadhurst, Benjamin Franklin’s Senior Vice President and Retail Banking Officer, Rose M. Buckley, Benjamin Franklin’s Senior Vice President and Senior Lending Officer, Michael J. Piemonte, Benjamin Franklin’s Senior Vice President and Risk Management Officer, and two other Benjamin Franklin officers. In connection with the merger agreement, Independent and Benjamin Franklin have entered into settlement agreements (that include waiver and release provisions) with these officers for the purpose of setting forth, and avoiding any future disagreement with respect to, the lump sum payments and continuation of health insurance benefits that the executive officers are entitled to receive under their agreements with Benjamin Franklin. Pursuant to the settlement agreements, the pre-existing agreements will terminate at the closing of the merger (other than the survival of certain specified provisions) and the officers will look solely to the terms of the settlement agreements to determine their rights to receive severance and other payments and benefits related to the termination of their employment.

Under these settlement agreements, in settlement of certain portions of their existing employment agreements or change in control agreements with Benjamin Franklin, lump sum cash payments will be made immediately prior to closing to these executives, in the amount of $1,518,945 for Mr. Venables, $1,069,567 for Ms. Bean, $408,400 for Ms. Broadhurst, $449,600 for Ms. Buckley, $127,050 for Mr. Piemonte and $262,325 in aggregate for the other two Benjamin Franklin officers. The settlement agreements also confirm these officers’ rights under their existing employment and change-in-control agreements to receive continuation of their health benefits for the following periods: Mr. Venables and Ms. Bean — thirty-six (36) months; Ms. Broadhurst and Ms. Buckley — twenty-four (24) months; and Mr. Piemonte and the two other Benjamin Franklin officers — twelve (12) months. In the case of Mr. Venables and Ms. Bean, these payments will not be made directly to the officers but will be deposited into a trust, which will make the payments to the officers six months after closing.

Independent has also agreed to honor the supplemental retirement agreements (“SERPs”) between Benjamin Franklin and each of Mr. Venables and Ms. Bean. Pursuant to the settlement agreements with these executives, as full settlement of the SERPs, a payment will be made into a trust in an amount equal to approximately $6,969,394 and $3,351,884 for the benefit of Mr. Venables and Ms. Bean, respectively (with such payments to be distributed by the trust to the officers six months after closing). Each of Mr. Venables and Ms. Bean has also agreed to be bound by non-competition and non-solicitation provisions contained within their settlement agreements for a period of one (1) year following the merger for which they will be paid a total of $400,000 and $250,000, respectively, with such amount paid in equal monthly installments in arrears.

In addition, as provided in their existing employment agreements, Mr. Venables and Ms. Bean will be provided with an indemnification payment for the excise taxes imposed under Section 4999 of the Internal Revenue Code so that, after payment of the excise tax and all income and excise taxes imposed on the indemnification payments, the executive will retain the same or approximately the same net-after tax amounts that he or she would have retained if there were no 20% excise tax imposed under Section 280G. The amount of this indemnification payment is currently estimated to be approximately $3,397,209 for Mr. Venables and $1,768,726 for Ms. Bean. The amounts payable to Ms. Broadhurst, Ms. Buckley, Mr. Piemonte and the other two Benjamin Franklin officers will be reduced, if necessary, to ensure that no portion of the amounts payable to them would be subject to excise tax under Section 4999 of the Internal Revenue Code or would be non-deductible to the payor by reason of Section 280G of the Internal Revenue Code. It is not expected that any such reduction will be necessary.

Director Fee Continuation Plan.

Each non-employee director of Benjamin Franklin will be entitled to accelerated vesting and the receipt of a lump sum benefit under Benjamin Franklin’s existing director fee continuation plan. The lump sum benefit will be equal to the average total annual fees for services as a director received by the director for the three calendar years preceding the termination of the director’s services, multiplied by five. On average, the payments per director will be approximately $147,000, and range from a low of approximately $113,000 to a high of approximately $180,000.

Indemnification and Insurance

The merger agreement provides that Independent will indemnify and hold harmless the present and former officers and directors of Benjamin Franklin and its subsidiaries against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the merger, whether asserted or claimed prior to, at or after the effective date of the merger, to the extent such indemnified party would have been indemnified, as a director or officer of Benjamin Franklin or any of its subsidiaries under Benjamin Franklin’s bylaws. Independent will also continue to cover those persons for a period of six years following the effective date of the merger arising out of actions or omissions occurring at or prior to the merger, except that Independent is not required to expend more than 225% per year of the current amount expended by Benjamin Franklin to maintain such insurance.

THE MERGER AGREEMENT

The following summary describes certain aspects of the merger, including material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this document and is incorporated into this document by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger

Each of Benjamin Franklin’s board of directors and Independent’s board of directors has unanimously approved the merger agreement, which provides for the merger of Merger Sub, a newly formed, wholly owned subsidiary of Independent, with and into Benjamin Franklin. Benjamin Franklin will become a wholly owned subsidiary of Independent. Immediately following the merger, Benjamin Franklin will merge with and into Independent, with Independent continuing as the surviving corporation. Each share of Independent common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of Independent, and each share of Benjamin Franklin common stock issued and outstanding at the effective time of the merger will be converted into 0.59 shares of Independent common stock, as described below. See “— Consideration To Be Received in the Merger” below.

The merger agreement provides that Independent may change the structure of the merger as long as such change does not alter the kind or amount of merger consideration to be provided under the merger agreement, or materially delay or jeopardize receipt of any required regulatory approvals or adversely affect the tax treatment of Benjamin Franklin’s shareholders as a result of receiving the merger consideration.

Effective Time and Completion of the Merger

The merger will be completed and will become effective upon the acceptance for filing by the Secretary of the Commonwealth of Massachusetts of the articles of merger related to the merger. However, the parties may agree to a later time for completion of the merger and specify that later time in the articles of merger in accordance with Massachusetts law.

We currently expect that the merger will be completed in the second quarter of 2009, subject to Independent’s shareholders’ and Benjamin Franklin’s shareholders’ approval of the merger agreement and the transactions contemplated thereby, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, Benjamin Franklin and Independent will obtain the required approvals or complete the merger.

Board of Directors of Independent

Prior to completion of the merger, Independent’s board of directors will increase by three the number of directors constituting the entire board of directors, effective as of and contingent upon the occurrence of the effective time of the merger. Independent will elect Thomas R. Venables and two other Benjamin Franklin representatives (selected in Independent’s sole discretion from among the Benjamin Franklin directors other than Mr. Venables who meet the qualifications described in the merger agreement and Benjamin Franklin’s Chief Financial Officer) to fill the vacancies and thereby become directors of Independent, effective as of and contingent upon the occurrence of the effective time of the merger. One such director will be elected to serve a term to expire at the 2010 annual meeting of Independent’s shareholders and two directors will be elected to serve a term to expire at the 2011 annual meeting of Independent’s shareholders. Independent will use commercially reasonable efforts to nominate each of them for at least one additional three-year term so long as they remain qualified to serve.

Consideration to Be Received in the Merger

In the merger, each outstanding share of Benjamin Franklin common stock will be converted into the right to receive 0.59 shares of Independent common stock. Independent will not issue any fractional shares of its common stock in the merger, but will instead pay cash (determined on the basis of the average closing prices of Independent’s common stock during a twenty-five day measurement period ending five days before the closing of the merger) for any fractional share a Benjamin Franklin shareholder would otherwise receive after aggregating all of his or her shares.

Exchange of Benjamin Franklin Stock Certificates for Independent Stock Certificates

On or before the closing date of the merger, Independent will cause to be delivered to the exchange agent certificates representing the shares of Independent common stock to be issued in the merger. In addition, Independent will deliver to the exchange agent an aggregate amount of cash sufficient to be paid in lieu of fractional shares of Independent common stock. Independent has selected Computershare Limited to act as the exchange agent in connection with the merger.

If the merger is approved, Benjamin Franklin’s shareholders will receive separate instructions for the exchange of certificates representing Benjamin Franklin common stock. No later than five business days following the effective time of the merger, the exchange agent will mail to each Benjamin Franklin shareholder of record at the effective time of the merger who did not previously surrender Benjamin Franklin stock certificates, a letter of transmittal and instructions for use in surrendering the shareholder’s Benjamin Franklin stock certificates. When such Benjamin Franklin shareholders deliver their Benjamin Franklin stock certificates to the exchange agent along with a properly completed and duly executed letter of transmittal and any other required documents, their Benjamin Franklin stock certificates will be cancelled and in exchange they will receive:

•	an Independent stock certificate representing the number of whole shares of Independent common stock that they are entitled to receive under the merger agreement; and

•	a check representing the amount of cash that they are entitled to receive in lieu of fractional shares, if any.

No interest will be paid or accrued on any cash constituting merger consideration.

Benjamin Franklin’s shareholders are not entitled to receive any dividends or other distributions on Independent common stock with a record date after the closing date of the merger until they have surrendered their Benjamin Franklin stock certificates in exchange for an Independent stock certificate. After the surrender of their Benjamin Franklin stock certificates, Benjamin Franklin shareholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their Independent common stock.

Independent will only issue a stock certificate for Independent common stock or a check for cash in lieu of a fractional share in a name other than the name in which a surrendered Benjamin Franklin stock certificate is registered if the exchange agent is presented with all documents required to show and effect the unrecorded transfer of ownership, together with evidence that any applicable stock transfer taxes have been paid.

Stock Options and Restricted Stock

Stock Options

All outstanding unvested Benjamin Franklin stock options will become fully vested upon approval of the merger agreement and the merger by Benjamin Franklin’s shareholders. With the exception of options held by Thomas R. Venables and Claire S. Bean, as described below, holders of Benjamin Franklin options will be given the opportunity to elect to exchange their options for options to purchase Independent common stock. The per share exercise price of such options will be adjusted by dividing such exercise price by the exchange ratio of 0.59 per share, and the number of shares covered by such options will be adjusted by multiplying the number of Benjamin Franklin shares covered by such option by 0.59. All options exchanged for options to purchase Independent common stock will remain outstanding until two years following the effective time of the merger, regardless of continuation of employment. If an option holder does not elect to exchange his or her Benjamin Franklin options for Independent options, such holder’s options will be cancelled upon consummation of the merger, and the holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of Benjamin Franklin common stock provided for by such option and (ii) the excess, if any, of (a) the closing value of the merger consideration over (b) the exercise price of the option. For this purpose, “closing value of the merger consideration” means the product of (x) the average closing prices of Independent common stock on the NASDAQ Global Select Market for the twenty-five (25) trading days ending on the fifth (5th) trading day immediately preceding the completion of the merger, multiplied by (y) the exchange ratio of 0.59 per share

Pursuant to the merger agreement, Mr. Venables and Ms. Bean may not elect to exchange the options held by them into options to purchase Independent common stock. All options held by Mr. Venables and Ms. Bean will be cancelled in exchange for a cash payment, as described above.

The cash payment will be made without interest and will be net of all applicable withholding taxes. Benjamin Franklin will request each option holder who does not intend to elect to exchange his or her options for Independent stock options to provide a written acknowledgement of the cancellation of such options and payment for such options as described in this section. As of January 7, 2009, there were outstanding options to purchase 535,571 shares of Benjamin Franklin common stock.

Restricted Stock

All outstanding unvested shares of Benjamin Franklin restricted stock will become fully vested upon approval of the merger agreement and the merger by Benjamin Franklin’s shareholders. All of such shares will be treated as outstanding Benjamin Franklin shares for all purposes under the merger agreement, including for purposes of the holders’ right to receive the merger consideration. As of January 7, 2009, there were 128,227 shares of unvested Benjamin Franklin restricted stock outstanding.

Representations and Warranties

The merger agreement contains customary representations and warranties of Independent and Benjamin Franklin relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects or true and correct except to a de minimis extent, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect on the company making the representation or its ability to timely complete the merger and the bank merger. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in banking and similar laws of general applicability or interpretations thereof, (2) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or bank holding companies generally, (3) any modifications or changes to Benjamin Franklin’s valuation policies and practices in connection with the merger or restructuring charges taken in connection with the merger, in each case in accordance with generally accepted accounting principles and with Independent’s prior written consent, (4) changes after the date of the merger agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting Benjamin Franklin or Independent, including, but not limited to, changes in levels of interest rates generally, (5) the effects of compliance with the merger agreement on the operating performance of Benjamin Franklin or Independent, including the expenses incurred by Benjamin Franklin or Independent in consummation of the merger, and (6) the effects of any action or omission taken by Benjamin Franklin with the prior consent of Independent, and vice versa, or as otherwise expressly permitted or contemplated by the merger agreement.

The representations and warranties of each of Independent and Benjamin Franklin have been made solely for the benefit of the other party and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Each of Independent and Benjamin Franklin has made representations and warranties to the other regarding, among other things:

•	capital stock;

•	corporate matters, including due organization and qualification;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the filing of securities and regulatory reports, and the absence of investigations by regulatory agencies;

•	governmental filings and consents necessary to complete the merger;

•	absence of certain changes or events;

•	compliance with applicable laws;

•	regulatory capitalization;

•	loan, non-performing and classified assets;

•	trust business and fiduciary accounts;

•	the Community Reinvestment Act and anti-money laundering requirements;

•	accuracy of this joint proxy statement/prospectus;

•	legal proceedings;

•	broker’s fees payable in connection with the merger;

•	employee benefit matters;

•	labor matters;

•	environmental matters;

•	tax matters, including tax treatment of the merger; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, Benjamin Franklin has made other representations and warranties about itself and its subsidiaries to Independent as to:

•	organization and ownership of subsidiaries;

•	matters relating to certain contracts;

•	investment securities;

•	derivative transactions;

•	investment management;

•	repurchase agreements;

•	deposit insurance;

•	transactions with affiliates and insiders;

•	tangible properties and assets;

•	intellectual property;

•	insurance;

•	the inapplicability of state anti-takeover laws;

•	the receipt of a fairness opinion; and

•	transaction costs.

Conduct of Business Pending the Merger

Benjamin Franklin has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, Benjamin Franklin has agreed that it will, and will cause each of its subsidiaries to: (1) conduct its business in the ordinary course consistent with past practice; and (2) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, including retaining the services of key officers and key employees and the goodwill of customers and other parties. Benjamin Franklin further has agreed that, with certain exceptions, Benjamin Franklin will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions without the prior written consent of Independent:

•	issue, or enter into an agreement to issue, shares of common stock except pursuant to the exercise of Benjamin Franklin stock options outstanding as of the date of the merger agreement, accelerate the vesting of any rights to acquire shares of common stock, or change the number of, or provide for the exchange of, shares of Benjamin Franklin stock, any securities convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective date of the merger as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities;

•	declare, set aside or pay any dividends or other distributions on any shares of its capital stock, other than (1) dividends paid by any of the wholly owned subsidiaries of Benjamin Franklin to Benjamin Franklin or to any of its wholly owned subsidiaries, and (2) regular quarterly cash dividends at a rate not to exceed $0.08 per share;

•	enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee of Benjamin Franklin or any of its subsidiaries, or grant any salary or wage increase or increase any employee benefit plan or pay any incentive or bonus payments, subject to certain exceptions primarily intended to permit increases in compensation and the payment of bonuses in the ordinary course of business;

•	hire any person except for at-will employees at an annual rate of salary not to exceed $75,000 to fill vacancies that may arise from time to time in the ordinary course of business, or promote any employee, except to satisfy contractual obligations existing as of the date of the merger agreement;

•	with certain exceptions, enter into, establish, adopt, amend, modify or terminate any benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any current or former director, officer or employee;

•	except pursuant to agreements in effect as of the date of the merger agreement, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice;

•	sell, transfer, mortgage, pledge, encumber or otherwise dispose or discontinue any of its assets, deposits, business or properties other than in the ordinary course of business consistent with past practice;

•	acquire, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, all or any portion of the assets, business, deposits or properties of any other entity other than in the ordinary course of business consistent with past practice;

•	with certain exceptions, make any capital expenditures other than in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate unless consented to in writing by Independent (which consent will not be unreasonably delayed or withheld);

•	amend its articles of organization or bylaws or any equivalent documents of any Benjamin Franklin subsidiary;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or generally accepted accounting principles in the United States of America;

•	with certain exceptions, enter into, amend, modify or terminate any material contract, lease, or insurance policy;

•	enter into any settlement of any action, suit, proceeding, order or investigation to which Benjamin Franklin or any of its subsidiaries becomes party after the date of the merger agreement, which settlement involves payment of an amount exceeding $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Benjamin Franklin or its subsidiaries;

•	enter into any new material line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operative policies, except as required by applicable law, regulation or policies imposed by any governmental authority, or file any application or make any contract with respect to branching or site location or relocation;

•	enter into any derivatives transactions;

•	incur indebtedness or in any way assume the indebtedness of another person, except in the ordinary course of business;

•	with certain exceptions, acquire, sell or otherwise dispose of any debt security or equity investment unless consented to in writing by Independent (which consent will not be unreasonably delayed or withheld);

•	make or renew any loan, loan commitment, letter of credit or other extension of credit in excess of $2.5 million or in connection with collateral located outside of the Commonwealth of Massachusetts or in violation of Benjamin Franklin’s credit policies or procedures other than in the ordinary course of business consistent with recent past practice unless consented to in writing by Independent (which consent will not be unreasonably delayed or withheld);

•	make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof;

•	make or change any material tax election, file any material amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

•	commit any act or omission which constitutes a material breach or default of an agreement with any governmental authority or any other material agreement or license;

•	foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a condition or mater with respect to which liability will exceed $25,000 individually or $50,000 in the aggregate;

•	except as may be required by applicable law or regulation, take or fail to take any action which would result in (1) any of Benjamin Franklin’s representations and warranties in the merger agreement becoming untrue in any material respect, (2) any of the conditions to the merger not being satisfied, or (3) a material violation of any provision of the merger agreement;

•	repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock; or

•	enter into any contract with respect to, or otherwise agree to do any of the actions prohibited by the preceding bullet points.

Independent has agreed that, except with Benjamin Franklin’s prior written consent, Independent will not, among other things, undertake the following actions:

•	except as may be required by applicable law or regulation, take any action or fail to take any action that is intended or reasonably likely to result in: a delay in the consummation of the merger or the transactions contemplated by the merger agreement; any impediment to its ability to consummate the merger or the transactions contemplated by the merger agreement; any of its representations and warranties contained in the merger agreement becoming untrue in any material respect at or prior to the effective time; any of the conditions contained in the merger agreement not being satisfied; or a material violation of any provision of the merger agreement; or

•	enter into any contract with respect to, or otherwise agree to do any of the actions prohibited by the preceding bullet point.

Independent has also agreed to keep the Chief Executive Officer of Benjamin Franklin informed with respect to, and include him in board discussions relating to, any plans that Independent is seriously considering (and that would, if consummated, be commenced prior to or immediately following the closing of the merger) with respect to a material sale of additional shares of Independent capital stock or a material acquisition of another whole bank by merger or otherwise.

The merger agreement also contains mutual covenants relating to preparation of this document, access to information of the other company, public announcements with respect to the transactions contemplated by the merger agreement, regulatory filings and consents, notification of certain changes, information systems conversion, and coordination of dividends and agreements by Benjamin Franklin allowing Independent access to Benjamin Franklin’s customers and suppliers and to conduct environmental assessments of certain real property owned by Benjamin Franklin.

Shareholder Approval

Independent has agreed to convene a special meeting of its shareholders to consider and vote upon approval of the merger agreement. Independent agreed to use commercially reasonable efforts to convene the meeting within 45 days following the time when the registration statement becomes effective. Independent has agreed to take all lawful action to solicit shareholder approval of the merger agreement.

Benjamin Franklin has agreed to convene a special meeting of its shareholders to consider and vote upon approval of the merger agreement and any other matters required to be approved by Benjamin Franklin’s shareholders in order to permit consummation of the transactions contemplated by the merger agreement. Benjamin Franklin agreed to use commercially reasonable efforts to convene the meeting within 45 days following the time when the registration statement becomes effective. Benjamin Franklin has agreed to take all lawful action to solicit shareholder approval of the merger agreement, although under certain circumstances Benjamin Franklin’s board of directors may recommend to Benjamin Franklin’s shareholders a Superior Proposal (as defined below) in the exercise of its fiduciary duties, as described below under “— No Solicitation of Alternative Transactions.”

Under the merger agreement, Independent’s board of directors must, at all times prior to and during the special meeting, recommend approval of the merger agreement and may not withhold, withdraw, amend or modify its recommendation in any manner adverse to Benjamin Franklin or take any other action or make any other public statement inconsistent with its recommendation.

Under the merger agreement, Benjamin Franklin’s board of directors must, at all times prior to and during the special meeting, recommend approval of the merger agreement by Benjamin Franklin’s shareholders and may not withhold, withdraw, amend or modify its recommendation in any manner adverse to Independent or take any other action or make any other public statement inconsistent with its recommendation, except as and to the extent described below under “— No Solicitation of Alternative Transactions.” Notwithstanding any change in recommendation, the merger agreement must be submitted to Benjamin Franklin’s shareholders for their approval.

No Solicitation of Alternative Transactions

With certain exceptions described below, Benjamin Franklin has agreed that it, its subsidiaries and their officers and directors will not, and Benjamin Franklin will use its reasonable best efforts to cause each of its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal (as defined below);

•	participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to a Acquisition Proposal to, any party that has made or, to the knowledge of Benjamin Franklin, is considering making an Acquisition Proposal; or

•	engage in discussions regarding an Acquisition Proposal with any party that has made, or, to Benjamin Franklin’s knowledge, is considering making, an Acquisition Proposal.

However, prior to the time that Benjamin Franklin’s shareholders approve the merger agreement and the transactions contemplated thereby, if Benjamin Franklin receives a written and unsolicited Acquisition Proposal that Benjamin Franklin’s board of directors reasonably believes to be credible, which the board of directors determines in good faith (after consultation with its financial advisers and outside counsel) is or could reasonably be expected to result in a Superior Proposal, Benjamin Franklin may take the following actions:

•	furnish nonpublic information to the party making such Acquisition Proposal, but only if (1) prior to so furnishing such information, Benjamin Franklin has entered into a customary confidentiality agreement with such party, and (2) all such information has previously been provided to Independent or is provided to Independent prior to or contemporaneously with the time it is provided to the party making such Acquisition Proposal; and

•	engage or participate in any discussions or negotiations with such party with respect to the Acquisition Proposal.

Benjamin Franklin must promptly advise Independent of the receipt of:

•	any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal and the material terms of the proposal; and

•	any request for non-public information relating to Benjamin Franklin or any of its subsidiaries other than requests for information not reasonably expected to be related to an Acquisition Proposal.

Thereafter, Benjamin Franklin must keep Independent reasonably informed on a reasonably current basis of the status of any such Acquisition Proposal (including any material change to the terms thereof).

Except as described below, Benjamin Franklin’s board of directors may not:

•	withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Independent, its recommendation that Benjamin Franklin shareholders approve the merger agreement and the transactions contemplated thereby; or

•	approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal.

Benjamin Franklin may not, and its board of directors may not allow it to, and Benjamin Franklin may not allow any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for customary confidentiality agreements as described above) relating to any Acquisition Proposal.

Notwithstanding the previous paragraph, Benjamin Franklin’s board of directors may, prior to the time Benjamin Franklin’s shareholders approve the merger agreement and the transactions contemplated thereby, (1) change its recommendation that Benjamin Franklin shareholders approve the merger agreement and the transactions contemplated thereby or (2) terminate the merger agreement, in either case if and only if the board of directors has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties. However, the board of directors may not take any such action in connection with an Acquisition Proposal unless:

•	the Acquisition Proposal constitutes a Superior Proposal (as defined below);

•	prior to terminating the merger agreement, Benjamin Franklin provides written notice to Independent at least three business days in advance of its intention to take such action (which notice must specify all material terms and conditions of the Superior Proposal, including documentation related thereto and the identity of the party making the Superior Proposal);

•	during the three-day notice period, Benjamin Franklin negotiates with Independent in good faith if Independent proposes to make adjustments in the terms and conditions of this merger agreement so that the Acquisition Proposal ceases to constitute a Superior Proposal; and

•	the Acquisition Proposal continues to constitute a Superior Proposal after taking into account any amendments that Independent agrees to make to the merger agreement.

As used in the merger agreement, the term “Acquisition Proposal” means any proposal or offer with respect to any of the following involving Benjamin Franklin:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Benjamin Franklin in a single transaction or series of transactions;

•	any tender offer or exchange offer for 20% or more of the outstanding shares of Benjamin Franklin’s capital stock or the filing of a registration statement under the Securities Act, in connection therewith; or

•	any public announcement by any party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

As used in the merger agreement, the term “Superior Proposal” means any bona fide written Acquisition Proposal with respect to more than 50% of the combined voting power of the shares of Benjamin Franklin common stock then outstanding or all or substantially all of the assets of Benjamin Franklin:

•	that is on terms which Benjamin Franklin’s board of directors determines in good faith, after consultation with its financial adviser, to be more favorable from a financial point of view to Benjamin Franklin’s shareholders than the transactions contemplated by the merger agreement;

•	that constitutes a transaction that, in the good faith judgment of Benjamin Franklin’s board of directors, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal; and

•	for which financing, to the extent required, is then committed pursuant to a written commitment letter.

Employee Benefits Matters

Benefit Plans

The merger agreement provides that following the effective date of the merger, Independent will provide those individuals who are employees of Benjamin Franklin and its subsidiaries and who continue as employees of Independent or any of its subsidiaries with employee benefit plans of general applicability for which Independent has analogous plans (other than stock options and other equity-based plans) with such employee plans being either those of Benjamin Franklin or Independent as selected by Independent coverage; provided, however, that within one year of the completion of the merger, all such employees will be entitled to participate in all benefit plans of general applicability then maintained by Independent to the same extent as similarly-situated employees of Independent. Independent will make all commercially reasonable efforts to cause each benefit plan providing medical or dental benefits to continuing employees to waive any preexisting condition limitations relating to any conditions that were covered under the applicable medical or dental plans of Benjamin Franklin and its subsidiaries, take into account all eligible expenses incurred for purposes of satisfying the deductible and coinsurance and waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the continuing employee.

Severance Pay Plan

Independent has agreed to assume and honor the Severance Pay Plan of Benjamin Franklin. The Severance Pay Plan provides for severance benefits for eligible employees not covered by any contractual severance arrangement in connection with certain terminations of employment that occur within one year after the effective date of the merger. Under the Severance Pay Plan, eligible employees who are not paid on a commission-only basis and whose employment is terminated without cause during the one year following the merger would be entitled to receive severance pay in a lump sum. The amount of this lump sum payment would be equal to two weeks’ salary per year of service up to a maximum of fifty-two (52) weeks, with certain minimum benefits being provided based upon an individual’s title if this yields a greater benefit.

In addition to the severance benefits provided above, employees who receive a lump sum severance payment will also be eligible to receive continued medical, dental and life insurance coverage for the greater of (i) six (6) months or (ii) the number of weeks of their cash severance benefit. Commission-only employees whose employment is terminated without cause during the one year following the merger would be eligible to receive continued medical, dental and life insurance coverage for six (6) months with no cash severance paid.

Employee Stock Ownership Plan

The merger agreement provides for the immediate termination of the tax-qualified employee stock ownership plan of Benjamin Franklin (the “ESOP”) subject to, and effective upon, the consummation of the merger. All shares held by the ESOP will be converted into the right to receive the 0.59 shares of Independent common stock. All accounts under ESOP will vest in full upon the termination of the ESOP. Any surplus unallocated assets held in the ESOP upon termination will first be used to satisfy the outstanding loan that was incurred by the ESOP to purchase shares of Benjamin Franklin common stock, as well as any administrative costs of the ESOP. Any remaining surplus assets will then be allocated to the accounts of ESOP participants in proportion to their account balances at the time of the ESOP’s termination. Upon the receipt of a favorable determination letter from the Internal Revenue Service related to the ESOP’s termination, the amounts held in the ESOP will be distributed to the account holders.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of mutual conditions, including:

•	receipt of approval of our shareholders;

•	the effectiveness of the registration statement of which this document is a part, with respect to the Independent common stock to be issued in the merger under the Securities Act, and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission for that purpose;

•	the receipt by each party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger and the immediately subsequent merger of Benjamin Franklin with and into Independent, considered together as a single integrated transaction for U.S. federal income tax purposes;

•	the receipt and effectiveness of all regulatory approvals, registrations and consents, and the expiration of all waiting periods required to complete the merger; and

•	the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of Benjamin Franklin’s and Independent’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including the performance by the other party in all material respects of its obligations under the merger agreement, and the other company’s representations and warranties in the merger agreement being true and correct in all material respects (except that no representation or warranty will be deemed not to be true and correct unless the failure of such representation or warranty to be true and correct, together with all other failures, would have a material adverse effect on the company).

Independent’s obligation to complete the merger is further subject to the conditions that the number of outstanding shares of Benjamin Franklin common stock shall not exceed 7,842,015, except to the extent increased as a result of the exercise of stock options outstanding on the date of the merger agreement.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to the completion of the merger by our mutual consent authorized by each of our boards of directors, as determined by a vote of a majority of its respective members, or by either Independent or Benjamin Franklin if:

•	a governmental entity which must grant a regulatory approval as a condition to the merger denies approval of the merger or any governmental entity has issued an order prohibiting the merger and such action has become final and non-appealable;

•	the requisite shareholder approval is not obtained from either Independent’s shareholders or Benjamin Franklin’s shareholders;

•	the merger is not completed by April 30, 2009 (other than because of a material breach of the Agreement caused by the party seeking termination); or

•	the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach by the earlier of: 30 days following written notice or 2 business days before April 30, 2009 (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach).

The merger agreement may also be terminated by Independent if Benjamin Franklin has materially breached its “non-solicitation” obligations; the Benjamin Franklin board has failed to recommend in this proxy statement the approval of the merger agreement, or has withdrawn, modified or qualified, or has proposed to withdraw, modify or qualify, in any manner adverse to Independent, its recommendation that its shareholders approve the merger agreement; the Benjamin Franklin board has recommended, proposed or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction (as defined below under “— Termination Fee and Expense Reimbursement”) with any person other than Independent or a subsidiary or affiliate of Independent; or the Benjamin Franklin board has failed to call the special meeting of Benjamin Franklin shareholders.

The merger agreement may also be terminated by Benjamin Franklin if it receives a proposal that its board concludes is a Superior Proposal, so long as it complies with the requirements of the merger agreement in connection with such proposal and pays the termination fee described under “— Termination Fee and Expense Reimbursement,” below.

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Independent nor Benjamin Franklin will have any liability under the merger agreement, except that:

•	both Independent and Benjamin Franklin will remain liable for any willful breach of the merger agreement; and

•	designated provisions of the merger agreement, including those relating to the termination fee, the payment of fees and expenses, non-survival of the representations and warranties, and confidential treatment of information will survive the termination.

Termination Fee and Expense Reimbursement

Conditions Requiring Payment of Termination Fee

Benjamin Franklin has agreed to pay a termination fee in the amount of $4.5 million to Independent in the following circumstances:

•	if Benjamin Franklin terminates the merger agreement because Benjamin Franklin’s board of directors has approved, and Benjamin Franklin enters into, a definitive agreement with respect to a Superior Proposal (as defined above under “— No Solicitation of Alternative Transactions”); or

•	if Independent terminates the merger agreement because:

•	Benjamin Franklin materially breaches its non-solicitation obligations;

•	Benjamin Franklin’s board of directors fails to recommend that Benjamin Franklin shareholders approve the merger agreement and the transactions contemplated thereby, or the board withdraws the recommendation or modifies it in a manner adverse to Independent;

•	Benjamin Franklin’s board of directors recommends, proposes or publicly announces its intention to recommend or propose, to engage in an Acquisition Transaction (as defined below) with any party other than Independent or a subsidiary or affiliate of Independent; or

•	Benjamin Franklin materially breaches its obligations to call, give notice of, convene and hold a meeting of Benjamin Franklin shareholders in order to approve the merger agreement and the transactions contemplated thereby.

In the event that:

•	(1) an Acquisition Proposal, whether or not conditional, has been publicly announced (or any person has publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) or (2) Benjamin Franklin’s board of directors has withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify) its recommendation for the merger, prior to or on the date of the special meeting or at any adjournment or postponement thereof at which the vote on the merger agreement is held; and

•	the merger agreement is terminated:

•	by Independent or Benjamin Franklin because shareholder approval is not obtained by both Independent’s shareholders and Benjamin Franklin’s shareholders;

•	by Independent or Benjamin Franklin because the merger is not completed on or before April 30, 2009; or

•	by Independent because Benjamin Franklin willfully breaches the merger agreement in a way that would entitle Independent not to consummate the merger, subject to the right of Benjamin Franklin to cure the breach; and

•	within 12 months following the date of termination, Benjamin Franklin enters into a definitive agreement with respect to any Acquisition Transaction, or Benjamin Franklin consummates any Acquisition Transaction, then Benjamin Franklin must pay the termination fee to Independent. The amount paid will be offset by any amount previously paid for expense reimbursement as described below. Benjamin Franklin must pay the termination fee prior to the earlier of Benjamin Franklin entering into a definitive agreement for or consummating such Acquisition Transaction.

As used in the merger agreement, the term “Acquisition Transaction” means any of the following involving Benjamin Franklin:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Benjamin Franklin in a single transaction or series of transactions; or

•	any tender offer or exchange offer for 20% or more of the outstanding shares of Benjamin Franklin’s capital stock or the filing of a registration statement under the Securities Act, in connection therewith.

Conditions Requiring Expense Reimbursement

If the merger agreement is terminated by Independent because:

•	Benjamin Franklin willfully breaches the merger agreement in a way that would entitle Independent not to consummate the merger, subject to the right of Benjamin Franklin to cure the breach;

•	shareholder approval is not obtained by both Independent’s shareholders and Benjamin Franklin’s shareholders; or

•	the merger is not completed on or before April 30, 2009;

and prior to such termination,

•	an Acquisition Proposal, whether or not conditional, has been publicly announced (or any person has publicly announced an intention, whether or not conditional, to make an Acquisition Proposal); or

•	Benjamin Franklin’s board of directors has withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), its recommendation for the merger, prior to or on the date of the special meeting or at any adjournment or postponement thereof at which the vote on the merger agreement is held but the $4.5 million termination fee has not been paid and is not payable because Benjamin Franklin has not entered into a definitive agreement with respect to, or consummated any Acquisition Transaction, then Benjamin Franklin must pay as promptly as possible (but in any event within three business days) following receipt of an invoice therefor, up to $750,000 of Independent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Independent prior to the termination of the merger agreement proximately in connection with the negotiation, execution, delivery and performance of the merger agreement by Independent.

Amendment of the Merger Agreement

We may amend the merger agreement at any time prior to completion of the merger. However, after any approval of the merger by the Independent shareholders and the Benjamin Franklin shareholders, there may not be, without further approval of the shareholders, any amendment of the merger agreement that requires such further approval by shareholders under applicable law.

Fees and Expenses

Except as described above under “— Termination Fee and Expense Reimbursement,” each party will bear all expenses incurred by it in connection with the merger agreement and the transactions contemplated thereby, including fees and expenses of its own financial consultants, accountants and counsel.

Restrictions on Resales by Affiliates

Shares of Independent common stock to be issued to Benjamin Franklin shareholders in the merger have been registered under the Securities Act, and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of Independent after the merger. Any subsequent transfer of shares, however, by any Benjamin Franklin shareholder who is deemed an affiliate of Independent after the merger will, under existing law, require either:

•	the further registration under the Securities Act of the Independent common stock to be transferred; or

•	the availability of another exemption from registration.

An “affiliate” of Independent is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Independent. These restrictions are expected to apply to the directors and executive officers of Independent and the holders of 10% or more of the outstanding Independent common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

Independent will give stop transfer instructions to the exchange agent with respect to the shares of Independent common stock to be received by persons subject to these restrictions.

VOTING AGREEMENTS

Concurrently with the execution of the merger agreement, the directors and certain executive officers of Benjamin Franklin separately entered into voting agreements with Independent under which they agreed to:

•	restrict their ability to transfer or dispose of their shares of Benjamin Franklin common stock;

•	appear at the special meeting or otherwise cause their shares of Benjamin Franklin common stock to be counted as present thereat for purposes of calculating a quorum;

•	vote their shares of Benjamin Franklin common stock in favor of adoption and approval of the merger agreement and the transactions contemplated thereby;

•	vote their shares of Benjamin Franklin common stock against any action or agreement that would result in a breach of any covenant, representation or warranty, or other obligation or agreement, of Benjamin Franklin contained in the merger agreement; and

•	vote their shares of Benjamin Franklin common stock against any proposal to acquire Benjamin Franklin by any person other than Independent or against any action, agreement or transaction intended to, or could reasonably be expected to, materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.

The voting agreements were executed as a condition of Independent’s willingness to enter into the merger agreement, and as an indication of the directors’ and executive officers’ support for the merger agreement and the transactions contemplated by it and their willingness to vote their shares of Benjamin Franklin common stock in favor of the merger agreement at the special meeting.

On November 8, 2008, the date upon which these agreements were executed, these directors and executive officers of Benjamin Franklin had sole or shared voting power over 667,268 shares, or approximately 8.5%, of the outstanding shares of Benjamin Franklin common stock.

No separate consideration was paid to any of the directors or executive officers for entering into these voting agreements. However, the directors and executive officers of Benjamin Franklin may be deemed to have interests in the merger as directors and executive officers that are different from or in addition to those of other Benjamin Franklin shareholders. See “The Merger — Interests of Benjamin Franklin’s Executive Officers and Directors in the Merger” beginning on page 65 of this joint proxy statement/prospectus.

ACCOUNTING TREATMENT

Independent will use the acquisition method of accounting for the merger, in accordance with the provisions of Statement of Financial Accounting Standard No. 141 (Revised) Business Combinations, which Independent will adopt effective January 1, 2009. As of the date of the merger, Benjamin Franklin’s assets and liabilities will be recorded at their respective fair values. To the extent that the purchase price exceeds the estimated fair value of the net assets acquired, Independent will allocate the excess purchase price to all identifiable intangible assets. Any remaining excess will then be allocated to goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually. To the extent goodwill is impaired, its carrying value would be written down to its implied fair value and a charge would be made to earnings. Core deposit and other intangibles with definite useful lives will be amortized to expense over their estimated useful lives.

Amongst the significant changes in accounting for business combinations as a result of SFAS 141R that have materially impacted the pro forma financial information disclosed in this document are as follows:

•	Prior to the adoption of SFAS 141R, equity consideration was measured using the price a few days before and after the measurement date, or the date when the terms and conditions of the acquisition have been agreed and the acquisition is publicly announced. As a result of SFAS 141R, common stock issued by Independent as consideration for the merger is measured at fair value as of the acquisition date on the relevant unaudited pro forma financial statements.

•	Prior to the adoption of SFAS 141R, direct acquisition-related costs would be included in the purchase price. As a result of SFAS 141R, direct acquisition-related costs totaling $1,640,000 are being shown as expenses.

•	As a result of SFAS 141R, all loans are transferred at fair value, including adjustments for credit. An allowance for loan losses is not carried over. The estimated fair value adjustment on loans is $(6,817,000), and Benjamin Franklin’s Allowance for Loan Loss at September 30, 2008 was $6,853,000.

The financial statements of Independent issued after the merger will reflect the results attributable to the acquired operations of Benjamin Franklin beginning on the date the merger is completed. The unaudited pro forma financial information contained in this document has been prepared using the acquisition method of accounting. See “Unaudited Pro Forma Financial Data” beginning on page 22 of this document.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following section describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Benjamin Franklin common stock. This discussion addresses only those holders that hold their Benjamin Franklin common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	individual retirement and other tax-deferred accounts;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons eligible for tax treaty benefits;

•	entities treated as partnerships or other flow-through entities for U.S. federal income tax purposes;

•	foreign corporations, foreign partnerships and other foreign entities;

•	tax-exempt organizations;

•	dealers in securities;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who are not citizens or residents of the United States;

•	persons that hold Benjamin Franklin common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	Persons who acquired their shares of Benjamin Franklin common stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Internal Revenue Code, its legislative history, Treasury regulations promulgated pursuant to the Internal Revenue Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to U.S. federal income tax, are not addressed in this document.

Holders of Benjamin Franklin common stock should consult with their own tax advisers as to the U.S. federal income tax consequences of the merger as well as the effect of state, local, foreign and other tax laws and of proposed changes to applicable tax laws, in light of their particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Benjamin Franklin common stock that is:

•	a U.S. citizen or resident, as determined for U.S. federal income tax purposes;

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States; or

•	otherwise subject to U.S. federal income tax on a net income basis.

The U.S. federal income tax consequences of a partner in a partnership holding Benjamin Franklin common stock generally will depend on the status of the partner and the activities of the partnership. We recommend that partners in such a partnership consult their own tax advisers.

Tax Consequences of the Merger Generally

It is a condition to Independent’s obligation to complete the merger that Independent receive an opinion of its counsel, Hogan & Hartson LLP, dated the closing date of the merger, substantially to the effect that the merger and the immediately subsequent merger of Benjamin Franklin with and into Independent, considered together as a single integrated transaction for U.S. federal income tax purposes, will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Benjamin Franklin’s obligation to complete the merger that Benjamin Franklin receive an opinion of its counsel, Foley Hoag LLP, dated the closing date of the merger, substantially to the effect that the merger and the immediately subsequent merger of Benjamin Franklin with and into Independent, considered together as a single integrated transaction for U.S. federal income tax purposes, will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering these opinions, counsel may require and rely upon representations contained in letters and certificates to be received from Independent and Benjamin Franklin. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal Revenue Service. Neither Independent nor Benjamin Franklin intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

The determination by tax counsel as to whether the proposed merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code will depend on the facts and law existing at the effective time of the proposed merger. The following discussion assumes that the merger and the immediately subsequent merger of Benjamin Franklin with and into Independent will be considered together as a single integrated transaction and will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes.

The following material U.S. federal income tax consequences will result from qualification of the mergers viewed together as a single integrated transaction as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code:

•	Independent, Merger Sub, Benjamin Franklin and Independent shareholders will not recognize any gain or loss as a result of the merger;

•	Benjamin Franklin shareholders will not recognize any gain or loss upon receipt of solely Independent common stock in exchange for their Benjamin Franklin common stock pursuant to the merger, except with respect to any cash received in lieu of a fractional share of Independent common stock;

•	the aggregate tax basis of the shares of Independent common stock received by a Benjamin Franklin shareholder in the merger (including any fractional share deemed received and redeemed, as described below) will equal the aggregate tax basis of its Benjamin Franklin common stock surrendered in the merger;

•	the holding period of the shares of Independent common stock received by a Benjamin Franklin shareholder in the merger (including any fractional share deemed received and redeemed, as described below) will include the holding period of the shares of Benjamin Franklin common stock exchanged therefor;

•	generally, cash payments received by Benjamin Franklin shareholders in lieu of fractional shares of Independent common stock will be treated as if such fractional shares were issued in the merger and then redeemed by Independent for cash. In general, this deemed redemption will be treated as a sale or exchange, provided the redemption is not essentially equivalent to a dividend. The determination of whether a redemption is essentially equivalent to a dividend depends upon whether and to what extent the redemption reduces the Benjamin Franklin shareholder’s deemed percentage stock ownership of Independent. While this determination is based on each Benjamin Franklin shareholder’s particular facts and circumstances, the Internal Revenue Service has ruled that a redemption is not essentially equivalent to a dividend and will therefore result in sale or exchange treatment in the case of a shareholder of a publicly held company whose relative stock interest is minimal and who exercises no control over corporate affairs if the redemption results in any actual reduction in the stock interest of the shareholder. As a result, the redemption of a fractional share of Independent common stock will generally be treated as a sale or exchange and not as a dividend, and a Benjamin Franklin shareholder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in its fractional share of Independent common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares is greater than one year. The deductibility of capital losses is subject to limitations; and

•	A Benjamin Franklin shareholder who perfects dissenter’s rights and who, as a result, receives cash in respect of the holder’s Benjamin Franklin stock generally will recognize capital gain or loss equal to the difference between the amount of cash received and the adjusted tax basis of the holder’s Benjamin Franklin stock surrendered. This gain or loss generally will be long-term capital gain or loss if the shares of Benjamin Franklin stock have been owned by the holder for more than one year as of the effective date of the merger. The deductibility of capital losses is subject to limitations. If the cash received has the effect of the distribution of a dividend with respect to a holder, part or all of the cash received may be treated as a dividend and as ordinary income to the holder.

For purposes of the above discussion of the bases and holding periods for shares of Benjamin Franklin common stock and Independent common stock, Benjamin Franklin shareholders who acquired different blocks of Benjamin Franklin common stock at different times for different prices must calculate their basis, gains and losses, and holding periods separately for each identifiable block of such stock exchanged, converted, cancelled or received in the merger.

Reporting Requirements

A Benjamin Franklin shareholder who receives Independent common stock as a result of the merger will be required to retain records pertaining to the merger. Certain Benjamin Franklin shareholders are subject to certain reporting requirements with respect to the merger. In particular, such shareholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the shareholder’s adjusted tax basis in its Benjamin Franklin common stock and other information regarding the reorganization. Benjamin Franklin shareholders are urged to consult with their tax advisers with respect to these and other reporting requirements applicable to the merger.

Withholding Requirements

Certain Benjamin Franklin shareholders may be subject to backup withholding, at a rate of 28%, on cash received pursuant to the merger. Backup withholding will not apply, however, to a Benjamin Franklin shareholder who (1) furnishes a correct taxpayer identification number and certifies that the shareholder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, or (2) is otherwise exempt from backup withholding. If a Benjamin Franklin shareholder does not provide a correct taxpayer identification number on IRS Form W-9 or a substantially similar form, the Benjamin Franklin shareholder may be subject to penalties imposed by the Internal Revenue Service. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the Benjamin Franklin shareholder’s U.S. federal income tax liability, provided that the Benjamin Franklin shareholder timely furnishes the required information to the Internal Revenue Service.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING, BUT NOT LIMITED TO, TAX RETURN REPORTING REQUIREMENTS), AS WELL AS THE EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY PROPOSED CHANGES TO APPLICABLE TAX LAWS.

THE COMPANIES

Independent

Independent is a Massachusetts corporation organized in 1985 and is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act. Independent is the sole shareholder of Rockland Trust, and its primary business is serving as the holding company of Rockland Trust.

Rockland Trust is a Massachusetts-chartered trust company. Rockland Trust was chartered in 1907. Rockland Trust’s deposits are insured by the Deposit Insurance Fund of the FDIC up to applicable limits. Rockland Trust offers a full range of banking services through its network of 61 retail branches, ten commercial lending centers five mortgage banking centers located throughout southeastern Massachusetts, Cape Cod and Rhode Island. Rockland Trust has four investment management offices located throughout southeastern Massachusetts, Cape Cod and Rhode Island.

At September 30, 2008, Independent had total consolidated assets of approximately $3.5 billion, net loans of approximately $2.6 billion, total deposits of approximately $2.5 billion and total stockholders’ equity of approximately $304.7 million.

At September 30, 2008, Independent had (a) a total risk-based capital ratio of 12.06%, (b) a Tier 1 risk-based capital ratio of 9.66%, and (c) a Tier 1 leverage capital ratio of 7.69%. Independent is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the Federal Reserve to meet and maintain a specific capital level for any capital measure. Independent is a “well capitalized” bank holding company under the regulations of the Federal Reserve.

You can find more information about Independent in Independent’s filings with the Securities and Exchange Commission referenced in the sections in this document titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 106.

Benjamin Franklin

Benjamin Franklin was organized in 1996 as a mutual holding company in connection with Benjamin Franklin Bank’s reorganization into the mutual holding company form of organization. Benjamin Franklin is registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act. On April 4, 2005, Benjamin Franklin completed its mutual-to-stock conversion and related stock offering, and the acquisition of Chart Bank, a $260.7 million asset bank with three offices in Middlesex County. Since its formation, Benjamin Franklin has owned 100% of Benjamin Franklin Bank’s outstanding capital stock.

Benjamin Franklin Bank is a full-service, community-oriented financial institution offering products and services to individuals, families and businesses through eleven offices located in Norfolk, Middlesex and Worcester counties in Massachusetts. Benjamin Franklin Bank’s deposits are insured by the Deposit Insurance Fund of the FDIC up to applicable limits and by the Depositors Insurance Fund, an excess deposit insurer for Massachusetts savings banks, for amounts in excess of FDIC limits. Benjamin Franklin Bank was originally organized as a Massachusetts state-charted mutual savings bank in 1871. In 1996, it became a Massachusetts-chartered savings bank in stock form upon the formation of Benjamin Franklin as its mutual holding company.

At September 30, 2008, Benjamin Franklin had total consolidated assets of approximately $980.7 million, net loans of approximately $672.1 million, total deposits of approximately $660.7 million and total stockholders’ equity of approximately $106.5 million.

At September 30, 2008, Benjamin Franklin had (a) a total risk-based capital ratio of 11.74%, (b) a Tier 1 risk-based capital ratio of 10.71%, and (c) a Tier 1 leverage capital ratio of 7.76%. Benjamin Franklin is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the Federal Reserve to meet and maintain a specific capital level for any capital measure. Benjamin Franklin is a “well capitalized” bank holding company under the regulations of the Federal Reserve.

Benjamin Franklin’s principal executive offices are located at 58 Main Street, Franklin, Massachusetts 02038, and its telephone number is (617) 528-7000.

You can find additional information about Benjamin Franklin in Benjamin Franklin’s filings with the Securities and Exchange Commission referenced in the sections in this document titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 106.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Independent’s common stock is currently listed on the NASDAQ Global Select Market under the trading symbol “INDB.” Benjamin Franklin’s common stock is currently listed on the NASDAQ Global Market under the symbol “BFBC.” The following table sets forth, for the periods indicated, the high and low sale prices per share of Independent common stock as reported by the NASDAQ Global Select Market and Benjamin Franklin common stock as reported by the NASDAQ Global Market and cash dividends paid per share of Independent common stock and Benjamin Franklin common stock for the period indicated . As of January 7, 2009, there were 16,285,455 shares of Independent common stock issued and outstanding and approximately 2,206 shareholders of record and 7,842,015 shares of Benjamin Franklin common stock issued and outstanding and approximately 1,280 shareholders of record.

	Independent			Benjamin Franklin
			Dividend			Dividend
			Paid per			Paid per
Year Ending December 31, 2008	High	Low	Share	High	Low	Share

Quarter Ended:
December 31, 2008	$31.97	$19.02	$0.18	$15.65	$9.49	$0.08
September 30, 2008	39.17	20.12	0.18	12.92	11.15	0.08
June 30, 2008	31.77	23.83	0.18	14.59	12.50	0.08
March 31, 2008	31.91	24.00	0.18	14.62	12.77	0.06

			Dividend			Dividend
			Paid per			Paid per
Year Ending December 31, 2007	High	Low	Share	High	Low	Share

Quarter Ended:
December 31, 2007	$31.46	$26.03	$0.17	$14.98	$11.50	$0.06
September 30, 2007	32.21	26.11	0.17	14.34	12.01	0.06
June 30, 2007	33.20	28.46	0.17	15.68	13.50	0.06
March 31, 2007	36.35	30.02	0.17	16.94	14.19	0.04

			Dividend			Dividend
			Paid per			Paid per
Year Ending December 31, 2006	High	Low	Share	High	Low	Share

Quarter Ended:
December 31, 2006	$37.12	$31.50	$0.16	$16.36	$13.81	$0.04
September 30, 2006	34.93	30.93	0.16	14.20	13.76	0.03
June 30, 2006	33.00	29.70	0.16	14.19	13.58	0.03
March 31, 2006	32.33	28.17	0.16	14.23	13.00	0.03

			Dividend			Dividend
			Paid per			Paid per
Year Ending December 31, 2005	High	Low	Share	High	Low	Share

Quarter Ended:
December 31, 2005	$30.70	$26.50	$0.15	$14.80	$13.20	$0.03
September 30, 2005	31.72	27.77	0.15	14.40	11.11	0.03
June 30, 2005	29.74	25.05	0.15	11.59	9.91	—
March 31, 2005	34.15	28.15	0.15	—	—	—

DESCRIPTION OF INDEPENDENT’S CAPITAL STOCK

Independent is authorized to issue up to 30,000,000 shares of common stock, par value $0.01 per share, with 16,285,455 issued as of January 7, 2009. Independent is also authorized to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, 78,158 of which was issued as of January 9, 2009. Independent has designated 15,000 shares of preferred stock as Series B Junior Participating Cumulative Preferred Stock, none of which was outstanding as of January 9, 2009. Independent has also designated 78,158 shares of preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share (the “Series C Preferred Stock”). All of the shares of the Series C Preferred Stock were issued on January 9, 2009 and are currently outstanding. The capital stock of Independent does not represent or constitute a deposit account and is not insured by the Federal Deposit Insurance Corporation or by the Depositors Insurance Fund.

On January 9, 2009, Independent issued and sold 78,158 shares of the Series C Preferred Stock to the United States Department of the Treasury (the “Treasury”) and a 10-year warrant to purchase up to 481,664 shares of Independent’s common stock at an exercise price of $24.34 per share, for an aggregate purchase price of $78,158,000. The preferred stock and warrants were issued in association with the Capital Purchase Program under the Treasury’s Troubled Asset Relief Program.

The following description of the Independent capital stock does not purport to be complete and is qualified in all respects by reference to Independent’s articles of organization and bylaws, and the Massachusetts Business Corporation Act.

Common Stock

General

Each share of Independent’s common stock has the same relative rights and is identical in all respects with each other share of common stock.

Voting Rights

Each holder of common stock is entitled to one vote in person or by proxy for each share held on all matters voted upon by shareholders. Shareholders are not permitted to cumulate votes in elections of directors.

Preemptive Rights

Holders of common stock do not have any preemptive rights with respect to any shares that may be issued by Independent in the future. Thus, Independent may sell shares of its common stock without first offering them to the then holders of common stock.

Liquidation

In the event of any liquidation or dissolution of Independent, whether voluntary or involuntary, the holders of Independent’s common stock would be entitled to receive pro rata, after payment of all debts and liabilities of Independent (including all deposits of subsidiary banks and interest on those deposits), all assets of Independent available for distribution, subject to the rights of the holders of any preferred stock which may be issued with a priority in liquidation or dissolution over the holders of common stock.

Preferred Stock

The Independent board of directors is authorized, subject to limitations by its articles of organization and by applicable law, to issue preferred stock in one or more series. The Independent board of directors may fix the dividend, redemption, liquidation and conversion rights of each series of preferred stock, and may provide for a sinking fund or redemption or purchase account to be provided for the preferred stock. The board of directors may also grant voting rights to the holders of any series of preferred stock, subject to certain limitations in Independent’s articles of incorporation. Specifically, the holders of any series of preferred stock may not be given the right to more than one vote per share on any matters requiring the approval or vote of the holders of Independent’s common stock, except as otherwise required by applicable law, the right to elect more than two Independent directors or, together with the holders of all other series of preferred stock, the right to elect in the aggregate more than six Independent directors.

Series B Junior Participating Cumulative Preferred Stock

General

Independent’s articles provide for 15,000 shares of non-redeemable Series B Junior Participating Cumulative Preferred Stock (the “Series B Preferred Stock”).

Dividends

When and if a quarterly cash dividend is declared by the board of directors, the holders of shares of Series B Preferred Stock shall be entitled to receive dividends in an amount per share described in Independent’s articles of organization, subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to the Series B Preferred Stock with respect to dividends. The amount per share of the dividend to which the holders of Series B Preferred Stock will be entitled is equal to the greater of (a) $1.00 or (b) 1,000 times the aggregate per share amount of all cash dividends and non-cash dividends or other distributions declared on the common stock since the immediately preceding dividend payment date for the Series B Preferred Stock (other than dividends payable in shares of common stock), subject to adjustment as provided in the articles of incorporation.

Dividends will accrue and be cumulative on outstanding shares of Series B Preferred Stock as provided in Independent’s articles of incorporation. Accrued but unpaid dividends do not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares outstanding at that time.

Voting Rights

Each share of Series B Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation, which number of votes is subject to adjustment from time to time under Independent’s articles of incorporation. In general, the holders of shares of Series B Preferred Stock and the holders of shares of common stock and any other capital stock of Independent with general voting rights will vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

If dividends or distributions payable on the Series B Preferred Stock have not been paid when due, until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding are paid in full, Independent may not declare or pay dividends on, make any other distributions on, or redeem, purchase or otherwise acquire for consideration any shares of stock ranking junior to the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up, may not declare or pay dividends on or make other distributions on any shares of stock ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up, other than dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled. Further, in such a situation, Independent may not redeem, purchase or otherwise acquire for consideration shares of any stock ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up, unless the shares are exchanged for shares of Independent stock ranking junior to the Series B Preferred Stock as to dividends or upon dissolution, liquidation or winding up and may not purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of any stock ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up, except in accordance with a purchase offer made to all holders of such shares upon terms that the board of directors determines in good faith will result in fair and equitable treatment among the respective series or classes.

Liquidation, Dissolution or Winding-Up

In the event of any liquidation, dissolution or winding-up of Independent, the holders of Series B Preferred Stock shall receive an amount equal to accrued and unpaid dividends and distributions thereon, plus an amount equal to the greater of (1) $1,000.00 per share, subject to the adjustment as provided in the articles of incorporation, or (2) an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to the holders of common stock, subject to adjustment as provided in the articles of incorporation, or to the holders of stock ranking on a parity with the Series B Preferred Stock (other than distributions made ratably on the Series B Preferred Stock and all other such parity stock).

Consolidation or Merger

If Independent enters into any consolidation, merger, combination or other transaction in which the shares of Independent common stock are exchanged for or converted into other consideration, the outstanding shares of Series B Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per share equal to 1,000 times the aggregate amount of consideration into which or for which each share of common stock is exchanged or converted, plus accrued and unpaid dividends, if any, payable with respect to the Series B Preferred Stock, subject to adjustment as provided in Independent’s articles of incorporation.

Priority

The Series B Preferred Stock will rank junior to any other series of Independent’s preferred stock later issued for the purpose of paying dividends and distributing assets on liquidation, dissolution or winding up, and shall rank senior to the common stock for these purposes.

Amendment

The holders of two-thirds or more of the outstanding shares of Series B Preferred Stock, voting separately as a class, must affirmatively vote to amend Independent’s articles of organization in a manner that would materially alter or change adversely the powers, preferences or special rights of the Series B Preferred Stock.

Series C Preferred Stock

General

On January 9, 2009, as part of the Capital Purchase Program established by the U.S. Department of the Treasury (“Treasury”) under the Emergency Economic Stabilization Act of 2008 (the “EESA”), Independent issued and sold to Treasury (i) 78,158 shares of the Series C Preferred Stock, having a liquidation preference of $1,000 per share and (ii) a ten-year warrant to purchase up to 481,664 shares of Independent’s common stock, at an initial exercise price of $24.34 per share (the “Warrant”), for an aggregate purchase price of $78,158,000 in cash. All of the proceeds from the sale of the Series C Preferred Stock will be treated as Tier 1 capital for regulatory purposes.

Dividends

Cumulative dividends on the Series C Preferred Stock will accrue on the liquidation preference at a rate of 5% per annum for the first five years, and at a rate of 9% per annum thereafter, but will be paid only when declared by Independent’s board of directors. The Series C Preferred Stock has no maturity date and ranks senior to the common stock and the Series B Preferred Stock) with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of Independent.

Voting Rights

The Series C Preferred Stock generally is non-voting, other than class voting on certain matters that could adversely affect the Series C Preferred Stock. If dividends on the Series C Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether consecutive or not, Independent’s authorized number of directors will be automatically increased by two and the holders of the Series C

Preferred Stock, voting together with the holders of any then outstanding voting parity stock, will have the right to elect those directors at Independent’s next annual meeting of shareholders or at a special meeting of shareholders called for that purpose. These two directors will be elected annually and will serve until all accrued and unpaid dividends on the Series C Preferred Stock have been paid.

Redemption

Independent may redeem the Series C Preferred Stock after February 15, 2012. Prior to this date, Independent may redeem the Series C Preferred Stock if (i) Independent has raised aggregate gross proceeds in one or more Qualified Equity Offerings (as defined in the Securities Purchase Agreement — Standard Terms between Independent and Treasury as set forth below) in excess of $19,539,500 and (ii) the aggregate redemption price does not exceed the aggregate net cash proceeds from such Qualified Equity Offerings. Any redemption is subject to the consent of the Board of Governors of the Federal Reserve System.

The Purchase Agreement defines a “Qualified Equity Offering” to mean the sale and issuance for cash by Independent, to persons other than Independent or any Independent subsidiary after the closing, of shares of perpetual preferred stock, common stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of Independent at the time of issuance under the applicable risk-based capital guidelines of the Board of Governors of the Federal Reserve System (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

Prior to January 9, 2012, unless Independent has redeemed the Series C Preferred Stock or Treasury has transferred the Series C Preferred Stock to a third party, the consent of Treasury will be required for Independent to (1) increase its common stock dividend or (2) redeem, purchase or acquire any shares of its common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Purchase Agreement.

Warrants

The Warrant is immediately exercisable. In the event Independent completes one or more Qualified Equity Offerings on or prior to December 31, 2009 that result in Independent receiving aggregate gross proceeds of not less than $78,158,000, the number of the shares of common stock underlying the portion of the Warrant then held by Treasury will be reduced by one-half of the shares of common stock originally covered by the Warrant. Pursuant to the Purchase Agreement, Treasury has agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the Warrant.

The Series C Preferred Stock and the Warrant were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Independent has agreed to register the resale or secondary offering of the Series C Preferred Stock, the Warrant and the shares of common stock issuable upon exercise of the Warrant (the “Warrant Shares”) as soon as practicable after the date of the issuance of the Series C Preferred Stock and the Warrant. Neither the Series C Preferred Stock nor the Warrant are subject to any contractual restrictions on transfer, except that Treasury may only transfer or exercise an aggregate of one-half of the Warrant Shares prior to the earlier of (i) the date on which Independent has received aggregate gross proceeds of not less than $78,158,000 from one or more Qualified Equity Offerings and (ii) December 31, 2009.

Pursuant to the terms of the Purchase Agreement, Independent agreed that, until such time as Treasury ceases to own any debt or equity securities of Independent acquired pursuant to the Purchase Agreement or the Warrant, Independent will take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of EESA as implemented by any guidance or regulation under the EESA that has been issued and is in effect as of the date of issuance of the Series C Preferred Stock and the Warrant, and has agreed to not adopt any benefit plans with respect to, or which covers, its senior executive officers that do not comply with the EESA. Additionally, each of Christopher Oddleifson, Denis K. Sheahan, Edward H. Seksay, Gerard F. Nadeau and Jane L. Lundquist (each a “Senior Executive Officer”), executed waivers and consents voluntarily waiving any claim against Treasury or Independent for any changes to such Senior Executive Officer’s compensation or benefits that are required to comply with the regulation issued by Treasury under the Capital Purchase Program as published in the Federal Register on October 20, 2008, acknowledging that the regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements (including so-called “golden parachute” agreements) as they relate to the period Treasury holds any equity or debt securities of Independent acquired through the Capital Purchase Program and consenting to the foregoing amendments.

Other Provisions

The articles of organization and bylaws of Independent contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Independent, including provisions:

•	classifying the Independent board of directors into three classes to serve for three years, with one class being elected annually;

•	authorizing the Independent board of directors to fix the size of the Independent board of directors;

•	limiting for removal of directors by a majority of shareholders to removal for cause; and

•	increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders above the minimum established by statute.

Massachusetts has adopted a “business combination” statute (Chapter 110F of the Massachusetts Business Corporation Law) that may also have additional anti-takeover effects to provisions in Independent Bank’s articles of organization and bylaws. Massachusetts has also adopted a “control share” statute (Chapter 110D of the Massachusetts Business Corporation Law), the provisions of which Independent has provided in its bylaws shall not apply to “control share acquisitions” of Independent within the meaning of said Chapter 110D.

Transfer Agent

The transfer agent and registrar for Independent common stock is Computershare Limited.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF
BENJAMIN FRANKLIN AND INDEPENDENT

This section describes the differences between the rights of holders of Benjamin Franklin common stock and the rights of holders of Independent common stock. While we believe that the description covers the material differences between the rights of the holders, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a holder of Benjamin Franklin common stock and your rights as a holder of Independent common stock.

As a shareholder of Benjamin Franklin, a Massachusetts corporation, your rights are governed by Massachusetts law, Benjamin Franklin’s articles of organization, as currently in effect, and Benjamin Franklin’s bylaws, as currently in effect. When the merger becomes effective, you will become a shareholder of Independent, also a Massachusetts corporation, when you receive Independent common stock in exchange for your Benjamin Franklin shares. Independent’s common stock is listed on the NASDAQ Global Select Market under the symbol “INDB.” As an Independent shareholder, your rights will be governed by Massachusetts law, Independent’s articles of organization, as in effect from time to time, and Independent’s bylaws, as in effect from time to time.

The following discussion of the similarities and material differences between the rights of Benjamin Franklin shareholders under the articles of incorporation and bylaws of Benjamin Franklin and the rights of Independent shareholders under the articles of organization and bylaws of Independent is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to Massachusetts law and the full texts of the articles of organization and bylaws of Benjamin Franklin and the articles of organization and bylaws of Independent.

Capitalization

Benjamin Franklin.

The total authorized capital stock of Benjamin Franklin consists of 75,000,000 shares of common stock, no par value per share. As of January 7, 2009, there were 7,842,015 shares outstanding.

Independent

The total authorized capital stock of Independent consists of 30,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. As of January 7, 2009, there were 16,285,455 shares of common stock and no shares of preferred stock outstanding.

15,000 shares of the preferred stock are designated as “Series B Junior Participating Cumulative Preferred Stock” (“Series B Preferred Stock”). The holders of the Series B Preferred Stock, in addition to all voting rights required by Massachusetts law, are entitled for each share of such stock to 1,000 votes on all matters submitted to a vote of the shareholders, subject to adjustment for stock dividends and stock-splits. The board of directors of Independent may issue additional shares of preferred stock without shareholder approval.

Preemptive Rights

A preemptive right allows a shareholder to maintain its proportionate share of ownership of a corporation by permitting the shareholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the shareholders from dilution of value and control upon new stock issuances. Under Massachusetts law, unless the articles of organization say otherwise, shareholders have no preemptive rights. Neither Benjamin Franklin nor Independent has a provision authorizing preemptive rights; in fact, both Independent’s and Benjamin Franklin’s articles of organization contain provisions specifically denying them. Accordingly, neither Benjamin Franklin nor Independent shareholders have preemptive rights.

Dividends and Other Stock Rights

Benjamin Franklin

Holders of Benjamin Franklin common stock are entitled to receive and share equally in such dividends as the board of directors of Benjamin Franklin may declare out of funds legally available for such payment. If Benjamin Franklin issues preferred stock, holders of such stock may have priority over holders of common stock with respect to payment of dividends.

Independent

Independent can also pay dividends on its common stock in accordance with Massachusetts law.

When and if a quarterly cash dividend is declared by the board of directors, if any Series B Preferred Stock were outstanding, the holders of shares of Series B Preferred Stock would be entitled to receive dividends in an amount per share described in Independent’s articles of organization, subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to the Series B Preferred Stock with respect to dividends. The amount per share of the dividend to which the holders of Series B Preferred Stock would be entitled is equal to the greater of (a) $1.00 or (b) 1,000 times the aggregate per share amount of all cash dividends and non-cash dividends or other distributions declared on the common stock since the immediately preceding dividend payment date for the Series B Preferred Stock (other than dividends payable in shares of common stock), subject to adjustment as provided in the articles of incorporation. Dividends would accrue and be cumulative on outstanding shares of Series B Preferred Stock as provided in Independent’s articles of incorporation. Accrued but unpaid dividends do not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends accrued and payable on such shares would be allocated pro rata on a share-by-share basis among all such shares outstanding at that time.

Shares of Series B Preferred Stock, if issued, would not be redeemable.

Right to Call Special Meetings of Shareholders

Benjamin Franklin

Special meetings may be called:

•	by the president;

•	by a majority of the board of directors; and

•	at the direction of holder(s) of at least 80% of the voting capital stock of Benjamin Franklin at the time issued and outstanding (or such lesser percentage, if any, (but not less than 40%) as determined to be the maximum percentage permitted by applicable law to establish for the call of such a meeting).

Independent

Special meetings may be called:

•	by the chairman of the board, if any;

•	by the president;

•	by a majority of the directors; and

•	by the clerk or other officer at the written direction of the holders of at least two-thirds of the capital stock of the Independent entitled to vote at the meeting.

For shareholders to call a special meeting, Independent requires the written application of the holders of at least two-thirds of the capital stock, as opposed to the 80% of voting capital stock required by Benjamin Franklin (which may be reduced as low as 40%, if required by law). Therefore, it may be more difficult for Independent shareholders to call a special meeting.

Notice of Shareholder Meetings

Benjamin Franklin

Benjamin Franklin requires that notice of shareholder meetings be given not less than 7 or more than 60 days before the meeting.

Independent

Independent requires that notice of shareholder meetings be given not less than 7 days before the meeting. Benjamin Franklin and Independent have the same minimum amount of time before a meeting that notice may be given, but Independent does not have a maximum amount of time as does Benjamin Franklin.

Additional Business Brought by Shareholders at Meetings

Benjamin Franklin

Additional business may be brought at the annual meeting of shareholders by any shareholder of record who shall have been a shareholder of record at the time of giving the record notice and at the time of notice of such shareholder proposal. Such shareholder must give timely notice.

To be considered timely, a shareholder’s notice must be received in writing at the principal executive office of the corporation (a) not less than 120 nor more than 150 days before the anniversary date of the immediately preceding proxy statement or (b) in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, notice must be received not later than the close of business on the 10th day following the date on which notice of the date of such meeting was publicly disclosed. The notice must set forth as to each matter (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the shareholder proposing or supporting such business, (c) the class and number of shares of capital stock of the corporation beneficially owned by such shareholders as of the date of such notice by the shareholder and (d) any financial interest of the shareholder in such proposal. The board of directors may reject a shareholder’s proposal if the shareholder does not fully and timely comply with the notice requirements set forth in the bylaws.

Independent

Additional business may be brought by any shareholder of record who shall have been a shareholder of record at the time of giving the record notice and who shall continue to be entitled at the time of the meeting to vote there at. Such shareholder must give timely notice.

To be considered timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive office of the corporation (a) not less than 75 nor more than 125 days before the anniversary date of the immediately preceding annual meeting of the corporation or (b) in the case of a special meeting or in the event that an annual meeting is called for a date more than 75 days prior to such anniversary date, notice must be given so as to be received not later than the close of business on the 20th day following the earlier of: the date on which notice of the date of such meeting was mailed, or public disclosure of the date of such meeting was made. The notice must set forth as to each matter (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and record address of the shareholder proposing such business, (c) the class and number of shares of capital stock of the corporation held of record, owned beneficially and represented by proxy by such shareholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice by the shareholder and (d) all other information which would be required to be included in a proxy statement or other filings required to be filed with the Securities and Exchange Commission if, with respect to any such item of business, such shareholder were a participant in a solicitation subject to Regulation 14A under the Exchange Act (the “proxy rules”). In the event the proposed business to be brought before the meeting by or on behalf of a shareholder relates or refers to a proposal or transaction involving the shareholder or a third party which, if it were to have been consummated at the time of the meeting, would have required of such shareholder or third party or any of the affiliates of either of them any prior notification to, filing with, or any orders or other action by, any governmental authority, then any such notice to the Clerk shall be accompanied by appropriate evidence of the making of all such notifications or filings and the issuance of all such orders and the taking of all such actions by all such governmental authorities.

Board of Directors — Number and Term of Office

Benjamin Franklin

Benjamin Franklin’s articles of organization, as well as Section 8.06(b) of the Massachusetts Business Corporation Act, require that Benjamin Franklin have three classes of directors, with one class elected at each annual meeting of shareholders to serve for a three year term. Benjamin Franklin’s articles provide that the number of directors and their respective classifications will be fixed from time to time by the board of directors. If there is an interested shareholder, the vote of a majority of the independent directors then in office is also required to set the number and classification of directors. The current number of directors is set at 14. The vote of a plurality of the votes cast at an annual meeting is required to elect directors of Benjamin Franklin. No director shall be qualified to be elected to serve once he or she attains the age of 78.

Benjamin Franklin’s articles of organization, as well as Section 8.06(e) of the Massachusetts Business Corporation Act, also provide that any vacancy occurring in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled only by a vote of a majority of the directors (even if such directors do not constitute a quorum). The articles of organization further provide that if, at the time a board vacancy occurs, there is an interested shareholder, the vacancy may be filled only by vote of a majority of the independent directors then in office. Since Section 8.06(e) does not include a similar provision requiring the vote of the independent directors if there is an interested shareholder, this provision of the articles of organization will not be effective unless the board of directors or the shareholders by a two-thirds vote elect to opt out of Section 8.06(b) of the Massachusetts Business Corporation Act. A director elected to fill a vacancy will be elected to serve for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created.

Independent

Independent’s bylaws and articles of organization provide that the number of directors shall be between three and 25 as fixed from time to time by vote of the board of directors at any regular or special meeting thereof. The board may increase or decrease the number of directors in one or more classes to ensure that the three classes shall be as nearly equal as possible. “Preference Stock Directors” are those who may be elected by the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation. Directors other than Preference Stock Directors shall be divided into three classes as nearly equally as possible, creating a staggered board. At each annual meeting of shareholders, the successors of the class of directors whose term is expiring shall be elected by a plurality of the shareholders for a term of three years. No director shall continue to serve once he or she attains the age of 72. Except for Preference Stock Directors, newly created directorships and vacancies on the board shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred.

The bylaws and articles of organization of both Benjamin Franklin and Independent provide for boards divided into three classes. Independent provides for an additional class of directors, the Preference Stock Directors, elected by preferred stock holders.

Board of Director Nominations

Benjamin Franklin

Nominations for election to the board may be made only by or at the direction of the majority of the board of directors or a designated committee of the board of directors (if there is an interested shareholder, the affirmative vote of a majority of the independent directors is also required) or by any shareholder entitled to vote for the election of directors at the meeting who provides notice to the secretary. Notice must be delivered to, mailed or received in writing at the principal executive offices of the corporation not less than 120 days nor more than 150 days in advance of the date of Benjamin Franklin’s proxy statement which was released to the shareholders in connection with the previous year’s annual meeting of shareholders. If no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, notice must be received not later than the close of business on the 10th day following the date on which notice of the date of such meeting was publicly disclosed. The notice must set forth (a) the name, age and address of each nominee and shareholder proposing or supporting such nominee, (b) the principal occupation or employment of each nominee, (c) the class and number of shares of capital stock of the corporation beneficially owned by such nominee and shareholder proposing or supporting such nominee as of the date of such notice by the shareholder and (d) any other information relating to such nominee as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules contained in the federal securities laws. The board of directors may reject a shareholder’s nomination if the shareholder does not fully and timely comply with the notice requirements set forth in the bylaws.

Independent

Nominations for election to the board at the annual meeting of shareholders may be made by or at the direction of the board of directors, the nominating committee, or by any shareholder entitled to vote for the election of directors at the time of the nomination and at the time of the meeting who provides appropriate written notice to the clerk. Notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the meeting is called for a date more than 75 days prior to such anniversary date, notice must be so received not later than the close of business on the 20th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs.

The notice shall set forth (a) as to each person whom such shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of Independent, if any, which are beneficially owned by the person, (iv) any other information regarding the nominee as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules, and (v) the consent of each nominee to serve if elected; and (b) as to the shareholder giving notice, (i) the name and record address of the shareholder, (ii) the class and number of shares of capital stock of Independent beneficially owned by the shareholder as of the record date for the meeting (if such date has been made publicly available) and as of the date of such notice, (iii) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a representation that the shareholder (and any party on whose behalf or in concert with whom such shareholder is acting) is qualified at the time of giving such notice to have such individual serve as the nominee of such shareholder (and any party on whose behalf or in concert with whom such shareholder is acting) if such individual is elected, accompanied by copies of any notification or filings with, or orders or other actions by, any governmental authority which are required in order for such shareholder (and any party on whose behalf such shareholder is acting) to be so qualified, (v) a description of all arrangements or understandings between such shareholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder and (vi) such other information regarding such shareholder as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules contained in the securities laws.

Removal and Resignation of Directors

Benjamin Franklin

Benjamin Franklin’s bylaws provide that a director may resign at any time by giving written notice of his or her resignation to the President, the Secretary or the board of directors.

Benjamin Franklin’s articles of organization, as well as Section 8.06(d) of the Massachusetts Business Corporation Act, provide that directors may be removed only for cause and only by the shareholders. The articles of organization require a two-thirds vote of the shareholders to remove a director, while Section 8.06(d) requires only a majority vote of the shareholders. The majority vote provision contained in Section 8.06(d) will govern (rather than the two-thirds vote provision contained in the articles of organization) unless the board of directors or the shareholders by a two-thirds vote elect to opt out of Section 8.06(b) of the Massachusetts Business Corporation Act.

Independent

Independent does not make specific provision for a method of resignation, but the bylaws do provide that vacancies can arise from resignation. A director may be removed for cause by the affirmative vote of the holders of a majority of all shares of the corporation outstanding and then entitled to vote generally in the election of directors.

Amendment of Bylaws

Benjamin Franklin

Benjamin Franklin’s bylaws may be amended or repealed by the affirmative vote of a majority of the directors, unless at the time of such action there shall be an interested shareholder, in which case action shall also require an affirmative vote of two-thirds of the disinterested directors. The bylaws may also be amended or repealed by an affirmative vote of the holders of seventy-five percent (75%) of the total votes eligible to be cast at the meeting expressly called for such purpose, provided, however, if two-thirds of the disinterested directors recommend such amendment, such amendment will only require the affirmative vote of a majority of the total votes eligible to be cast by the shareholders.

Independent

The bylaws may be amended by the shareholders if appropriate notice has been given setting forth the substance of the proposed change. The bylaws, except those provisions that specify otherwise, may be amended or repealed by the board of directors.

Benjamin Franklin’s bylaws provide that shareholders may amend or repeal the bylaws. The directors generally may also amend or repeal the bylaws, but must do so by a two-thirds majority rather than the simple majority required for transaction of other business. Independent’s bylaws provide that the shareholders may amend the bylaws, but make no provision for repeal by the shareholders. Independent’s bylaws may be amended or repealed by the directors.

Amendment of Articles of Organization

Benjamin Franklin

The articles of organization may be amended by the vote of seventy-five percent (75%) of the votes eligible to be cast by Benjamin Franklin’s shareholders or, if two-thirds of the independent directors vote to recommend that the shareholders approve such amendment, the vote of a majority of the votes eligible to be cast by Benjamin Franklin’s shareholders. In addition, any provision of the articles or organization that requires a greater than majority vote of shareholders can only be amended by such greater vote. Benjamin Franklin’s articles or organization also provide that they may be amended by the board of directors without shareholder action to the fullest extent permitted by the Massachusetts Business Corporation Act.

Independent

Generally, the articles of incorporation of Independent may be amended or repealed only by a majority vote of the shareholders. Sections 4 and 5 of Article VI, dealing with preemptive rights and the amendment of the articles of incorporation, may be amended or repealed only by a two-thirds majority vote of the shareholders. Additionally, the articles of organization of Independent provide that they shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series B Preferred Stock, voting separately as a class.

Indemnification

Benjamin Franklin

Benjamin Franklin’s bylaws provide that directors and officers at the level of vice president or above shall be indemnified by Benjamin Franklin to the maximum extent permitted by law. The board of directors may, in its discretion, indemnify officers serving below the level of vice president and employees of Benjamin Franklin. Massachusetts law applicable to Benjamin Franklin generally provides that a corporation may indemnify a director or officer who is a party to a threatened, pending or completed proceeding if he conducted himself in good faith and reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, or, in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Benjamin Franklin’s bylaws also provide for payment of expenses incurred by a director or officer at the level of vice president or above, and in the board of director’s discretion, for any officer serving below the level of vice-president or any employee of Benjamin Franklin, in connection with any threatened, pending or completed proceeding in advance of or after the final disposition of the proceeding, but only if such person undertakes to repay the amount advanced if it is ultimately determined that the person is not entitled to indemnification.

Independent

Independent’s bylaws and articles of organization provide for the limitation on liability of directors and officers. Under the bylaws a director or officer shall not be personally liable to Independent or its shareholders for monetary damages for breach of fiduciary duty as a director or officer. However, the bylaws do not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Independent or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under Section 6.40 of Chapter 156D of the General Laws of Massachusetts, or (iv) for any transaction from which the director or officer derived an improper personal benefit. The stated intention of the bylaw provision is to limit the liability of a director or officer to the maximum extent allowed by law. To that end, the bylaws further provide that if the Massachusetts Business Corporation Act is amended to authorize the further elimination of, or limitation on, the liability of directors or officers, then the liability of a director or officer of Independent, in addition to the limitation of personal liability provided herein, shall be limited to the fullest extent permitted by such amendment or amendments.

The bylaws further provide that a director’s or officer’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his or her conduct was at least not opposed to the best interests of Independent.

Except in the circumstances described above, Independent may only indemnify a director or officer if so ordered by a court.

The determination of whether an officer or director has met the requirements for indemnification shall be made (i) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (ii) by special legal counsel; (iii) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination. Independent may, in some circumstances, advance expenses to a director or officer who is a party to a proceeding.

Approval of Business Combinations

Benjamin Franklin

Benjamin Franklin’s articles or organization generally require that approval of a merger, share exchange, consolidation or sale of substantially all of the assets of Benjamin Franklin requires the affirmative vote of two-thirds of the total votes that may be cast by Benjamin Franklin’s shareholders on such a transaction. However, the two-thirds vote requirement does not apply, and only a majority shareholder vote is required, if the transaction has been recommended to the shareholders for approval by two-thirds of the directors then in office (unless there is an interested shareholder, in which case the recommendation to shareholders must also be approved by the vote of a majority of the independent directors then in office).

Benjamin Franklin’s articles also provide that certain mergers, acquisitions, stock issuances, dispositions of assets, liquidations or recapitalizations involving an “interested shareholder” must be approved by the affirmative vote of holders of at least seventy-five percent (75%) of the outstanding voting shares of Benjamin Franklin common stock. However, the seventy-five percent (75%) vote requirement does not apply, and only a majority shareholder vote is required, if the proposed business combination with the interested shareholder is approved by two-thirds of the independent directors then in office, or if certain procedures and price requirements are met.

Independent

The bylaws and articles of organization of Independent do not contain any special provisions relating to the approval of business combinations.

Independent does not contain supermajority voting approval requirements for certain transactions as does Benjamin Franklin; therefore, it may be easier for Independent to engage in business combinations with interested persons.

Independent has adopted a shareholder rights plan, the rights under which become exercisable if an individual or group acquires beneficial ownership of 15% or more of Independent’s outstanding common stock without prior approval of the board of directors. The rights would entitle each holder of common stock other than the acquirer to purchase our stock or stock of our successor on terms that would likely be economically dilutive to the acquirer.

LEGAL MATTERS

Hogan & Hartson LLP will issue a legal opinion concerning the validity of the shares of Independent common stock to be issued in connection with the merger. Hogan & Hartson LLP, on behalf of Independent, and Foley Hoag LLP, on behalf of Benjamin Franklin, will each issue an opinion upon certain legal matters to the effect that the merger and the immediately subsequent merger of Benjamin Franklin with and into Independent, considered together as a single integrated transaction for U.S. federal income tax purposes, will constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

EXPERTS

The consolidated financial statements of Independent as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 included in Independent’s Annual Report on Form 10-K for the year ended December 31, 2007, have been incorporated by reference herein in reliance on the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Benjamin Franklin as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated in this document by reference to Benjamin Franklin’s Annual Report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the reports of Wolf & Company, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS

Independent

The time for Independent’s shareholders to submit proposals for inclusion in Independent’s proxy statement for Independent’s 2009 annual meeting of shareholders in accordance with the standards contained in Securities and Exchange Commission Rule 14a-8 and Independent’s bylaws has passed. Accordingly, no new shareholder proposals may be submitted to Independent for inclusion in Independent’s proxy statement for Independent’s 2009 annual meeting of shareholders. However, if the date of Independent’s 2009 shareholder meeting is for a date more than 75 days prior to the date of the prior year’s meeting, then notice must be received no later than the close of business on the twentieth (20th) day following the day notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. You may contact the Independent corporate secretary at Independent’s principal executive offices for a copy of the relevant provisions of Independent’s bylaws regarding the requirements for making shareholder proposals and nominations for directors.

Benjamin Franklin

Benjamin Franklin will hold an annual meeting in the year 2009 only if the merger is not completed. If the merger is not completed, in order to be included in Benjamin Franklin’s proxy statement and proxy card for the 2009 annual meeting or to be presented to the shareholders without inclusion in the proxy statement and proxy card for the 2009 annual meeting, proposals which shareholders intend to present at that meeting must be submitted in writing to the secretary of Benjamin Franklin on or before December 10, 2008. Nothing in this paragraph shall be deemed to require Benjamin Franklin to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time. Any such proposal will be subject to Rule 14a-8 of the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

WHERE YOU CAN FIND MORE INFORMATION

Independent and Benjamin Franklin file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Independent and Benjamin Franklin file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission filings of Independent and Benjamin Franklin are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information concerning Independent and Benjamin Franklin also may be inspected at the offices of Nasdaq located at 1735 K Street, N.W., Washington, D.C. 20006. Independent’s Securities and Exchange Commission file number is 001-09047, and Benjamin Franklin’s file number is 000-51194.

Independent has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Independent common stock to be issued to Benjamin Franklin shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Independent in addition to being a proxy statement for both Independent and Benjamin Franklin. As allowed by Securities and Exchange Commission rules, this document does not contain all the information you can find in Independent’s registration statement or the exhibits to the registration statement. Statements made in this document as to the content of any contract, agreement or other document referenced are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows Independent and Benjamin Franklin to incorporate by reference the information that each files with the Securities and Exchange Commission. Incorporation by reference means that Independent and Benjamin Franklin can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission that are legally considered to be part of this document, and later information that is filed by Independent or Benjamin Franklin with the Securities and Exchange Commission will automatically update and supersede the information in this document and the documents listed below.

For purposes of this joint proxy statement/prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

Independent incorporates by reference the specific documents listed below and any future filings that Independent makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the later of the date of Independent’s special meeting or the date on which the offering of shares of Independent common stock under this document is terminated:

•	Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 14, 2008;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed with the Securities and Exchange Commission on May 9, 2008, August 7, 2008 and November 7, 2008, respectively; and

•	Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 17, 2008, January 22, 2008, February 21, 2008, February 27, 2008, March 3, 2008, March 20, 2008, April 25, 2008, May 6, 2008, May 7, 2008, May 9, 2008, June 19, 2008, July 21, 2008, July 25, 2008,

September 2, 2008, September 17, 2008, September 18, 2008, September 29, 2008, October 27, 2008, November 10, 2008, November 12, 2008, November 21, 2008, December 9, 2008, December 11, 2008 and December 16, 2008 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed).

You can obtain any of the Independent documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by contacting Independent at:
Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370
Attention: Edward H. Seksay, General Counsel
(781) 982-6158

Benjamin Franklin incorporates by reference the specific documents listed below and any future filings that Benjamin Franklin makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the later of the date of Benjamin Franklin’s special meeting or the date on which the offering of shares of Independent common stock under this document is terminated.

•	Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on March 13, 2008, and as amended on June 30, 2008;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, as filed with the Securities and Exchange Commission on May 8, 2008, August 11, 2008 and November 7, 2008, respectively; and

•	Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 28, 2008, February 28, 2008, March 25, 2008, July 24, 2008, October 24, 2008 and November 13, 2008.

You can obtain any of the Benjamin Franklin documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by contacting Benjamin Franklin at:
Benjamin Franklin Bancorp, Inc.
58 Main Street
Franklin, Massachusetts 02038
Attention: Claire S. Bean
(617) 528-7000

You should rely only on the information contained or incorporated by reference into this document. Independent has supplied all information contained or incorporated by reference into this document relating to Independent, and Benjamin Franklin has supplied all information contained in this document or incorporated by reference into this document relating to Benjamin Franklin. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated January 13, 2009. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Independent’s shareholders and Benjamin Franklin’s shareholders nor the issuance of Independent common stock in the merger creates any implication to the contrary.

Annex A

SECOND AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 12, 2009

BY AND AMONG

INDEPENDENT BANK CORP.,

INDEPENDENT ACQUISITION SUBSIDIARY, INC.,

ROCKLAND TRUST COMPANY,

BENJAMIN FRANKLIN BANCORP, INC.,

AND

BENJAMIN FRANKLIN BANK

EXHIBITS AND SCHEDULES

Exhibit A	Form of Voting Agreement	A-60
Exhibit B	Form of Settlement Agreement	A-65
Exhibit C	Form of Settlement Agreement	A-70

This SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Amended Agreement”) is dated as of January 12, 2009, by and among Independent Bank Corp., a Massachusetts corporation (“Buyer”), Independent Acquisition Subsidiary, Inc., a Massachusetts corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), Rockland Trust Company, a Massachusetts-chartered trust company and wholly owned subsidiary of Buyer (“Buyer Bank”), Benjamin Franklin Bancorp, Inc., a Massachusetts corporation (“Company”), and Benjamin Franklin Bank, a Massachusetts-chartered savings bank and wholly owned subsidiary of Company (“Company Bank”).

W I T N E S S E T H

WHEREAS, Buyer, Buyer Bank, Merger Sub, Company and Company Bank are parties to an Agreement and Plan of Merger dated as of November 8, 2008, as amended and restated on December 4, 2008 (the “Original Agreement,” and together with the Amended Agreement, the “Agreement”);

WHEREAS, the Board of Directors of Buyer and the Board of Directors of Company have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, Merger Sub will merge with and into the Company, with Company as the surviving entity (the “Merger”), and as soon as practicable following the Merger, the Merger Sub Surviving Entity will merge with and into Buyer, with Buyer being the surviving corporation (the “Final Merger”);

WHEREAS, it is the intention of the Parties that the Merger be mutually interdependent with and a condition precedent to the Final Merger and that the Final Merger shall, through the binding commitment evidenced by Section 1.05, be effected, as soon as reasonably practicable, following the Effective Time and without the further approval, authorization or direction from or by any of the parties to this Agreement;

WHEREAS, as a material inducement to Buyer to enter into this Agreement, each of the directors and certain Executive Officers (as defined herein) of Company has entered into a voting agreement with Buyer dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director and Executive Officer has agreed, among other things, to vote all shares of Company Common Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, as a material inducement to Buyer to enter into this Agreement, certain officers of the Company and Company Bank have entered into settlement agreements with each of Buyer, Buyer Bank, Company and Company Bank dated as of the date hereof (each a “Settlement Agreement”), substantially in the forms attached hereto as Exhibit B and Exhibit C regarding termination of employment as of the Effective Time (as defined herein) and satisfaction of certain payments and other obligations to such officers;

WHEREAS, the parties desire to amend and restate the Original Agreement in its entirety to revise certain terms and conditions thereof pursuant to Section 9.02 of the Original Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01  The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into Company in accordance with the Massachusetts Business Corporation Act and the requirements of the Massachusetts Board of Bank Incorporation. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall survive and continue to exist as a corporation incorporated under the General Laws of Massachusetts (Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Merger Sub Surviving Entity”).

Section 1.02  Articles of Organization and Bylaws.  The Articles of Organization and Bylaws of the Merger Sub Surviving Entity upon consummation of the Merger shall be the Articles of Organization and Bylaws of Merger Sub as in effect immediately prior to consummation of the Merger.

Section 1.03  Directors and Officers of Merger Sub Surviving Entity.  The directors of the Merger Sub Surviving Entity immediately after the Merger shall be the directors of the Merger Sub in office immediately prior to the Effective Time. The executive officers of the Merger Sub Surviving Entity immediately after the Merger shall be the executive officers of Merger Sub immediately prior to the Merger. Each of the directors and executive officers of the Merger Sub Surviving Entity immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Organization and Bylaws of the Merger Sub Surviving Entity.

Section 1.04  Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer, Merger Sub and Company will make all such filings as may be required to consummate the Merger and Final Merger by applicable laws and regulations. The Merger shall become effective as set forth in the articles of merger related to the Merger (the “Articles of Merger”) that shall be filed with the Massachusetts Secretary of State on the Closing Date. The “Effective Time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Hogan & Hartson LLP, 555 Thirteenth Street, NW, Washington, D.C. 20004, or such other place or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Buyer and Company the certificates and other documents required to be delivered under Article VI hereof.

Section 1.05  The Final Merger.

(a) As soon as reasonably practicable following the Closing, but at least one business day after the business day of the Effective Time and in no event later than the close of business on the fifteenth business day immediately following the business day of the Effective Time, the Merger Sub Surviving Entity shall merge with and into Buyer in accordance with the requirements of the Massachusetts Business Corporation Act and the requirements of the Massachusetts Board of Bank Incorporation. Upon the consummation of the Final Merger, the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the General Laws of Massachusetts (Buyer, sometimes referred to herein as the “Surviving Entity”).

(b) The Articles of Organization and Bylaws of the Surviving Entity upon consummation of the Final Merger shall be the Articles of Organization and Bylaws of Buyer as in effect immediately prior to consummation of the Final Merger.

(c) The shares of the entity not surviving the Final Merger shall be cancelled and the shares of the Surviving Entity shall remain outstanding and not be affected thereby.

(d) It is the intention of the parties to this Agreement that, upon consummation of the Merger and the Final Merger, there will be achieved a single end result and the shareholders of Company at the Effective Time will receive the same economic benefit and/or ownership interest in Buyer as such shareholders of Company would have received had Company been merged directly with and into Buyer.

Section 1.06  Tax Consequences.  It is intended that the Merger and the Final Merger, considered together as a single integrated transaction for federal income tax purposes, shall qualify as a “reorganization” under Section 368(a) of the Code, and that the Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01  Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Company or any shareholder of Company:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and automatically converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Merger Sub Surviving Entity. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of common stock, $0.01 par value per share, of the Merger Sub Surviving Entity.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 0.59 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Merger Consideration”).

Section 2.02  Rights as Shareholders; Stock Transfers.  All shares of Company Common Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with this Article II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

Section 2.03  Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the last sale prices of Buyer Common Stock, as reported on The Nasdaq Global Select Market (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the twenty-five (25) Nasdaq trading days ending on the fifth trading day immediately preceding the Closing Date, rounded to the nearest whole cent (the “Average Closing Price”).

Section 2.04  Exchange Procedures.

(a) On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”).

(b) As promptly as practicable, but in any event no later than five (5) Business Days following the Effective Time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.01, 2.03 and 2.04 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (ii) a check representing the amount of cash payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash to be issued in lieu of fractional shares and any unpaid dividends and distributions payable to holders of Certificates. For shares of Company Common stock held in book entry form, Buyer shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to Company.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.04. After the surrender of a Certificate in accordance with this Section 2.04, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate. None of Buyer, Company or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.04, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be required in each case by Buyer (but not more than the amount required under Buyer’s contract with its transfer agent). If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange

Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with Section 2.04(b) shall thereafter look only to the Surviving Entity for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

Section 2.05  Anti-Dilution Provisions.  In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted for purposes of determining the Merger Consideration and (if applicable) the Average Closing Price shall be appropriately adjusted for purposes of determining the amount of cash paid in lieu of fractional shares and upon cancellation of Options in accordance with Section 2.06; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction undertaken in compliance with Section 5.02(c), or (ii) Buyer issues employee or director stock grants or similar equity awards in the ordinary course of business consistent with past practice.

Section 2.06  Options and Restricted Stock.

(a) Each option to purchase Company Common Stock (collectively, the “Options”) granted under Company’s 2006 Stock Incentive Plan (the “Company Equity Plan”), whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, be canceled and, on the Closing Date, Company or Company Bank shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in such Option and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Company Common Stock provided for in such Option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes. “Per Share Merger Consideration” shall be calculated by multiplying the Average Closing Price by the Exchange Ratio.

(b) Notwithstanding the provisions of Section 2.06(a), in the event that a holder of Options (other than Thomas R. Venables and Claire S. Bean for whom all Options will be canceled and paid in accordance with Section 2.06(a)) so elects pursuant to a written election submitted to the Company at least one business day prior to the Closing Date (“Assumption Election”), which shall be in such form as shall be prescribed by the Company and reasonably satisfactory to Buyer, each Option held by such holder which is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Buyer Common Stock, and Buyer shall assume each Option, in accordance with the terms of the Company Equity Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Buyer, Buyer’s Board of Directors and the Compensation Committee of its Board of Directors shall be substituted for the Company, Company’s Board of Directors and the Compensation Committee of the Company’s Board of Directors, (ii) each Option assumed by Buyer may be exercised solely for shares of Buyer Common Stock, (iii) the number of shares of Buyer Common Stock subject to such Option shall be equal to the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Buyer Common Stock resulting from such multiplication shall be rounded down to the nearest share, (iv) the per share exercise price under each such Option shall be adjusted by dividing the per share exercise price under each such Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent, and (v) the termination provisions of such Option shall be amended to provide that such Option shall remain outstanding until the earlier of the expiration date thereof and two years following the Effective Time, regardless of continuation of the holder’s employment or other services to Buyer. Buyer and Company agree to take all necessary steps to effect the foregoing provisions of this Section 2.06(b).

(c) At least 30 days prior to the date of the Company Meeting, Company shall provide written notice to each holder of a then-outstanding Option (which shall be in such form as prescribed by the Company and reasonably satisfactory to Buyer) describing the holder’s right to make an Assumption Election, indicating that the Company will provide the holder with a calculation of the Average Closing Price four (4) Business Days prior to the Closing Date, and notifying each holder (i) that the vesting of all Options will accelerate upon approval of the Merger by the Company’s shareholders, and (ii) that all Options that remain unexercised as of close of business on the day prior to the Effective Date of the Merger for which no Assumption Election has been timely received will be cancelled as of the effective date of the Merger and the holders thereof will receive payment for such cancelled Option in accordance with the terms of Section 2.06(a). Such written notice will disclose the tax ramifications of receiving payment in accordance with Section 2.06(a), making an Assumption Election, and exercising the Option prior to the Closing Date, and will request each holder of an Option who does not intend to exercise his or her Options or to make an Assumption Election to provide a written acknowledgement of the cancellation of such Options and payment in accordance with the terms of this Section 2.06.

(d) All unvested shares of restricted Company Common Stock awarded under the Company Equity Plan shall automatically vest in full upon the approval of the Merger by the Company’s shareholders according to the terms governing such award as of the Effective Time, to the extent not previously forfeited. At the Effective Time, the Company Equity Plan shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall be of no further force and effect and shall be deemed to be deleted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 3.01  Company Disclosure Schedule and Making of Representations and Warranties.

(a) On or prior to the date hereof, Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Company Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect with respect to Company.

(b) Except as set forth in the Company Disclosure Schedule, Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date. No representation or warranty of Company contained in this Article III shall be deemed untrue or incorrect, and Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article III, has had or would reasonably be expected to have a Material Adverse Effect with respect to Company, disregarding for the purposes of this Section 3.01(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.02, 3.03, 3.04(a), 3.05, 3.06, 3.13, 3.14(f), and 3.14(i) which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 3.02  Organization, Standing and Authority.

(a) Company is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business in the Commonwealth of Massachusetts and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(b) Company Bank is a Massachusetts savings bank duly organized, validly existing and in good standing under the laws of Massachusetts. Company Bank’s deposits are insured by the FDIC and the Deposit Insurance Fund of the Depositors Insurance Fund in the manner and to the full extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Company Bank when due.

Section 3.03  Capital Stock.  The authorized capital stock of Company consists solely of 75,000,000 shares of Company Common Stock, of which (i) 7,842,015 shares are outstanding as of the date hereof (including 131,373 shares of unvested restricted stock), (ii) no shares are held by Company Subsidiaries, and (iii) 537,621 shares are reserved for future issuance pursuant to outstanding Options granted under the Company Equity Plan. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and non-assessable. Other than shares of Company Common Stock that are unvested restricted stock, the outstanding shares of Company Common Stock are fully paid. Company Disclosure Schedule 3.03 sets forth the name of each holder of an unvested award of restricted stock or outstanding Option granted under the Company Equity Plan, identifying the nature of the award; as to Options, the number of shares of Company Common Stock subject to each Option, the grant, vesting and expiration dates and the exercise price relating the Options held; and for restricted stock awards, the number of shares of Company Common Stock subject to each award, and the grant and vesting dates. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Company Disclosure Schedule 3.03. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Company Disclosure Schedule 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, except as set forth in Company Disclosure Schedule 3.03.

Section 3.04  Subsidiaries.

(a) (i) Company Disclosure Schedule 3.04 sets forth a complete and accurate list of all of Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) except as set forth on Company Disclosure Schedule 3.04, Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (v) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by Company, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Company free and clear of all Liens.

(b) Except as set forth on Company Disclosure Schedule 3.04 or Company Disclosure Schedule 3.18, Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Company Disclosure Schedule 3.04.

Section 3.05  Corporate Power; Minute Books.  Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Company’s shareholders of this Agreement. The minute books of Company and each of its Subsidiaries contain true, complete and accurate records of all corporate actions taken by shareholders of Company and each of its

Subsidiaries and the Board of the Directors of Company (including committees of Company’s Board of Directors) and each of its Subsidiaries.

Section 3.06  Corporate Authority.  Subject only to the approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock (“Requisite Company Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Company and Company’s Board of Directors on or prior to the date hereof. Company’s Board of Directors has directed that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the General Laws of Massachusetts, Company’s Articles of Organization and Bylaws, no other vote of the shareholders of Company is required by law, the Articles of Organization of Company, the Bylaws of Company or otherwise to approve this Agreement and the transactions contemplated hereby. Company and Company Bank each has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer, Merger Sub and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07  Regulatory Approvals; No Defaults.

(a) Except as set forth in Company Disclosure Schedule 3.07(a), no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company of this Agreement or to consummate the transactions contemplated by this Agreement, except for (i) filings of applications or notices with, and consents, approvals or waivers by the FRB, the Massachusetts Board of Bank Incorporation, and the Massachusetts Housing Partnership Fund; (ii) the filing and effectiveness of the Registration Statement with the SEC, (iii) the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock; and (iv) the approval of the Plan of Bank Merger by a majority of the outstanding shares of Company Bank’s common stock. In the event that Buyer determines to proceed with the Bank Merger, filings with, and the approval of, the FDIC, the Massachusetts Commissioner of Banks, the Depositors Insurance Fund and Company Bank’s sole shareholder would also be required. As of the date hereof, Company is not aware of any reason why the approvals set forth above and referred to in Section 6.01(b) will not be received in a timely manner.

(b) Except as set forth in Company Disclosure Schedule 3.07(b), subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Company and Company Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Organization or Bylaws (or similar governing documents) of Company or Company Bank, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or Company Bank, or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Company or Company Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or Company Bank is a party, or by which it or any of its properties or assets may be bound or affected.

Section 3.08  SEC Documents; Financial Reports; and Regulatory Reports.

(a) Company’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2007 (the “Company 2007 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by Company or any of its Subsidiaries subsequent to December 31, 2002 under the Securities Act of 1933, as amended (the “Securities

Act”), or under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Company SEC Documents”), with the SEC, and each of the Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of the date on which such Company SEC Document was filed or will be filed with the SEC, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of Company and its Subsidiaries (the “Company Balance Sheet”) contained in Company’s Form 10-Q for the quarterly period ended June 30, 2008 and, except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since June 30, 2008 (the “Company Balance Sheet Date”), neither Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) Except as set forth on Company Disclosure Schedule 3.08(b), Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of Nasdaq. The Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. Since January 1, 2004, Company has disclosed any material weakness (as defined by applicable rules under the Exchange Act) in its internal control over financial reporting and its conclusions regarding the effectiveness of its disclosure controls and procedures to the extent and in the manner required to be disclosed in the reports that Company files or submits under the Exchange Act.

(c) Except as set forth in Company Disclosure Schedule 3.08(c), since December 31, 2002, Company and its Subsidiaries have duly filed with the FRB, the FDIC, the Massachusetts Division of Banks and any other applicable Governmental Authority, the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate and in compliance with the requirements of applicable laws and regulations.

Section 3.09  Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Documents filed prior to the date hereof or in Company Disclosure Schedule 3.09, or as otherwise expressly permitted or expressly contemplated by this Agreement, since the Company Balance Sheet Date, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, and to the Knowledge of Company, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Company in the future, (ii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by Company’s independent accountants, (iii) any entry by Company or any of its Subsidiaries into any contract or commitment of (A) more than $100,000 or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries (other than normal salary adjustments to employees made in the ordinary course of business consistent with past practices), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries, (vi) any material election made by Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

Section 3.10  Legal Proceedings.

(a) Other than as set forth in Company Disclosure Schedule 3.10, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries.

(b) Neither Company nor any of its Subsidiaries is a party to any, nor are there any pending or, to Company’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Company or any of its Subsidiaries in which, to Company’s Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect with respect to Company or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

Section 3.11  Compliance With Laws.

(a) Other than as set forth in Company Disclosure Schedule 3.11, Company and each of its Subsidiaries is and since December 31, 2003 has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA Patriot Act and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) Company and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Other than as set forth in Company Disclosure Schedule 3.11, neither Company nor any of its Subsidiaries has received, since December 31, 2003, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Company’s Knowledge, do any grounds for any of the foregoing exist).

Section 3.12  Material Contracts; Defaults.

(a) Other than as set forth in Company Disclosure Schedule 3.12, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company and or Subsidiaries; (v) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof; (vi) which provides for the lease of personal property having a value in excess of $25,000 individually or $100,000 in the aggregate; (vii) which relates to capital expenditures and involves future payments in excess of $10,000 individually or $50,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (x) which materially restricts the conduct of any business by Company of any of its Subsidiaries (collectively, “Material Contracts”). Company has previously delivered to Buyer true, complete and correct copies of each such document.

(b) Neither Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Company is currently outstanding.

Section 3.13  Brokers.  Neither Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to, Keefe Bruyette & Woods, Inc. in accordance with the terms of a letter agreement between Keefe Bruyette & Woods, Inc. and Company, a true, complete and correct copy of which has been previously delivered by Company to Buyer.

Section 3.14  Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Company or any of its Subsidiaries (the “Company Employees”) and current or former directors of Company or any of its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”), are identified and described in Company Disclosure Schedule 3.14(a). True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, Internal Revenue Service Form 5500 (for the three most recently completed plan years) and the most recent IRS determination letters with respect thereto, and the loan agreement and related documents, including any amendments thereto, evidencing any outstanding loan to an employee stock ownership plan maintained by Company or Company Bank, have been provided to Buyer.

(b) All Company Benefit Plans covering Company Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Company is not aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no pending or, to Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. Other than as set forth in Company Disclosure Schedule 3.14(b), neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, any of its Subsidiaries or any entity which is considered one employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of Company or any ERISA Affiliate has Contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time during the six-year period ending on the Closing Date, and neither Company nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the financial statements of Company. No Company Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

(e) Other than as set forth in Company Disclosure Schedule 3.14(e), neither Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder.

(f) Other than as set forth in Company Disclosure Schedule 3.14(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in

Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans, or (vi) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(g) Company Disclosure Schedule 3.14(g) includes the Benjamin Franklin Bancorp, Inc. Employee Salary Continuation Benefit Plan (the “Company Severance Pay Plan”) in effect as of the date of this Agreement and provides a true and correct schedule of the severance payments that would be due to each employee who would be eligible to receive severance benefits thereunder upon termination of employment after the Effective Time.

(h) Each Company Benefit Plan that is a deferred compensation plan is in substantial compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409(a)(4) of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Company Benefit Plan or (ii) has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(i) Company Disclosure Schedule 3.14(i) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Company or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(j) Each Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (B) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (as determined pursuant to the Company Equity Plan), (C) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded it, (D) is exempt from Section 409A of the Code, and (E) qualifies for the tax and accounting treatment afforded to such award in the Company’s tax returns and the Company’s financial statements, respectively.

Section 3.15  Labor Matters.  Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.16  Environmental Matters.

(a) Other than as set forth in Company Disclosure Schedule 3.16, to Company’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Company or any of its Subsidiaries, or any property in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law. Company Disclosure Schedule 3.16 lists each ASTM 1527-05 Phase I environmental assessment (“Phase I Assessment”) and Phase II environmental assessment (“Phase II Assessment” and, together with the Phase I Assessments, the “Environmental Assessments”) which, to Company’s Knowledge, have been conducted on the properties listed on Company Disclosure Schedule 3.28, copies of which Environmental Assessments have previously been delivered to Buyer.

(b) Except as disclosed on Company Disclosure Schedule 3.16, to Company’s Knowledge, Company and each of its Subsidiaries is in compliance with applicable Environmental Law.

(c) To Company’s Knowledge, neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law.

(d) To Company’s Knowledge, neither Company nor any of its Subsidiaries has any liability for Hazardous Substance disposal or contamination on any third party property which are in amounts or under conditions that require remediation or removal under applicable Environmental Law.

(e) Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) to Company’s Knowledge, any written request for information reasonably indicating an investigation or other inquiry by any Government Authority concerning a possible violation of, or liability under, any Environmental Law.

(f) Neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of any Environmental Law.

(g) Except as disclosed on Company Disclosure Schedule 3.16, to Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Company or any of its Subsidiaries, (ii) result in any restriction on the ownership, use, or transfer of any property, or (iii) adversely affect the value of any Company Loan Property.

(h) Company has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other information in its possession or reasonably available to it relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned or operated by Company or any of its Subsidiaries.

(i) There is no litigation pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, or, to the Knowledge of Company, affecting any property now or formerly owned or used by Company or any of its Subsidiaries or any Company Loan Property, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Substance, whether or not occurring at, on or involving a Company Loan Property.

(j) Except as disclosed on Company Disclosure Schedule 3.16, to Company’s Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Company or any of its Subsidiaries, or any Company Loan Property and, to the Knowledge of Company, no underground storage tank has been closed or removed from any Company Loan Property except in compliance with Environmental Law.

Section 3.17  Tax Matters.

(a) Company and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Except as set forth in Company Disclosure Schedule 3.17, Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Company is not the beneficiary of any extension of time within which to file any Tax Return, and, except as set forth in Company Disclosure Schedule 3.17, neither Company nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

(b) Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Company are pending with respect to Company. Other than with respect to audits that have already been completed and resolved, Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company.

(d) Company has made available to Buyer with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Company for taxable periods ended December 31, 2007, 2006 and 2005. Company has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by Company filed for the years ended December 31, 2007, 2006 and 2005. Company has timely and properly taken such actions in response to and in compliance with notices Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Company is not a party to or bound by any Tax allocation or sharing agreement (other than an unwritten agreement with Company Bank and its subsidiaries). Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Company (i) did not, as of the end of the most recent period covered by the Company SEC Documents filed on or prior to the date hereof, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Company SEC Documents filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Company in filing its Tax Returns. Since the end of the most recent period covered by the Company SEC Documents filed prior to the date hereof, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) Company shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Company has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

Section 3.18  Investment Securities.  Company Disclosure Schedule 3.18 sets forth as of September 30, 2008 the investment securities, mortgage backed securities and securities held for sale of Company, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates. Except as set forth in Company Disclosure Schedule 3.18, neither Company nor any of its Affiliates owns in excess of 5% of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution.

Section 3.19  Derivative Transactions.

(a) All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Except as set forth in Company Disclosure Schedule 3.19, no Derivative Transaction, were it to be a Loan held by Company, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. Each such Derivative Transaction is listed on Company Disclosure Schedule 3.19, and the financial position of Company under or with respect to each has been reflected in the books and records of Company in accordance with GAAP consistently applied and no open exposure of Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $25,000.

Section 3.20  Regulatory Capitalization.  Company Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Company is “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 3.21  Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Company Disclosure Schedule 3.21, as of the date hereof, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of September 30, 2008, over sixty (60) days delinquent in payment of principal or interest. Company Disclosure Schedule 3.21 identifies (x) each Loan that as of September 30, 2008 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Company that as of September 30, 2008 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement. Set forth in Company Disclosure Schedule 3.21 is a true and correct copy of the Company’s Policy Exception Report as of June 30, 2008.

(b) Each Loan held in the Company Bank’s loan portfolio (“Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) All currently outstanding Company Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and Company Bank’s lending policies at the time of origination of such Company Loans, and the loan documents with respect to each such Company Loan are complete and correct. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company Bank. Other than loans pledged to the FHLB or the Federal Reserve Bank of Boston, all such Company Loans are owned by Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company Bank for which there is a reasonable possibility of an adverse determination, and each of Company and Company Bank is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to Company Bank. Except as set forth in Company Disclosure Schedule 3.21, none of the Company Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third party servicing.

(d) Neither Company nor Company Bank is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company to repurchase from any such Person any Loan or other asset of Company or Company Bank, unless there is material breach of a representation or covenant by the Company or its Subsidiaries.

Section 3.22  Trust Business; Administration of Fiduciary Accounts.  Company and Company Bank do not engage in any trust business, nor does either administer or maintain accounts for which either acts as fiduciary (other than individual retirement accounts, Keogh accounts and health savings accounts), including, but not limited to, accounts for which either serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.23  Investment Management and Related Activities.  Except as set forth on Company Disclosure Schedule 3.23, none of Company, any of its Subsidiaries or Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.24  Repurchase Agreements.  With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.25  Deposit Insurance.  The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) and the Deposit Insurance Fund of the Depositors Insurance Fund to the full extent permitted by law, and has paid all premiums and assessments and filed all reports required by the FDIA and the Deposit Insurance Fund of the Depositors Insurance Fund. No

proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Company, threatened.

Section 3.26  CRA, Anti-money Laundering and Customer Information Security.  Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Company is not aware of, and none of Company and its Subsidiaries has been advised of, or has any reason to believe (because of the Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2007, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act.

Section 3.27  Transactions with Affiliates.  Except as set forth in Company Disclosure Schedule 3.27, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent or greater shareholder or other Affiliate of Company or any of its Subsidiaries, or to the Knowledge of Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the ordinary course of business. Except as set forth in Company Disclosure Schedule 3.27, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers or other Affiliates. All agreements between Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.28  Tangible Properties and Assets.

(a) Company Disclosure Schedule 3.28 sets forth a true, correct and complete list of all real property owned by Company and each of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.28, and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Company or its Subsidiary has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b) Company Disclosure Schedule 3.28 sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Company uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease, and to Company’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Company Disclosure Schedule 3.28, there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Company and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

Section 3.29  Intellectual Property.  Company Disclosure Schedule 3.29 sets forth a true, complete and correct list of all Company Intellectual Property. Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the- shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Company as currently conducted. The Company Intellectual Property owned by Company, and to the Knowledge of Company, all other Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of Company Intellectual Property. To the Knowledge of Company, the conduct of the business of Company or any of its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any of Company Intellectual Property.

Section 3.30  Insurance.

(a) Company Disclosure Schedule 3.30 identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $25,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, and neither Company nor any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) Company Disclosure Schedule 3.30 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the Company Balance Sheet in accordance with GAAP.

Section 3.31  Antitakeover Provisions.  No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.32  Fairness Opinion.  The Board of Directors of Company has received the written opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Section 3.33  Proxy Statement-Prospectus.  As of the date of the Proxy Statement- Prospectus and the dates of the Buyer Meeting and the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement-Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

Section 3.34  Transaction Costs.  Company Disclosure Schedule 3.34 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees that Company and its Subsidiaries have accrued through September 30, 2008, and to Company’s Knowledge as of the most reasonable practicable date, a reasonable good faith estimate of such costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement.

Section 3.35  Participation in U.S. Treasury and FDIC Economic Stability Programs.  Company has not submitted and will not submit an application or otherwise participate in the Capital Purchase Program implemented by the United States Treasury Department, pursuant to the Emergency Economic Stabilization Act of 2008. Company will take all necessary steps to ensure that Company and its insured depository institution subsidiaries will not opt out of the Transaction Account Guarantee component of the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program described in 12 C.F.R. Part 370.

Section 3.36  Disclosure.  The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01  Buyer Disclosure Schedule and Making of Representations and Warranties.

(a) On or prior to the date hereof, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Buyer Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect with respect to Buyer.

(b) Except as set forth in the Buyer Disclosure Schedule, Buyer, Merger Sub and Buyer Bank hereby represent and warrant, jointly and severally, to Company that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date. No representation or warranty of Buyer contained in this Article IV shall be deemed untrue or incorrect, and Buyer shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, disregarding for the purposes of this Section 4.01(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.02, 4.03 and 4.04, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 4.02  Organization, Standing and Authority.  Buyer is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Merger Sub is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Each of Buyer and Merger Sub has full corporate power and authority to carry on its business as now conducted. Each of Buyer and Merger Sub is duly licensed or qualified to do business in the Commonwealth of Massachusetts and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Buyer Bank is a

Massachusetts-chartered bank and trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB.

Section 4.03  Corporate Power; Minute Books.  Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of Buyer and Buyer Bank contain true, complete and accurate records of all corporate actions taken by the shareholders of Buyer and the Board of Directors of Buyer (including committees of the Buyer’s Board of Directors).

Section 4.04  Corporate Authority.  Subject only to the approval of this Agreement by two-thirds of the outstanding shares of Buyer Common Stock (the “Requisite Buyer Shareholder Approval”) this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer, Merger Sub and Buyer Bank on or prior to the date hereof. Buyer’s Board of Directors has directed that this Agreement be submitted to Buyer’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Buyer Shareholder Approval, no other vote of the shareholders of Buyer is required by law, the Articles of Organization of Buyer, the Bylaws of Buyer or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Buyer, Merger Sub and Buyer Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer, Merger Sub and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.05  SEC Documents; Financial Reports; and Regulatory Reports.

(a) Buyer’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2007 (the “Buyer 2007 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by Buyer or any of its Subsidiaries subsequent to December 31, 2002 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Buyer SEC Documents”), with the SEC, and each of the Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of the date on which such Buyer SEC Document was filed or will be filed with the SEC, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of Buyer and its Subsidiaries contained in Buyer’s Form 10-Q for the quarterly period ended June 30, 2008 and, except for liabilities reflected in Buyer SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since June 30, 2008, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of Nasdaq. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (3) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting. Since January 1, 2004, Buyer has disclosed any material weakness (as defined by applicable rules under the Exchange Act) in its internal controls over financial reporting and its conclusions regarding the effectiveness of its disclosure controls and procedures to the extent and in the manner required to be disclosed in the reports that Buyer files or submits under the Exchange Act.

(c) Since December 31, 2002, Buyer and its Subsidiaries have duly filed with the FRB, the FDIC, the Massachusetts Division of Banks and any other applicable Governmental Authority, the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate in compliance with the requirements of applicable laws and regulations.

Section 4.06  Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or affiliates in connection with the execution, delivery or performance by Buyer of this Agreement, or to consummate the transactions contemplated by this Agreement, except for (i) filings of applications or notices with, and consents, approvals or waivers by, the FRB, the Massachusetts Board of Bank Incorporation, and the Massachusetts Housing Partnership Fund; (ii) the filing and effectiveness of the Registration Statement with the SEC; (iii) the approval of this Agreement by two-thirds of the outstanding shares of Buyer Common Stock and the approval of this Agreement by Buyer as the sole shareholder of Merger Sub; and (iv) the approval of the listing on Nasdaq of the Buyer Common Stock to be issued in the Merger. In the event that Buyer determines to proceed with the Bank Merger, filings with, and the approval of, the FDIC, the Massachusetts Commissioner of Banks, the Depositors Insurance Fund and Buyer Bank’s sole shareholder would also be required. As of the date hereof, Buyer is not aware of any reason why the approvals set forth above will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.07  Absence of Certain Changes or Events.  Except as reflected in Buyer’s unaudited balance sheet as of June 30, 2008 or in the Buyer SEC Documents, since June 30, 2008, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Buyer or its Subsidiaries, and to the Knowledge of Buyer, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Buyer in the future.

Section 4.08  Compliance with Laws.

(a) Buyer and each of its Subsidiaries is and since December 31, 2003 has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) Buyer and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Other than as set forth in Buyer Disclosure Schedule 4.08, neither Buyer nor any of its Subsidiaries has received, since December 31, 2003, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.09  Proxy Statement-Prospectus Information; Registration Statement.  As of the date of the Proxy Statement-Prospectus and the dates of the Buyer Meeting and the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the registration statement on Form S-4 (the “Registration Statement”) prepared pursuant to will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that that information as of a later date shall be deemed to modify information as of an earlier date.

Section 4.10  Legal Proceedings.

(a) Other than as set forth in Buyer Disclosure Schedule 4.10, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries.

(b) Neither Buyer nor any of its Subsidiaries is a party to any, nor are there any pending or, to Buyer’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Buyer or any of its Subsidiaries in which, to Buyer’s Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect with respect to Buyer or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon Buyer or any of its Subsidiaries, or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

Section 4.11  Brokers.  None of Buyer, Buyer Bank or any of their officers or trustees has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to, Robert W. Baird & Co. in accordance with the terms of a letter agreement between Robert W. Baird & Co. and Buyer.

Section 4.12  Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Buyer or any of its Subsidiaries and current or former directors of Buyer or any of its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Buyer Benefit Plans”), including, but not limited to, any trust instruments and insurance contracts forming a part of any Buyer Benefit Plans and all amendments thereto, have been made available to Company.

(b) All Buyer Benefit Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. There is no pending or, to Buyer’s Knowledge, threatened litigation relating to the Buyer Benefit Plans. Neither Buyer nor any of its Subsidiaries has engaged in a transaction with respect to any Buyer Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Buyer or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

Section 4.13  Labor Matters.  Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Buyer’s Knowledge threatened, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Buyer’s Knowledge, threatened, nor is Buyer aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.14  Tax Matters.

(a) Buyer and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Buyer is not the beneficiary of any extension of time within which to file any Tax Return, and neither Buyer nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

(b) Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) Except as set forth on Buyer Disclosure Schedule 4.14(c), no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Buyer are pending with respect to Buyer. Buyer has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer.

(d) Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The unpaid Taxes of Buyer (i) did not, as of the end of the most recent period covered by the Buyer SEC Documents filed on or prior to the date hereof, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Buyer SEC Documents filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Buyer in filing its Tax Returns. Since the end of the most recent period covered by the Buyer SEC Documents filed prior to the date hereof, Buyer has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

Section 4.15  Loans: Nonperforming and Classified Assets.

(a) Except as set forth in Buyer Disclosure Schedule 4.15, as of the date hereof, neither Buyer nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of September 30, 2008, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, Executive Officer or five percent or greater shareholder of Buyer or any of its Subsidiaries, or to the Knowledge of Buyer, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Buyer Disclosure Schedule 4.15 identifies (x) each Loan that as of September 30, 2008 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Buyer, Buyer Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Buyer that as of September 30, 2008 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Buyer, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.16  Buyer Capital Stock.  The authorized capital stock of Buyer consists solely of (a) 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding and (b) 30,000,000 shares of Buyer Common Stock, of which (i) 16,278,392 shares are outstanding as of the date hereof, and (ii) no shares are held by Buyer Subsidiaries, and (iii) 1,016,091 shares are reserved for future issuance pursuant to outstanding options granted under the Buyer Benefit Plans. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Merger Sub Common Stock, all of which are outstanding as of the date hereof and are held by Buyer. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Buyer is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries, except for (i) shares of Buyer Common Stock issuable pursuant to the Buyer Benefits Plans and (ii) by virtue of this Agreement.

Section 4.17  CRA and Anti-money Laundering.  Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Buyer is not aware of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of the Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2007, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory;” or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute. Furthermore, the Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act.

Section 4.18  Environmental Matters.

(a) Other than as set forth in Buyer Disclosure Schedule 4.18, to Buyer’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Buyer or any of its Subsidiaries has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law.

(b) Except as disclosed on Buyer Disclosure Schedule 4.18, to Buyer’s Knowledge, Buyer and each of its Subsidiaries is in compliance with applicable Environmental Law. Neither Buyer nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) to Buyer’s Knowledge, any written request for information reasonably indicating an investigation or other inquiry by any Government Authority concerning a possible violation of, or liability under, any Environmental Law.

(c) Except as disclosed on Buyer Disclosure Schedule 4.18, to Buyer’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Buyer, any of its Subsidiaries, or any currently or formerly owned or operated property, that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Buyer or any of its Subsidiaries, or (ii) result in any restriction on the ownership, use, or transfer of any property.

Section 4.19  Regulatory Capitalization.  Buyer Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.20  Administration of Trust and Fiduciary Accounts.  Buyer has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, and Buyer has not received any unresolved customer demands, complaints or other communications (whether written or oral) asserting facts or circumstances that would, if true, constitute a breach of trust with respect to any such fiduciary or agency account.

Section 4.21  Disclosure.  The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

COVENANTS

Section 5.01  Covenants of Company.  During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Company shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. Company will use commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries and (iii) preserve for itself and Buyer the goodwill of the customers of Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, neither Company nor any of its Subsidiaries shall:

(a) Stock.  Other than pursuant to stock options or stock-based awards outstanding as of the date hereof and listed on the Company Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any securities (including units of beneficial ownership interest in any partnership or limited liability company), (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing Rights, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(b) Dividends; Etc.  Declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except (x) dividends by Subsidiaries of Company to such Subsidiary’s parent or another Subsidiary of Company and (y) the regular quarterly dividends on Company Common Stock in the amount of no more than $0.08 per share of Company Common Stock.

(c) Compensation; Employment Agreements, Etc.  Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that such increases shall not result in an annual adjustment in total compensation of more than 5% for any individual or 4% in the aggregate for all employees of the Company other than as disclosed on Company Disclosure Schedule 5.01(c), (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Company Disclosure Schedule 5.01(c), if any, (iv) bonus payments in the ordinary course of business consistent with past practices, provided that such payments shall not exceed the aggregate amount set forth on Company Disclosure Schedule 5.01(c) and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring; Promotions.  (i) Hire any person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $75,000 to fill vacancies that may arise from time to time in the ordinary course of business, or (ii) promote any employee, except to satisfy contractual obligations existing as of the date hereof and set forth on Company Disclosure Schedule 5.01(d), if any.

(e) Benefit Plans.  Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Company Disclosure Schedule 5.01(e)), any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any of its Subsidiaries.

(f) Transactions with Affiliates.  Except pursuant to agreements or arrangements in effect on the date hereof and set forth on Company Disclosure Schedule 5.01(f), pay, loan or advance any amount to,

or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice.

(g) Dispositions.  Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, other than in the ordinary course of business consistent with past practice.

(h) Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity, other than in the ordinary course of business consistent with past practice.

(i) Capital Expenditures.  Except as set forth on Company Disclosure Schedule 5.01(i), make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate, unless such capital expenditure is consented to in writing by Buyer acting through its Chief Financial Officer, Robert D. Cozzone or their designee(s) (which consent will not be unreasonably withheld, nor shall Buyer’s response to Company’s request for consent be delayed more than five business days from the date of such request).

(j) Governing Documents.  Amend Company’s Articles of Organization or Bylaws or any equivalent documents of Company’s Subsidiaries.

(k) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l) Contracts.  Except as set forth on Company Disclosure Schedule 5.01(l), enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m) Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Company or any of its Subsidiaries.

(n) Banking Operations.  Enter into any new material line of business; change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivative Transactions.  Enter into any Derivative Transaction.

(p) Indebtedness.  Incur any indebtedness for borrowed money (other than FHLB or Federal Reserve borrowings, deposits, repurchase agreements, or federal funds purchased, in each case in the ordinary course of business consistent with recent past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(q) Investment Securities.  Acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity, (ii) in satisfaction of debts previously contracted in good faith, or (iii) investments having maturities of one year or less and rated A-1 or P-1 or better by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively, in each case in the ordinary course of business consistent with recent past practice), sell or otherwise dispose of any debt security or equity investment, other than sales of debt securities for liquidity purposes, unless such acquisition, sale or disposal is consented to in writing by Buyer acting through Robert D. Cozzone or his designee(s) (which consent will not be unreasonably withheld, nor shall Buyer’s response to Company’s request for consent be delayed more than five business days from the date of such request).

(r) Loans.  Except for loans approved and/or committed as of the date hereof that are listed on Company Disclosure Schedule 5.01(r), make or renew any loan, loan commitment, letter of credit or other extension of credit (i) in excess of $2,500,000, (ii) which has primary collateral which is outside of the Commonwealth of Massachusetts, or (iii) which is not in compliance with Company’s credit policies and procedures, except for loans, loan commitments, letters of credit or other extensions of credit which are made in the ordinary course of business and consistent with recent past practice, unless such loan, loan commitment, letter of credit or other extension of credit is consented to in writing by Buyer acting through Gerard F. Nadeau or his designee(s) (which consent will not be unreasonably withheld, nor shall Buyer’s response to Company’s request for consent be delayed more than five business days from the date of such request).

(s) Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof.

(t) Taxes.  Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subsection (t), “material” shall mean affecting or relating to $50,000 or more of taxable income.

(u) Compliance with Agreements.  Commit any act or omission which constitutes a material breach or default by Company under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits.

(v) Environmental Assessments.  Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I Assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the existence of any condition or matter with respect to which it is reasonably likely that the cost as set forth in such environmental assessment of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties fines or other liabilities will exceed $25,000 individually or $50,000 in the aggregate.

(w) Adverse Actions.  Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(x) Common Stock Purchase Plan.  Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(y) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02  Covenants of Buyer.

(a) Affirmative Covenants.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, Buyer will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable laws and regulations.

(b) Negative Covenants.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer will not, and will cause each of its Subsidiaries not to:

(i) Adverse Actions.  Take any action or fail to take any action that is intended or is reasonably likely to result in (A) a delay in the consummation of the Merger or the transactions contemplated by this Agreement, (B) any impediment to Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (C) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (D) any of the conditions to the Merger set forth in Article VI not being satisfied, or (E) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation, or

(ii) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

(c) Certain Actions by Buyer.  Buyer understands and acknowledges that certain extraordinary activities Buyer might undertake prior to the Closing could impact the value of the Merger Consideration to be received by Company’s shareholders. Accordingly, Buyer agrees:

(i) to keep the Chief Executive Officer of Company informed, on a reasonably current basis, of the status of any plans that Buyer is seriously considering (and that would, if consummated, be commenced prior to or immediately following the Effective Time) with respect to (A) a material sale of additional shares of Buyer’s equity securities (or securities exercisable for or convertible into Buyer’s equity securities) in a public or private offering, or (B) a material acquisition of another whole bank, by merger or otherwise;

(ii) to invite the Chief Executive Officer of Company to attend and participate in (on a non-voting basis) all meetings of Buyer’s Directors at which any significant discussion is expected to be held with respect to an event described in (c)(i) above, including without limitation all meetings of Buyer’s full Board of Directors and committee meetings at which such matters are being considered; and

(iii) that it will not effect a transaction described in Section 5.02(c)(i)(A) above without either (x) confirming the non-objection of Company (acting through its Chief Executive Officer), or (y) providing to the Chief Executive Officer of Company a reasonably detailed analysis of why Buyer’s Board of Directors has determined in its good faith business judgment, by a vote of at least two-thirds of the members of such Board, to do so.

Company’s Chief Executive Officer shall, prior to attending any such meeting, execute a confidentiality agreement appropriate for a Board observer.

Section 5.03  Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04  Shareholder Approvals.

(a) Company agrees to take, in accordance with applicable law, the rules of the Financial Industry Regulatory Authority, Inc., the Articles of Organization of Company and the Bylaws of Company, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Company’s shareholders in order to permit consummation of the transactions contemplated hereby (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 5.09, shall take all lawful action to solicit such approval by such shareholders. Company agrees to use commercially reasonable efforts to convene the Company Meeting within forty-five (45) days following the time when the Registration Statement becomes effective. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the

Company Meeting. The Board of Directors of Company shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the shareholders of Company and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Buyer or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.09 (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of Company for their consideration at Company Meeting and nothing contained herein shall be deemed to relieve Company of such obligation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting unless Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities laws or fiduciary duties of Company’s Board of Directors. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably required by Buyer.

(b) Buyer agrees to take, in accordance with applicable law, the rules of the Financial Industry Regulatory Authority, Inc., the Articles of Organization of Buyer and the Bylaws of Buyer, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Buyer’s shareholders in order to permit consummation of the transactions contemplated hereby (including any adjournment or postponement, the “Buyer Meeting”) and shall take all lawful action to solicit such approval by such shareholders. Buyer agrees to use commercially reasonable efforts to convene the Buyer Meeting within forty-five (45) days following the time when the Registration Statement becomes effective. The Board of Directors of Buyer shall at all times prior to and during the Buyer Meeting recommend approval of this Agreement by the shareholders of Buyer and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Company or take any other action or make any other public statement inconsistent with such recommendation. In the event that there is present at Buyer Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Buyer Shareholder Approval, Buyer will not adjourn or postpone the Buyer Meeting unless Buyer is advised by counsel that failure to do so would result in a breach of the U.S. federal securities laws or fiduciary duties of Buyer’s Board of Directors. Buyer shall keep Company updated with respect to the proxy solicitation results in connection with the Buyer Meeting as reasonably required by Company.

(c) Buyer, as the sole shareholder of Merger Sub, has approved this Agreement and any other matters required to be approved by Merger Sub’s shareholders for consummation of the transactions contemplated by the Agreement.

Section 5.05  Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing.

(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the financial advisor and Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company and Buyer, at their own expense, shall promptly mail the Proxy Statement-Prospectus to their respective shareholders.

(b) Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each party will notify the other party promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement-Prospectus, or for any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement- Prospectus, the Merger or any other filing. If at any time prior to the Buyer Meeting and the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Company and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to their shareholders such amendment or supplement.

(d) Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Company and its counsel with a copy of all such filings made with the SEC. Until such time as the Board of Directors of Company takes any of the actions with respect to an Acquisition Proposal permitted pursuant to Section 5.09 of this Agreement, Company will provide Buyer and its counsel with a reasonable opportunity to review and comment on the Proxy Statement-Prospectus and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Buyer and its counsel with a copy of all such filings made with the SEC.

(e) Buyer agrees to use commercially reasonable efforts to list, prior to the Effective Date, on Nasdaq the shares of Buyer Common Stock to be issued in connection with the Merger.

Section 5.06  Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”). Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b) Company will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications received by Company or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives) and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives). With respect to any of the foregoing, Company will consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(c) Buyer will notify Company promptly and shall promptly furnish Company with copies of notices or other communications received by Buyer or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives).

Section 5.07  Publicity.  Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. Without limiting the reach of the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated hereby.

Section 5.08  Access; Information.

(a) Company and Buyer agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, each shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information relating to it as the other party may reasonably request and, during such period, shall furnish promptly to the other party all information concerning its business, properties and personnel as the other party may reasonably request.

(b) No investigation by a party hereto or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby.

Section 5.09  No Solicitation by Company.

(a) The Company and its Subsidiaries shall immediately cease, and Company and its Subsidiaries shall use their commercially reasonable efforts to cause each of their respective representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date hereof with respect to an Acquisition Proposal. Except as permitted by this Section 5.09, after the execution and delivery of this Agreement, Company and its directors, executive officers and Subsidiaries shall not, and Company shall use commercially reasonable efforts to cause each of its and its Subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to a Acquisition Proposal to, any Person that has made or, to the Knowledge of Company, is considering making an Acquisition Proposal, or (iii) engage in discussions regarding an Acquisition Proposal with any Person that has made, or, to Company’s Knowledge, is considering making, an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.09.

(b) Notwithstanding Section 5.09(a), if, prior to the Requisite Company Shareholder Approval is obtained, Company receives a written and unsolicited Acquisition Proposal that the Board of Directors of Company reasonably believes to be credible, which the Board of Directors of Company determines in good faith (after consultation with its financial advisors and outside counsel) is or could reasonably be expected to result in a Superior Proposal, Company may take the following actions: (1) furnish nonpublic information to the Person making such Acquisition Proposal, but only if (A) prior to so furnishing such information, Company has entered into a customary confidentiality agreement with such Person, and (B) all such information has previously been provided to Buyer or is provided to Buyer prior to or contemporaneously with the time it is provided to the Person making such Acquisition Proposal or such Person’s representatives, and (2) engage or participate in any discussions or negotiations with such Person with respect to the Acquisition Proposal. Company promptly (and in any event within 48 hours) shall advise Buyer orally and in writing of the receipt of (i) any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for non-public information relating to Company or any of its Subsidiaries other than requests for information not reasonably expected to be related to an Acquisition Proposal. Company shall, thereafter, keep Buyer reasonably informed on a reasonably current basis of the status of any such Acquisition Proposal (including any material change to the terms thereof).

(c) Except as provided in Section 5.09(d), Board of Directors of Company shall not (i) withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 5.04(a), or (ii) approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal. Except as provided in Section 5.09(d), Company shall not, and its Board of Directors shall not allow Company to, and Company shall not allow any of Company’s Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for customary confidentiality agreements permitted under Section 5.09(b)) relating to any Acquisition Proposal.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the Board of Directors of Company may, prior to the time the Requisite Company Shareholder Approval is obtained, make a Change in Recommendation and/or terminate this Agreement pursuant to Section 7.01, in each case of clauses (i) or (ii), if the Board of Directors of Company has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the Board of Directors may not take any such action in connection with an Acquisition Proposal unless (1) the Board of Directors has determined that such Acquisition Proposal constitutes a Superior Proposal, (2) prior to terminating this Agreement pursuant to Section 7.01(g), Company provides prior written notice to Buyer at least three Business Days in advance (the “Notice Period”) of its intention to take such action, which notice shall specify all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents or correspondence evidencing such Superior Proposal), and any material modifications to any of the foregoing, (3) during the Notice Period Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Buyer in good faith should Buyer propose to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute (in the good faith judgment of Company’s Board of Directors) a Superior Proposal and (4) such Acquisition Proposal continues to constitute (in the good faith judgment of Company’s Board of Directors) a Superior Proposal after taking into account any such amendments that Buyer shall have agreed to make prior to the end of the Notice Period.

(e) Nothing contained in this Section 5.09 shall prohibit Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, or making any disclosure to Company’s shareholders if, after consultation with its outside legal counsel, Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed to be a Change in Recommendation unless it is limited to a stop, look and listen communication or the Company’s Board of Directors reaffirms the recommendation referred to in Section 5.04(a) in such disclosure and does not recommend that Company shareholders tender their shares, or (ii) informing any Person of the existence of the provisions contained in this Section 5.09.

Section 5.10  Indemnification.

(a) From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of Company, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred after the Effective Time in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of Company or is or was serving at the request of Company as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Company, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the full extent to which such Indemnified Parties would be entitled under the Bylaws of Company as in effect on the date of this Agreement as though such Bylaws continue to remain in effect after the Effective Time (subject to applicable Law).

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Prior to the Effective Time, Company shall and if Company is unable to, Buyer shall cause the Surviving Entity as of the Effective Time to obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of Company’s existing directors’ and officers’ insurance policies, and (ii) Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the Indemnified Parties as Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall Company expend, or Buyer or the Surviving Entity be required to expend, for such “tail” policy a premium amount in excess of an amount equal to (x) 225% of the annual premiums paid by Company for D&O Insurance in effect as of the date of this Agreement.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.10.

Section 5.11  Employees; Benefit Plans.

(a) Buyer shall retain all Company Employees who accept employment with Buyer Bank under the terms and conditions specified by Buyer; provided, that continued retention by Buyer Bank of such employees subsequent to the Merger shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees regarding employment, consulting or other arrangements to be effective prior to or following the Merger. Any interaction between Buyer and Company’s employees shall be coordinated by Company.

(b) Following the Closing Date, Buyer may choose to maintain any or all of Company Benefit Plans in its sole discretion, subject to the last sentence of this Section 5.11(b). However, for any Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees shall be entitled to participate in such Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur, if at all, at different times with respect to different plans). Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time; provided, however, that (i) within one year of the Closing Date all Company Employees shall be entitled to participate in all benefit plans of general applicability then maintained by Buyer or Buyer Bank to the same extent as similarly-situated employees of Buyer and Buyer Bank, and (ii) Buyer will not terminate any Company Benefit Plan that is a medical or dental insurance plan if such termination would shorten the period during which any Company Employee would otherwise (if such Company Benefit Plan had not been terminated) have had COBRA benefits, as contemplated under the Company’s Severance Pay Plan.

(c) If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Buyer or Buyer Bank upon termination of such plan of Company or any of its Subsidiaries, Buyer shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Buyer or Buyer Bank, (ii) provide full credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(d) Buyer shall honor, and the Surviving Entity shall continue to be obligated to perform, in accordance with their terms, all vested benefit obligations to, and contractual rights of, current and former employees and directors of the Company existing as of the Effective Date, as well as all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of the Company, but only if such obligations, rights, agreements, plans or policies are set forth in the Company Disclosure Schedule. Buyer acknowledges that the consummation of the Merger will constitute a “change-in-control” of the Company for purposes of any benefit plans, agreements and arrangements of the Company. Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such Company Benefit Plans and subject to the last sentence of Section 5.11(b).

(e) With respect to each Company Benefit Plan subject to Section 409A of the Code, Company agrees to amend each such plan or cause each such plan to be amended to the extent, in Buyer’s reasonable judgment, such an amendment is necessary to comply with Section 409A of the Code prior to the earlier of the Effective Time or the deadline imposed by the IRS. Such amendments shall be provided to Buyer and its counsel at least ten days prior to their proposed adoption by Company or Company Bank and shall be subject to the prior approval of Buyer, which shall not be unreasonably withheld.

(f) During the one-year period commencing as of the date on which the Effective Time occurs, Buyer shall honor the Company Severance Pay Plan in connection with the termination of employment of any Company Employee (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments), in such amounts, at such times and upon such conditions as set forth in the Company Severance Pay Plan.

(g) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.11 is intended (i) to amend any Buyer Benefit Plan, (ii) interfere with Buyer’s or the Surviving Entity’s right from and after the Closing Date to amend or terminate any Buyer Benefit Plan or (iii) interfere with Buyer’s or the Surviving Entity’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant.

(h) Company and Company Bank shall cooperate in providing information reasonably requested by Buyer that is necessary for Buyer to prepare and distribute notices that Buyer may desire to provide prior to the Effective Time under the Worker Adjustment and Retraining Notification Act of 1988 (WARN Act).

(i) Subject to the occurrence of the Effective Time, the tax-qualified employee stock ownership plan of the Company (the “ESOP”) shall be terminated immediately prior to and effective as of the Effective Time (all shares held by the ESOP shall be converted into the right to receive the Merger Consideration), a portion of the unallocated shares held by the ESOP will be sold and the proceeds of such sale applied to the repayment of all outstanding ESOP indebtedness, and the balance of the unallocated shares and any other assets remaining unallocated shall be allocated and distributed to ESOP participants (subject to the receipt of a favorable determination letter from the IRS), as provided for in the ESOP unless otherwise required by applicable law. Prior to the Effective Time, Company, and following the Effective Time, Buyer shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). Company and following the Effective Time, Buyer, will adopt such amendments to the ESOP as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Neither Company, nor following the Effective Time, Buyer shall make any distribution from the ESOP except as may be required by applicable law until receipt of such favorable determination letter. In the case of a conflict between the terms of this Section 5.11(i) and the terms of the ESOP, the terms of the ESOP shall control however, in the event of any such conflict, Company before the Merger, and Buyer after the Merger, shall use their best efforts to cause the ESOP to be amended to conform to the requirements of this Section 5.11(i).

Section 5.12  Notification of Certain Changes.  Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect with respect to it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), Buyer and Company will supplement or amend their respective Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to the Buyer or Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or compliance by Buyer or Company with the respective covenants and agreements of such parties set forth herein.

Section 5.13  Current Information.  During the period from the date of this Agreement to the Effective Time, each of Company and Buyer will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of the other party and to report the general status of the ongoing operations of Company and its Subsidiaries and Buyer and its Subsidiaries, respectively. Without limiting the foregoing, Company and Buyer agree to provide to the other (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority within one (1) Business Day following the filing thereof, and (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty-five (25) days after the end of each month, prepared in accordance with Company’s and Buyer’s respective current financial reporting practices.

Section 5.14  Board Packages.  Company shall distribute a copy of any Company or Company Bank Board package, including the agenda and any draft minutes, to Buyer at the same time and in the same manner in which it distributes a copy of such package to the Board of Directors of Company or Company Bank, as the case may be; provided, however, that Company shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of Company or any other matter that Company’s Board of Directors has been advised of by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any law or regulation, or may result in a waiver of the Company’s attorney-client privilege.

Section 5.15  Transition; Informational Systems Conversion.  From and after the date hereof, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by of Company and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall promptly reimburse Company for any reasonable out-of-pocket fees, expenses or charges that Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Informational Systems Conversion.

Section 5.16  Access to Customers and Suppliers.  From and after the date hereof, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to customers and suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of the Buyer. Any interaction between Buyer and Company’s customers and suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s customers and suppliers.

Section 5.17  Environmental Assessments.

(a) Company shall cooperate with and grant access to an environmental consulting firm selected by Buyer and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed), to any property set forth on Company Disclosure Schedule 3.28(a) for the purpose of conducting (i) Phase I Assessments (which also may include an evaluation of asbestos containing materials, lead based paint, lead in drinking water, mold and radon) and (ii) Phase II Assessments.

(b) Each Environmental Assessment shall include an estimate by the environmental consulting firm preparing such Environmental Assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the “potential environmental condition(s)” or “recognized environmental condition(s)” or other conditions which are the subject of the Environmental Assessment.

Section 5.18  Certain Litigation.  In the event that any shareholder litigation related to this Agreement or the Merger and the other transactions contemplated by this Agreement is brought, or, to Company’s Knowledge, threatened, against Company and/or the members of the board of directors of Company prior to the Effective Time, Company shall give Buyer the opportunity to participate in the defense or settlement of such litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld). Company shall promptly notify Buyer of any such stockholder litigation brought, or threatened, against Company and/or members of the board of directors of Company and keep Buyer reasonably informed with respect to the status thereof.

Section 5.19  Stock Exchange De-listing.  Prior to the Closing Date, Company shall cooperate with Buyer and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq and the other exchanges on which the common stock of Company is listed to enable the de-listing by the Surviving Entity of the Company Common Stock from Nasdaq and the other exchanges on which the Company Common Stock is listed and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 5.20  Director Resignations.  Company shall use commercially reasonable efforts to cause to be delivered to Buyer resignations of all the directors of Company and its Subsidiaries to be effective as of the Effective Time.

Section 5.21  Coordination of Dividends.  After the date of this Agreement, each of Buyer and Company shall coordinate with the other the payment of dividends with respect to the Buyer Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock or any share of Buyer Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger.

Section 5.22  Representation on Buyer Board.

(a) Prior to the Closing, the Board of Directors of Buyer and the Board of Directors of Buyer Bank each shall increase by three (3) the number of directors constituting the entire Boards of Directors of Buyer and Buyer Bank, respectively, effective as of and contingent upon the occurrence of the Effective Time, and the Boards of Directors of Buyer and Buyer Bank shall duly elect Thomas R. Venables and two other persons (selected by Buyer in its sole discretion from among the Company directors who would be eligible to serve an initial term and one additional three year term and the Company’s Chief Financial Officer) to fill such vacancies and thereby become directors of Buyer and Buyer Bank, effective as of and contingent upon the occurrence of the Effective Time. Mr. Venables and the two other individuals selected by Buyer (“Company Board Representatives”) shall be subject to Buyer’s customary background screening and evaluation procedures for potential directors.

(b) One Company Board Representative shall be elected to serve on the Buyer Board of Directors for a term to expire at the 2010 annual meeting of shareholders and two Company Board Representatives shall be elected to serve on the Buyer Board of Directors for a term to expire at the 2011 annual meeting of shareholders.

(c) Buyer and Buyer’s Board of Directors will use commercially reasonable efforts to cause each Company Board Representative to be nominated for election to at least one additional three-year term beyond the term to which such Company Board Representative is initially elected, so long as such Company Board Representative remains qualified under Buyer’s Corporate Governance Principles and is otherwise qualified to serve.

Section 5.23  Coordination.

(a) Company shall take any actions Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer Bank. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Company may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and Company Bank, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time.

(b) Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer, (ii) Company shall use commercially reasonable efforts to cause Company Bank to divest itself of such investment securities and loans as are identified by Buyer in writing from time to time prior to the Closing Date, and (iii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger. Notwithstanding the foregoing, no such modifications, changes or divestitures of the type described in this Section 5.23(b) need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

(c) Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes- Oxley Act of 2002, provided, however, that no such modifications, changes or divestitures need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

(d) No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 5.23 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

(e) Subject to Section 5.23(b), Buyer and Company shall cooperate (i) to minimize any potential adverse impact to the Buyer under FASB Statement No. 141R, and (ii) to maximize potential benefits to the Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations.

Section 5.24  Bank Merger.  Buyer and Company agree to take all action necessary and appropriate, including causing the entering into of an appropriate Plan of Bank Merger, to cause Company Bank to merge with Buyer Bank in accordance with applicable laws and regulations and the terms of the Plan of Bank Merger at such time, if any, as determined by Buyer.

Section 5.25  Transactional Expenses.  The Company has provided in Company Disclosure Schedule 3.34 a reasonable good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “Company Expenses”). Company shall use its commercially reasonable efforts to cause the aggregate amount of all Company Expense to not to exceed the total expenses disclosed in Company Disclosure Schedule 3.34. Company shall promptly notify Buyer if or when it determines that it expects to exceed its budget. Company shall not incur investment banking fees in connection with the transactions contemplated by this Agreement other than those expressly provided for in the Engagement Letter.

Section 5.26  ATM Cash Business Termination.  Prior to the Effective Time, Company agrees to complete the liquidation and dissolution of Creative Strategic Solutions, Inc. and any other inactive direct or indirect Subsidiary or Company as may be requested by Buyer. Promptly following receipt of the Requisite Company Shareholder Approval, Company Bank shall provide written notice of its intent to discontinue all ATM servicing activities performed by Company Bank.

Section 5.27  Section 16.  Prior to the Effective Time, Buyer shall, as applicable, take all such steps as may be required to cause any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act. Company agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 5.27.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01  Conditions to Obligations of the Parties to Effect the Merger.  The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Votes.  This Agreement and the transactions contemplated hereby shall have received the Requisite Company Shareholder Approval at the Company Meeting and the Requisite Buyer Shareholder Approval at the Buyer Meeting.

(b) Regulatory Approvals; No Burdensome Condition.  All consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. None of such regulatory approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality.  No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement.  The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Tax Opinions Relating to the Merger.  Company and Buyer, respectively, shall have received opinions from Foley Hoag LLP and Hogan & Hartson LLP, respectively, each dated as of the Closing

Date, in substance and form reasonably satisfactory to Company and Buyer to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger and Final Merger, considered together as a single integrated transaction, will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Foley Hoag LLP and Hogan & Hartson LLP may require and rely upon representations contained in certificates of officers of each of Company and Buyer.

Section 6.02  Conditions to Obligations of Company.  The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 4.01. Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations of Buyer and Merger Sub.  Each of Buyer and Merger Sub shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer and Merger Sub by the Chief Executive Officer and the Chief Financial Officer of Buyer and a qualified officer of Merger Sub to such effect.

(c) Other Actions.  Buyer and Merger Sub shall have furnished Company with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as Company may reasonably request.

Section 6.03  Conditions to Obligations of Buyer.  The obligations of Buyer and Merger Sub to consummate the Merger also are subject to the fulfillment or written waiver by Buyer and Merger Sub prior to the Closing Date of each of the following conditions:

(a) Company Common Stock.  Notwithstanding the standard set forth in Section 3.01, the number of shares of Company Common Stock outstanding as of the Closing Date of this Agreement shall not exceed 7,842,015, except to the extent increased as a result of the exercise, after the date of this Agreement, of one or more stock options listed on the Company Disclosure Schedule, provided such options are exercised in accordance with the terms existing as of the date of this Agreement and disclosed on the Company Disclosure Schedule.

(b) Representations and Warranties.  The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 3.01. Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer of Company to such effect.

(c) Performance of Obligations of Company.  Company shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer and Merger Sub shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Financial Officer and Chief Operating Officer of Company to such effect.

(d) Other Actions.  Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as Buyer and Merger Sub may reasonably request.

Section 6.04  Frustration of Closing Conditions.  Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01  Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent.  At any time prior to the Effective Time, by the mutual consent of Buyer and Company if the Board of Directors of Buyer and the Board of Directors of Company each so determines by vote of a majority of the members of its entire Board.

(b) No Regulatory Approval.  By Buyer or Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval.  By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Section 5.04(a)), if the Requisite Company Shareholder Approval or the Requisite Buyer Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties.  By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party (subject to the standard set forth in Sections 3.01 and 4.01, respectively), which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants.  By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f) Delay.  By either Buyer or Company if the Merger shall not have been consummated on or before April 30, 2009 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Superior Proposal.  By Company if at any time after the date of this Agreement and prior to obtaining the Requisite Company Shareholder Approval, Company receives an Acquisition Proposal; provided, however, that Company shall not terminate this Agreement pursuant to the foregoing clause unless:

(i) Company shall have complied in all material respects with Section 5.09 of this Agreement, including the conclusion by the Board of Directors of Company in good faith that such Acquisition Proposal is a Superior Proposal;

(ii) Company concurrently pays the Termination Fee payable pursuant to Section 7.02; and

(iii) the Board of Directors of Company concurrently approves, and Company concurrently enters into, a definitive agreement with respect to such Superior Proposal.

(h) Failure to Recommend; Third-Party Acquisition Transaction; Etc.  At any time prior to the Company Meeting, by Buyer if (i) Company shall have materially breached its obligations under Section 5.09, (ii) the Board of Directors of Company shall have failed to make its recommendation referred to in Section 5.04(a) or withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer, whether or not permitted by Section 5.09, (iii) the Board of Directors of Company shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary or Affiliate of Buyer, whether or not permitted by Section 5.09, or (iv) Company shall have materially breached its obligations under Section 5.04(a) by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 5.04(a).

Section 7.02  Termination Fee; Reimbursement.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to $4,500,000 (the “Termination Fee”)

(i) in the event Company terminates this Agreement pursuant to Section 7.01(g), in which case Company shall pay the Termination Fee at or prior to the time of such termination, and

(ii) in the event Buyer terminates this Agreement pursuant to Section 7.01(h), in which case Company shall pay the Termination Fee as promptly as practicable (but in any event within three (3) Business Days).

(b) In the event that (A) (i) an Acquisition Proposal, whether or not conditional, shall have been publicly announced after the date hereof (or any Person shall have, after the date hereof, publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) or (ii) the Board of Directors of Company has made a Change in Recommendation (or publicly proposed to make a Change in Recommendation), prior to or on the date of the Company Meeting (including any adjournment or postponement at which the vote on the Merger is held), (B) this Agreement is thereafter terminated by either Buyer or Company pursuant to Section 7.01(c) or Section 7.01(f) or by Buyer pursuant to Section 7.01(d) or Section 7.01(e) as a result of Company’s willful breach of any of its representations, warranties or covenants hereunder, and (C) within 12 months following the date of such termination, Company enters into a definitive agreement with respect to any Acquisition Transaction, or Company consummates any Acquisition Transaction (whether or not such Acquisition Transaction resulted from or was related to the Acquisition Proposal referred to in the foregoing clause (A)(i), if applicable), then Company shall pay Buyer the Termination Fee, less the Buyer Reimbursement Amount, which amount shall be payable by wire transfer of immediately available funds on or prior to the earlier of Company entering into a definitive agreement for or consummating such Acquisition Transaction.

(c) In the event that this Agreement is terminated by Buyer under the provisions referred to in clause (B) of Section 7.02(b) and a circumstance referred to in clause (A)(i) or (A)(ii) of Section 7.02(b) shall have occurred prior to such termination but the Termination Fee has not been paid and is not payable because the circumstances referred to in clause (C) of Section 7.02(b) shall not have occurred, then Company shall pay at Buyer’s direction as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor up to $750,000 of Buyer’s and its Subsidiaries reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Buyer and its Subsidiaries prior to the termination of this Agreement proximately in connection with the negotiation, execution, delivery and performance of this Agreement by Buyer and Buyer Bank (the “Buyer Reimbursement Amount”).

(d) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Company for such amounts, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (x) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with such suit.

(e) Exclusivity of Remedy.  Notwithstanding anything to the contrary set forth in this Agreement, if the Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee, neither the Company nor Company Bank (or any successor in interest of Company or Company Bank) will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03  Effect of Termination.  In the event of termination of this Agreement pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder other than as set forth in Section 7.02, provided however that except as set forth in Section 7.02(e), termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

ARTICLE VIII

DEFINITIONS

Section 8.01  Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any proposal or offer after the date hereof with respect to any Acquisition Transaction or any public announcement by any Person (which shall include any regulatory application or notice) of a proposal, plan or intention with respect to any Acquisition Transaction.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereby) involving Company: (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Company in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act if 1933, as amended, in connection therewith.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means each of the Original Agreement or Amended Agreement, individually or collectively, as amended or modified from time to time in accordance with Section 9.02.

“Amended Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Merger” has the meaning set forth in Section 1.04(a).

“Assumption Election” has the meaning set forth in Section 2.06(b).

“Average Closing Price” has the meaning set forth in Section 2.03.

“Bank Merger” has the meaning set forth in the recitals.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BOLI” has the meaning set forth in Section 3.30(b).

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer 2007 Form 10-K” has the meaning set forth in Section 4.05(a).

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” has the meaning set forth in Section 4.12(a).

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Company on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V.

“Buyer Meeting” has the meaning set forth in Section 5.04(b).

“Buyer Reimbursement Amount” has the meaning set forth in Section 7.02(c).

“Buyer SEC Documents” has the meaning set forth in Section 4.05(a).

“Certificate” means any certificate which immediately prior to the Effective Time represents shares of Company Common Stock.

“Change in Recommendation” has the meaning set forth in Section 5.04(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 2007 Form 10-K” has the meaning set forth in Section 3.08(a).

“Company Balance Sheet” has the meaning set forth in Section 3.08(a).

“Company Balance Sheet Date” has the meaning set forth in Section 3.08(a).

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.14(a).

“Company Common Stock” means the common stock, no par value per share, of Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by Company to Buyer on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V.

“Company Employees” has the meaning set forth in Section 3.14(a).

“Company Equity Plan” has the meaning set forth in Section 2.06.

“Company Expenses” has the meaning set forth in Section 5.25.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Loan Property” has the meaning set forth in Section 3.16(a).

“Company Meeting” has the meaning set forth in Section 5.04(a).

“Company Pension Plan” has the meaning set forth in Section 3.14(b).

“Company SEC Documents” has the meaning set forth in Section 3.08(a).

“Company Severance Pay Plan” has the meaning set forth in Section 3.14(g).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Effective Time” has the meaning set forth in Section 1.04(a).

“Environmental Assessment” has the meaning set forth in Section 3.16(a).

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.14(c).

“Exchange Act” has the meaning set forth in Section 3.08(a).

“Exchange Agent” means such exchange agent as may be designated by Buyer and reasonably acceptable to Company to act as agent for purposes of conducting the exchange procedures described in Section 2.04 (which shall be Buyer’s transfer agent).

“Exchange Fund” has the meaning set forth in Section 2.05(a).

“Exchange Ratio” has the meaning set forth in Section 2.01(c).

“Executive Officer” means each officer of Company who files reports with the SEC pursuant to Section 16(a) of the Exchange Act.

“FDIA” has the meaning set forth in Section 3.25.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Boston.

“Final Merger” shall have the meaning set forth in the preamble to this Agreement.

“FRB” means the Federal Reserve Bank of Boston.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Informational Systems Conversion” has the meaning set forth in Section 5.15.

“Insurance Policies” has the meaning set forth in Section 3.30(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person (including references to such Person being aware of a particular matter) as used with respect to Company and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the officers of Company and/or Company Bank listed on Schedule 8.01(a) hereto and the directors of Company and Company Bank, and as used with respect to Buyer and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the officers of Buyer listed on Schedule 8.01(b) hereto and the directors of Buyer. Without limiting the scope of the immediately preceding sentence, the term “Knowledge” includes any fact, matter or circumstance set forth in any written notice received by Company from any Governmental Authority.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.28(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Loans” has the meaning set forth in Section 3.21(a).

“Material Adverse Effect” means (a) with respect to any Person, any effect that is material and adverse to the financial position, results of operations or business of such Person and its Subsidiaries,

taken as a whole, or which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (iii) any modifications or changes to Company valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and with Buyer’s prior written consent, (iv) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting Company or Buyer, including, but not limited to, changes in levels of interest rates generally, (v) the effects of compliance with this Agreement on the operating performance of Company or Buyer, including the expenses incurred by Company or Buyer in consummation of the transactions contemplated by this agreement, (vi) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Merger Sub Common Stock” means the common stock, $0.01 par value per share, of Merger Sub.

“Merger Sub Surviving Entity” has the meaning set forth in Section 1.01.

“Nasdaq” has the meaning set forth in Section 2.03.

“New Certificates” has the meaning set forth in Section 2.04(a).

“Notice Period” has the meaning set forth in Section 5.09(d).

“Options” has the meaning set forth in Section 2.06.

“OREO” has the meaning set forth in Section 3.21(a).

“Original Agreement” has the meaning set forth in the preamble to this Agreement.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I Assessment” has the meaning set forth in Section 3.16(a).

“Phase II Assessment” has the meaning set forth in Section 3.16(a).

“Plan of Bank Merger” means the agreement and plan of merger to be entered into between Buyer Bank and Company Bank providing for the merger of Company Bank and Buyer Bank.

“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of Buyer Common Stock and Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Registration Statement” has the meaning set forth in Section 4.09.

“Requisite Buyer Shareholder Approval” has the meaning set forth in Section 4.04.

“Requisite Company Shareholder Approval” has the meaning set forth in Section 3.06.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley” has the meaning set forth in Section 3.08(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.08(a).

“Settlement Agreement” has the meaning set forth in the recitals.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Company subsidiary means, unless the context otherwise requires, any current or former Subsidiary of Company.

“Superior Proposal” means any bona fide written Acquisition Proposal with respect to more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of Company that is (a) on terms which the Board of Directors of Company determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Company’s shareholders than the transactions contemplated hereby, (b) that constitutes a transaction that, in the good faith judgment of the Board of Directors of Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (c) for which financing, to the extent required, is then committed pursuant to a written commitment letter.

“Surviving Entity” shall have the meaning set forth in Section 1.05(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Termination Date” has the meaning set forth in Section 7.01(f).

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean November 8, 2008.

“USA Patriot Act” means the USA Patriot Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” has the meaning set forth in the recitals.

ARTICLE IX

MISCELLANEOUS

Section 9.01  Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 4.08(b), 6.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination. Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 9.02  Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Buyer Meeting and the Company Meeting no amendment shall be made which by law requires further approval by the shareholders of Buyer or Company without obtaining such approval.

Section 9.03  Governing Law.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.03.

Section 9.04  Expenses.  Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.05  Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Buyer:

Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370
Attention: Edward H. Seksay, General Counsel
Fax: (781) 982-6130

With a copy (which shall not constitute notice) to:

Hogan & Hartson LLP
555 Thirteenth Street, NW
Washington, DC 20004
Attention: Richard A. Schaberg, Esq.
Fax: (202) 637-5910

If to Company:

Benjamin Franklin Bancorp, Inc.
58 Main Street
P.O. Box 309
Franklin, Massachusetts 02038
Attention: Thomas R. Venables, President and Chief Executive Officer
Fax: (508) 520-8364

With a copy (which shall not constitute notice) to:

Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, MA 02210
Attention: Carol Hempfling Pratt
Fax: (617) 832-7000

Section 9.06  Entire Understanding; No Third Party Beneficiaries.  This Agreement and the Voting Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement and the Voting Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07  Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08  Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09  Interpretation.  When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.10  Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11  Alternative Structure.  Notwithstanding any provision of this Agreement to the contrary, Buyer may at any time modify the structure of the acquisition of Company set forth herein provided that (a) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (b) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities or otherwise materially delay consummation of the transactions contemplated hereby, and (c) such modification will not adversely affect the tax treatment of the Company’s stockholders as a result of receiving the Merger Consideration.

Section 9.12  Counterparts.  This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson
Name:     Christopher Oddleifson

Title:	President and Chief Executive Officer

INDEPENDENT ACQUISITION SUBSIDIARY, INC.

By:	/s/ Christopher Oddleifson
Name:     Christopher Oddleifson

Title:	President and Chief Executive Officer

ROCKLAND TRUST COMPANY

By:	/s/ Christopher Oddleifson
Name:     Christopher Oddleifson

Title:	President and Chief Executive Officer

BENJAMIN FRANKLIN BANCORP, INC.

By:	/s/ Thomas R. Venables
Name:     Thomas R. Venables

Title:	President and Chief Executive Officer

BENJAMIN FRANKLIN BANK

By:	/s/ Thomas R. Venables
Name:     Thomas R. Venables

Title:	President and Chief Executive Officer

[Signature Page of Second Amended and Restated Agreement and Plan of Merger]

EXHIBIT A

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of November   , 2008, by and between the undersigned holder (“Shareholder”) of Company Common Stock, par value $0.01 per share, of Brady Bancorp., a Massachusetts corporation (“Company”), and Independent Bank Corp., a Massachusetts corporation (“Buyer”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Rockland Trust Company, a Massachusetts-chartered trust company, Company and Brady Savings Bank, a Massachusetts-chartered savings bank, are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Company shall merge with and into Buyer and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has sole or shared voting power with respect to the number of shares of Company Common Stock identified on Exhibit A hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to as the “Shares”), and holds stock options or other rights to acquire the number of shares of Company Common Stock identified on Exhibit A hereto; and

WHEREAS, it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Buyer entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, Shareholder and Buyer agree as follows:

Section 1.  Agreement to Vote Shares.  Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Company, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement.

Section 2.  No Transfers  While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, and

(d) such transfers as Buyer may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.  Representations and Warranties of Shareholder.  Shareholder represents and warrants to and agrees with Buyer as follows:

(a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares and options set forth on Exhibit A hereto, and the Shares and options are so owned free and clear of any liens, security interests, charges or other encumbrances except as otherwise described on Exhibit A hereto. Shareholder does not own, of record or beneficially, any shares of capital stock of Company other than the Shares (other than shares of capital stock subject to stock options over which Shareholder will have no voting rights until the exercise of such stock options). The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity and no representation by Shareholder is made thereby pursuant to the terms hereof. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4.  Irrevocable Proxy.  Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Company, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Company taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5.  No Solicitation.  Except as otherwise expressly permitted under Section 5.09 of the Merger Agreement, from and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Company, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Company or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Company that takes any action in support of an Acquisition Proposal.

Section 6.  Specific Performance; Remedies; Attorneys Fees.  Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.

Section 7.  Term of Agreement; Termination.  The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated in the event that the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 8.  Entire Agreement; Amendments.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 10.  Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11.  Capacity as Shareholder.  The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of Company.

Section 12.  Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.

(remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Independent Bank Corp.

By:	/s/ Christopher Oddleifson
Name:     Christopher Oddleifson

Title:	President

SHAREHOLDER

Name:

EXHIBIT A

Shareholder	Shares	Options

EXHIBIT B

FORM OF SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of November  , 2008 by and among           (the “Executive”), Independent Bank Corp. and Rockland Trust Company (collectively, the “Buyer”), Benjamin Franklin Bancorp, Inc. (the “Seller”) and Benjamin Franklin Bank (the “Seller Bank”).

WITNESSETH:

WHEREAS, Buyer, Seller and Seller Bank are entering into an Agreement and Plan of Merger, dated as of November   , 2008 (the “Merger Agreement”); and

WHEREAS, the Buyer, Seller, Seller Bank and the Executive desire to enter into this Agreement, which shall terminate the Amended and Restated Employment Agreement by and among Seller, the Seller Bank and the Executive dated March 26, 2008, (the “Employment Agreement”) effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments under the Employment Agreement, the Executive shall be entitled to the rights and payments set forth herein;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Buyer, Seller, and the Seller Bank agree as follows:

1.  Employment Agreement.

1.1. On the Closing Date, provided (i) the Executive is still employed by Seller Bank immediately prior to the Effective Time of the Merger and (ii) the Executive has not revoked the release contained in Section 3 hereof, Seller Bank shall make an irrevocable lump sum contribution to the SERP Trust (as defined in Section 4) in an amount equal to the total of:

(a) $     ;

(b) a pro rata bonus for the year 2009 equal to $      times the percentage of the calendar year 2009 during which Executive is employed by Seller or Seller Bank;

(c) six months of interest on (a) and (b) above at the Seller Bank’s prime rate in effect immediately prior to the Effective Time of the Merger; and

(d) a Gross-Up Payment pursuant to Section 13.1 of the Employment Agreement and as calculated in the manner set forth at pages 1 and 2 of Schedule 3.14(i) to the Merger Agreement, provided however that the amount shown on this Schedule 3.14(i) shall be adjusted pursuant to Section 1.3 below; all less applicable tax withholdings (the total of such sum, the “Employment Agreement Amount”).

The parties hereby agree that the Employment Agreement Amount as determined in the manner provided under this Section 1.1 is final and binding on all parties and shall not be subject to further adjustment, except with respect to any adjustment to the Gross-Up Payment required pursuant to Section 1.3 below, and that the Employment Agreement Amount shall not be paid until the waiting period described in Section 1.2 below has passed. In consideration of the contribution of the Employment Agreement Amount to the SERP Trust, and the other provisions of this Agreement, including but not limited to the obligations of Buyer pursuant to Section 1.3 below, Executive, Buyer, Seller and Seller Bank hereby agree that the Employment Agreement shall terminate without any further action of any of the parties hereto, effective immediately prior to the Effective Time of the Merger. The Executive agrees that the Employment Agreement Amount, together with satisfaction of the obligations set forth in this Agreement, shall be in complete satisfaction of all rights to payments or benefits under the Employment Agreement or any other severance program except as otherwise set forth in this Agreement. Seller and Seller Bank agree to accrue the amounts payable under this Section 1.1 on their financial statements as of the Closing Date as reasonably directed by Buyer.

1.2. Executive acknowledges that the Employment Agreement Amount may be deemed to be “deferred compensation” and that Executive is a “specified employee” within the meaning of Section 409A of the Code, and therefore payment of the Employment Agreement Amount shall be made by the SERP Trust to Executive on the date that is six months after the date of Separation of Service. For purposes of this Section 1.2, Separation of Service shall mean any termination of employment with the Seller, Seller Bank or any successor by Merger pursuant to which the aggregate level of services provided by the Executive to such entity (whether as an employee, director or a consultant) is permanently reduced to a level of services that is 49% or less than the level of services provided in the immediately preceding 12 months. Executive acknowledges that Executive’s employment with the Seller and/or Seller Bank will be terminated in connection with the Merger, effective immediately prior to the Effective Time of the Merger, and that such termination will be a Separation from Service.

1.3. Buyer, Seller, Seller Bank and the Executive understand and agree that the amount of the Gross-Up Payment shown on Schedule 3.14(i) of the Merger Agreement is subject to change based upon one or more of the following: (i) a change in the amount of the pro rata bonus paid for the year 2009 based on a change in closing date of the Merger; (ii) a change in the value of option acceleration and restricted stock acceleration based upon a change in closing date, interest rate, volatility, or share price; (iii) a change in the interest rate used to calculate the interest payable for the six month delay of payments required pursuant to Section 409A of the Code; or (iv) a change in the tax rates in effect for the calendar year in which the Excise Tax is payable. The amount of the Gross-Up payment shall be recalculated with respect to items (i) through (iv) above as applicable in order to determine the amount of the Gross-Up Payment (the “Initial Gross-Up Payment”) to be included in the lump sum payment to be made to the SERP Trust pursuant to Section 1.1 above. In addition, to the extent that there is any change described in (iv) above during the six month period following the Effective Date of the Merger, a further recalculation of the Gross-Up Payment shall be made by Tax Counsel (as defined in the Employment Agreement) (the resulting amount, the “Adjusted Gross-Up Payment”), and (A) if the Adjusted Gross-Up Payment is more than the Initial Gross-Up Payment, an amount equal to the difference shall be paid by Buyer to the Executive, and (B) if the Adjusted Gross-Up Payment is less than the Initial Gross-Up Payment, an amount equal to the difference shall be paid by the Executive to Buyer. Any such payment of the difference between the Initial Gross-Up Payment and the Adjusted Gross-Up Payment shall be paid within thirty (30) days of the date of payment of the Employment Agreement Amount by the SERP Trust to the Executive. Notwithstanding the above, nothing herein is intended to release Buyer from the obligations of Section 13 of the Employment Agreement (and following the Effective Time of the Merger, all references to Holding Company in such Section 13 shall be deemed to refer to Buyer, except that references to Holding Company with respect to “compensation made or provided to the Executive by the Holding Company” shall be deemed to refer to “Holding Company” and/or Buyer”).

2.  Fringe Benefits.  Buyer agrees to provide the Executive with continued health and dental insurance coverage pursuant to the policies currently offered by Seller Bank (or comparable policies offered to similarly-situated employees of Buyer) during the period of thirty-six (36) calendar months following the Effective Time, subject to the terms and conditions of such policies, with the Executive responsible for paying the same share of any premiums, copayments or deductibles as he was paying as an employee immediately prior to the Effective Time of the Merger, except as set forth below in this Section 2. Such insurance coverage shall include any dependents of the Executive who are covered as of the Effective Time of the Merger. In the event the Executive’s participation in any such plan is barred, Buyer shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have received under such plan from which his continued participation is barred or provide their economic equivalent.

3.  Releases.  Upon payment of the Employment Agreement Amount, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge Buyer, Seller and Seller Bank, their respective affiliates and successors and the current and former directors, officers, employees and agents of each of them (any and all of which are referred to below as the “Releasees”) from any obligation under the Employment Agreement, except for: (i) the obligations of Buyer pursuant to Section 1.3 above; (ii) the obligations of Buyer to provide benefits pursuant to Section 2 above which shall continue for the period specified therein; and (iii) the obligations of Buyer to indemnify Executive pursuant to Sections 13 and 16.1 of the Employment Agreement; provided that with respect to each such sections, all obligations of Holding Company shall be deemed to be obligations of Buyer. This Agreement shall not release Buyer, Seller or Seller Bank, as applicable, from any of the following: (a) obligations to pay to the Executive wages and make payments for accrued but unused vacation earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Executive’s vested benefits under the tax-qualified plans of Seller or Seller Bank; (c) the SERP funding pursuant to Section 4 below; (d) the payment of the Merger Consideration with respect to the Executive’s common stock of Seller or payments with respect to Seller stock options as contemplated by the Merger Agreement; or (e) the obligations of Buyer under the indemnity provisions of Section 5.10 of the Merger Agreement.

4.  SERP Funding.  On the Closing Date, Seller Bank shall make an irrevocable contribution to the trust (the “SERP Trust”) to be established pursuant to Section 2.3 of the Amended and Restated Supplemental Executive Retirement Agreement between Executive and Seller Bank dated as of March 26, 2008 (the “SERP”) in an amount equal to $[     ], plus (i) six months interest thereon at the interest rate in effect under Section 417(e) of the Code as of the Effective Time of the Merger, and (ii) the amount of $      for fees and expenses related to the SERP Trust pursuant to Section 2.3 of the SERP (the “SERP Amount”). The parties hereby agree that the SERP Amount, as described above, is final and binding on all parties and shall not be subject to further adjustment. After the contribution of the SERP Amount to the SERP Trust, Executive agrees that none of Buyer, Seller, Seller Bank or any affiliate or subsidiary of any of these shall have any obligation to make any contributions or payments of any kind related to the SERP, the SERP Trust or any other non-qualified benefit plan maintained for the Executive including any Benefit Restoration Plan. Payments to the Executive from the SERP Trust shall be made by the trustee of the SERP Trust on the date that is six months after the date of Separation of Service.

5.  Protective Covenants: Non-Competition and Non-Solicitation.  The Executive agrees that during the one-year period following the Closing Date (the “Noncompetition Period”), the Executive will not, directly or indirectly, (i) become a director, officer, employee, principal, agent, consultant or independent contractor (collectively referred to herein as “being employed by”) of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in any city or town in which Seller or Seller Bank maintain an office (a “Competing Business”), provided, however, that this provision shall not prohibit the Executive from (x) owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded and (y) being employed by a Competing Business outside of such cities and towns so long as the Executive is in compliance with the provisions of the remainder of this Section 5. During the Noncompetition Period, the Executive will not, directly or indirectly, (i) solicit or encourage any person who was employed by Buyer, Seller or Seller Bank (each, an “Applicable Bank”) on the date of termination of the Executive’s employment to leave his or her employment at any Applicable Bank, or (ii) encourage or assist any person with whom the Executive has an employment or consulting or other similar relationship in identifying, recruiting or soliciting any commercial loan officer or relationship manager who was employed by any Applicable Bank on the date of termination of the Executive’s employment (“Termination Date”), or (iii) assist such person in formulating an employment package for such officer or manager to the extent such assistance involves the use of Confidential Information. For purposes of this Section 5, Confidential Information includes, without limitation, financial information, business plans, prospects and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of business or facilities) which have been discussed or considered by the management of the Seller or Seller Bank but does not include any information which has become part of the public domain by means other than the Executive’s nonobservance of the Executive’s obligations hereunder. The provisions of this Section 5 shall not be construed to prohibit any person who employs the Executive as an employee or consultant from advertising generally for employees in the markets served by any Applicable Bank or from hiring any candidate, whether or not such person was employed by an Applicable Bank, so long as the Executive does not breach the covenants set forth in this Section 5. During the Noncompetition Period, the Executive will not, directly or indirectly, solicit or encourage or assist others to solicit any business from any person or entity which, together with its affiliates, had commercial loans outstanding from an Applicable Bank which in the aggregate amounted to $1,000,000 or more at any time within the six-month period prior to the Termination Date (“Commercial Loan Customers”). This Section 5 shall not be construed to prohibit any of the Executive’s future employers from making general public announcements to the effect that the Executive has become affiliated with such new employer or holding receptions to introduce the Executive to persons other than Commercial Loan Customers. The Executive agrees to inform any potential new employer of the covenant set forth in this Section 5 prior to accepting employment during the Noncompetition Period. The Executive agrees that the restrictions of this Section 5 are reasonable in scope and duration and that, in the event of breach of this Section 5, Buyer shall be entitled to terminate the payments made pursuant to this Section 5 and seek a temporary restraining order and an injunction restraining Executive from breaching such covenants. The Executive shall be paid an aggregate amount of $[     ] payable in equal monthly installments in arrears, less any applicable tax withholdings, if any, in consideration for the restrictions imposed by this Section 5.

6.  General.

(a) Heirs, Successors and Assigns.  The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

(b) Final Agreement.  This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

(c) Withholdings.  Seller, Seller Bank and Buyer may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

(d) Governing Law.  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws. ’

(e) Defined Terms.  Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.’

(f) Voluntary Action and Waiver.  The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

(g) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.  Effectiveness.  Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Buyer, Seller and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

Name:	Name:

ATTEST:	INDEPENDENT BANK CORP.

By:
Name:	Name:Title:

ATTEST:	ROCKLAND TRUST COMPANY

By:
Name:	Name: Title:

ATTEST:	BENJAMIN FRANKLIN BANCORP, INC.

By:
Name:	Name: Title:

ATTEST:	BENJAMIN FRANKLIN BANK

By:
Name:	Name: Title:

EXHIBIT C

FORM OF SETTLEMENT AGREEMENT FOR CHANGE IN CONTROL

This Settlement Agreement (the “Agreement”) is entered into as of November  , 2008 by and among           (the “Executive”), Independent Bank Corp. and Rockland Trust Company (collectively, the “Buyer”), Benjamin Franklin Bancorp, Inc. (the “Seller”) and Benjamin Franklin Bank (the “Seller Bank”).

WITNESSETH:

WHEREAS, Buyer, Seller and Seller Bank are entering into an Agreement and Plan of Merger, dated as of November   , 2008 (the “Merger Agreement”); and

WHEREAS, the Buyer, Seller, Seller Bank and the Executive desire to enter into this Agreement, which shall terminate the Amended and Restated Change of Control Agreement by and among Seller, the Seller Bank and the Executive dated March 26, 2008, (the “Change in Control Agreement”) as of the Effective Time of the Merger, and in lieu of any rights and payments under the Change in Control Agreement, the Executive shall be entitled to the rights and payments set forth herein;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Buyer, Seller, and the Seller Bank agree as follows:

1.  Agreement Amount.  On the Closing Date, provided (i) the Executive is still employed by Seller Bank immediately prior to the Effective Time of the Merger and (ii) the Executive has not revoked the release contained in Section 3 hereof, Seller Bank shall pay to the Executive a lump sum equal to $     , less applicable tax withholdings (the “Agreement Amount”). The parties hereby agree that the Agreement Amount is final and binding on all parties, except to the extent that reduction is required pursuant to Section 4. In consideration of such payment and the other provisions of this Agreement, the Executive, Buyer, Seller and Seller Bank hereby agree that the Change in Control Agreement shall be terminated without any further action of any of the parties hereto, effective immediately prior to the Effective Time of the Merger. The Executive agrees that the above Agreement Amount shall be in complete satisfaction of all rights to payments or benefits under the Change in Control Agreement or any other severance program except as otherwise set forth in this Agreement. Executive acknowledges that Executive’s employment with the Seller and/or Seller Bank will be terminated in connection with the Merger.

2.  Fringe Benefits.  Buyer agrees to provide the Executive with continued health and dental insurance coverage pursuant to the policies currently offered by Seller Bank (or comparable policies offered to similarly-situated employees of Buyer) during the period of €twenty-four (24)/twelve (12)à calendar months following the Effective Time of the Merger, subject to the terms and conditions of such policies, with the Executive responsible for paying the same share of any premiums, copayments or deductibles as he was paying as an employee immediately prior to the Effective Time of the Merger, except as set forth below in this Section 2. Such insurance coverage shall include any dependents of the Executive who are covered as of the Effective Time of the Merger. In the event the Executive’s participation in any such plan is barred, Buyer shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have received under such plan from which his continued participation is barred or provide their economic equivalent. In addition, notwithstanding the foregoing, if the provision of any of the benefits covered by this Section 2 would trigger the 20% tax and interest penalties under Section 409A of the Code, then the benefit(s) that would trigger such tax and interest penalties shall not be provided (collectively, the “Excluded Benefits”), and in lieu of the Excluded Benefits Buyer shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the economic equivalent of such Excluded Benefits.

3.  Releases.  Upon payment of the Agreement Amount, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge Buyer, Seller and Seller Bank, their respective affiliates and successors and the current and former directors, officers, employees and agents of each of them (any and all of which are referred to below as the “Releasees”) from any obligation under the Change in Control Agreement (other than the obligations of Buyer to provide benefits pursuant to Section 2 above which shall continue for the period specified therein). This Agreement shall not release Buyer, Seller or Seller Bank, as applicable, from any of the following: (a) obligations to pay to the Executive wages and make payment for accrued but unused vacation earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Executive’s vested benefits under the tax-qualified plans of Seller or Seller Bank; (c) the payment of the Merger Consideration with respect to the Executive’s common stock of Seller or payments or the obligation to provide substitute options with respect to Seller stock options as contemplated by the Merger Agreement, or (d) the obligations of Buyer, if any, under the indemnity provisions of the Merger Agreement.

4.  Section 280G Cut-Back.  Notwithstanding anything in this Agreement to the contrary, in no event shall any payments be made or benefits provided under this Agreement, when combined with all other payments and benefits to the Executive, be allowed to render any such payment or benefit nondeductible under Section 280G of the Code or to trigger an excise tax under Section 4999 of the Code. In such event, the payments and/or benefits to be provided under this Agreement shall be reduced, but not below zero, such that the aggregate benefits to be provided to the Executive do not exceed 2.99 multiplied by the Executive’s “base amount” (as such term is defined in Section 280G of the Code). If any reduction is to be made under this Section 4, the Executive may specify by written notice which payments and benefits shall be reduced (i.e., the Executive may elect whether to have reductions made from either the Agreement Amount or Section 2 hereof).

5.  General.

(a) Heirs, Successors and Assigns.  The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

(b) Final Agreement.  This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

(c) Withholdings.  Seller, Seller Bank and Buyer may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

(d) Governing Law.  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

(e) Defined Terms.  Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

(f) Voluntary Action and Waiver.  The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

(g) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

5.  Effectiveness.  Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Buyer, Seller and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

Name:	Name:

ATTEST:	INDEPENDENT BANK CORP.

By:
Name:	Name: Title:

ATTEST:	ROCKLAND TRUST COMPANY

By:
Name:	Name: Title:

ATTEST:	BENJAMIN FRANKLIN BANCORP, INC.

By:
Name:	Name: Title:

ATTEST:	BENJAMIN FRANKLIN BANK

By:
Name:	Name: Title:

Annex B

Investment Banking

CONFIDENTIAL

November 8, 2008

Board of Directors
Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to Independent Bank Corp. (the “Company”) of the Exchange Ratio (as defined below) to be paid by the Company pursuant to the terms of, and subject to the conditions set forth in, the Agreement and Plan of Merger expected to be dated on or about November 8, 2008 (the “Merger Agreement”) by and between the Company and Benjamin Franklin Bancorp, Inc. (“BFBC”), and the respective wholly-owned subsidiary banks thereof.

Pursuant to the terms of, and subject to the conditions set forth in, the Merger Agreement, BFBC will be merged with and into the Company (the “Merger”) and each issued and outstanding share of common stock of BFBC, $0.01 par value per share, except for treasury shares as specified in the Merger Agreement, will be converted into the right to receive 0.59 of a share (the “Exchange Ratio”) of the common stock, $0.01 par value per share, of the Company. You have not asked us to express, and we are not expressing, any opinion with respect to any of the other terms, conditions, determinations or actions with respect to the Merger.

As part of our investment banking business, we are engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In conducting our investigation and analyses and in arriving at our opinion herein, we have reviewed such information and have taken into account such financial and economic factors, investment banking procedures and considerations as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including financial forecasts (the “Forecasts”), concerning the business and operations of BFBC and the

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Board of Directors
Independent Bank Corp.
November 8, 2008

Company and the strategic and operating benefits and cost savings and synergies associated with the Merger (the “Synergies”), all as prepared and furnished to us by senior management of the Company for purposes of our analysis; (ii) reviewed certain publicly available information including, but not limited to, BFBC’s and the Company’s recent filings with certain regulatory agencies and with the Securities and Exchange Commission, as well as recent equity analyst research reports covering the Company and BFBC prepared by various investment banking firms, including our firm; (iii) reviewed the Exchange Ratio set forth in the draft Merger Agreement dated November 8, 2008 in the form presented to the Company’s Board of Directors; (iv) compared the financial position and operating results of BFBC and the Company with those of other publicly traded companies we deemed relevant and considered the market trading multiples of such companies; (v) compared the historical market prices and trading activity of BFBC’s and the Company’s common stock with those of other publicly traded companies we deemed relevant; (vi) compared the Exchange Ratio with the financial terms of other business combinations we deemed relevant; (vii) considered the present values of the forecasted cash flows of BFBC as set forth in the Forecasts; and (viii) reviewed certain potential pro forma financial effects of the Merger as prepared and provided to us by senior management of the Company. We have held discussions with members of BFBC’s and the Company’s respective senior managements concerning BFBC’s and the Company’s historical and current financial condition and operating results, as well as the future prospects of BFBC and the Company, respectively. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of BFBC and the Company, including the Forecasts, the Synergies and the potential pro forma financial effects of the Merger. We have not been engaged to independently verify, have not assumed any responsibility to verify, assume no liability for, and express no opinion on, any such information or the estimates or judgments on which they are based, and we have assumed that neither BFBC nor the Company is aware of any information prepared by it or its advisors that might be material to our opinion that has not been provided to us. We have assumed that: (i) all material assets and liabilities (contingent, derivative, off-balance sheet or otherwise, known or unknown) of BFBC and the Company are as set forth in their respective financial statements; (ii) the financial statements of BFBC and the Company provided to us present fairly the results of operations, cash flows and financial condition of BFBC and the Company, respectively, for the periods and as of the dates indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the Forecasts for BFBC and the Company were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company’s senior management as to the future performance of BFBC and the Company, and we have relied upon such Forecasts, without independent verification, in the preparation of this opinion; (iv) the Synergies and potential pro forma financial effects of the Merger, all as currently contemplated by the Company’s senior management, will be realized in the amounts and over the time periods currently contemplated by the Company’s senior management, without independent verification; (v) the Merger will be consummated in accordance with the terms and conditions of the draft Merger Agreement without any material amendment thereto and without waiver by any party of any of the material conditions to their respective obligations thereunder; (vi) in all respects material to our analysis, the representations and warranties contained in the draft Merger Agreement are true and correct and that each party will perform

Board of Directors
Independent Bank Corp.
November 8, 2008

all of the covenants and agreements required to be performed by it under such Merger Agreement; and (vii) all material corporate, governmental, regulatory or other consents and approvals required to consummate the Merger have been or will be obtained without impacting the Exchange Ratio, the terms and conditions of the Merger or the conclusions reached from our review of the information described above. We have relied as to all legal and tax matters regarding the Merger on the advice of counsel to the Company. In conducting our review, we have not undertaken or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) or solvency of BFBC or the Company, including particularly any mark-to-market balance sheet adjustments resulting from the Merger, market conditions or otherwise, nor have we made a physical inspection of the properties or facilities of BFBC or the Company. We did not make an independent evaluation of the adequacy of the allowance for loan losses of BFBC or the Company and we did not review any individual credit files relating to BFBC or the Company. We assumed, without independent verification, that the respective allowances for loan losses for both BFBC and the Company are adequate to cover such losses. We did not consider the impacts of Merger costs, including certain change-in-control and severance payments payable to certain of BFBC’s executives and employees, in connection with our evaluation of the Exchange Ratio. Moreover, we express no opinion herein about the fairness of the compensation to any officers, directors or employees of the Company or BFBC, or any class of such persons, relative to the Exchange Ratio, the Company’s stockholders or otherwise. In each case above, we have made the assumptions and taken the actions or inactions above with your consent.

Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which any of BFBC’s or the Company’s securities (including BFBC’s common stock and the Company’s common stock) will trade following the date hereof, including any earnings or ownership dilution that may result from the Company’s issuance of its common stock in the Merger. It should be understood that, although subsequent developments may affect the aggregate dollar value of Company common stock to be issued pursuant to the Exchange Ratio and/or this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Moreover, the unprecedented nature of the current market conditions for financial service companies and, in particular, financial institutions, banks and bank holding companies, and their uncertain future potential impact on the value, volatility and viability of such types of financial institutions, including the Company and/or BFBC, may render many customary and accepted valuation criteria and metrics less reliable as traditional measures of assessing the fairness, from a financial point of view, of a transaction such as the Merger.

Our opinion has been prepared at the request and solely for the information of the Board of Directors of the Company and has been approved by our fairness opinion committee. This opinion may not be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, in any other document used in connection with the offering or sale of securities or in any other publicly available document or otherwise relied upon, used for any other purpose or disclosed to any other party without our prior written consent. This opinion does not address the relative merits of: (i) the Merger, the draft Merger Agreement or any other agreements or other matters provided for or contemplated by the draft Merger Agreement; (ii) any other transactions that may be or might have been available as an alternative to the Merger; or (iii) the Merger compared to any other potential alternative transactions or business strategies

Board of Directors
Independent Bank Corp.
November 8, 2008

considered by the Company’s Board of Directors and, accordingly, we have relied upon our discussions with the senior management of the Company with respect to the availability and consequences of any alternatives to the Merger.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion which is not contingent on either the consummation of the Merger or the conclusions reached in this opinion. In addition, the Company has agreed to indemnify us against certain liabilities that may arise out of our engagement. During the past two years, our firm previously provided investment banking and financial advisory services to the Company in connection with the Company’s issuance of $30 million in subordinated debentures and the acquisition of Slade’s Ferry Bancorp. in 2008, for which we received customary fees. We also may be similarly engaged in the future. We are a full service securities firm. As such, in the ordinary course of our business, we may from time to time trade the securities of the Company or BFBC for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Our firm has in the past prepared, and may also in the future prepare, equity analyst research reports from time to time regarding the Company. We are also currently acting as a market-maker for the Company’s common stock.

Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof, the Exchange Ratio payable by the Company in the Merger is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Robert W. Baird & Co. Incorporated
ROBERT W. BAIRD & CO. INCORPORATED

Annex C

November 8, 2008

The Board of Directors
Benjamin Franklin Bancorp, Inc.
58 Main Street
Franklin, Massachusetts 02038

Members of the Board:

You have requested our Opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Benjamin Franklin Bancorp, Inc., a Massachusetts corporation (“Benjamin Franklin”) of the Exchange Ratio, as defined below, in the proposed merger (the “Merger”) of Benjamin Franklin with and into Independent Bank Corp, a Massachusetts corporation (“Independent”), pursuant to the terms of the Agreement and Plan of Merger, dated as of November 8, 2008 by and among Independent Bank Corp., a Massachusetts corporation (“Independent”), Independent Acquisition Subsidiary, Inc., a Massachusetts corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), Rockland Trust Company, a Massachusetts-chartered trust company and wholly owned subsidiary of Independent, Benjamin Franklin and Benjamin Franklin Bank, a Massachusetts-chartered savings bank and wholly owned subsidiary of Company (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of the common stock, no par value, of Benjamin Franklin (“Benjamin Franklin Common Stock”), will be converted into 0.59 shares of Independent common stock, par value $0.01 per share (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Agreement.

Keefe, Bruyette & Woods, Inc., has acted as financial advisor to Benjamin Franklin. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Benjamin Franklin and Independent, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Benjamin Franklin and Independent for our own account and for the accounts of our customers. To the extent we have any such positions as of the date of this opinion it has been disclosed to Benjamin Franklin. We have acted exclusively for the Board of Directors of Benjamin Franklin in rendering this fairness opinion and will receive a fee from Benjamin Franklin for our services. A portion of our fee is contingent upon the successful completion of the Merger.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Benjamin Franklin and Independent and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2007 of Benjamin Franklin

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and Independent; (iii) certain interim reports to stockholders and Quarterly Reports on Form l0-Q of Benjamin Franklin and Independent and certain other communications from Benjamin Franklin and Independent to their respective stockholders; and (iv) other financial information concerning the businesses and operations of Benjamin Franklin and Independent furnished to us by Benjamin Franklin and Independent for purposes of our analysis. We have also held discussions with senior management of Benjamin Franklin and Independent regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Benjamin Franklin and Independent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of Benjamin Franklin and Independent as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the aggregate allowances for loan and lease losses for Benjamin Franklin and Independent are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property or assets of Benjamin Franklin or Independent, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Benjamin Franklin and Independent; (ii) the assets and liabilities of Benjamin Franklin and Independent; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of Benjamin

Franklin to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Benjamin Franklin.

We are not expressing any opinion about the fairness of the amount or nature of the compensation to any of Benjamin Franklin’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of Benjamin Franklin.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the NASD Rules of the Financial Institutions Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to holders of Benjamin Franklin Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

ANNEX D — MASSACHUSETTS BUSINESS CORPORATION ACT — SECTIONS 13.01 TO 13.31

Chapter 156D: Section 13.01. Definitions

Section 13.01.  DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

Chapter 156D: Section 13.02. Right to appraisal

Section 13.02.  RIGHT TO APPRAISAL

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Chapter 156D: Section 13.03. Assertion of rights by nominees and beneficial owners

Section 13.03.  ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Chapter 156D: Section 13.20. Notice of appraisal rights

Section 13.20.  NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Chapter 156D: Section 13.21. Notice of intent to demand payment

Section 13. Section 13.21.  NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Chapter 156D: Section 13.22. Appraisal notice and form

Section 13.22.  APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Chapter 156D: Section 13.23. Perfection of rights; right to withdraw

Section 13.23.  PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Chapter 156D: Section 13.24. Payment

Section 13.24.  PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Chapter 156D: Section 13.25. After-acquired shares

Section 13.25.  AFTER-ACQUIRED SHARES

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Chapter 156D: Section 13.26. Procedure if shareholder dissatisfied with payment or offer

Section 13.26.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Chapter 156D: Section 13.30. Court action

Section 13.30.  COURT ACTION

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’ s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Chapter 156D: Section 13.31. Court costs and counsel fees

Section 13.31.  COURT COSTS AND COUNSEL FEES

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Independent is a Massachusetts corporation. Massachusetts General Laws Chapter 156D, Part 8, Subdivision E, provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, a bylaw adopted by the shareholders, or a contract adopted by its board of directors or shareholders.

Both Chapter 156D, Section 8.57 and Independent’s articles of incorporation provide that the corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director or while serving at Independent’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, or arising out of his status as such. Independent currently maintains directors’ and officers’ liability insurance, which insures the officers and directors of Independent from any claim arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of Independent.

Under Independent’s articles of incorporation and its bylaws, Independent may not indemnify a director or officer unless ordered to do so by a court if his or her conduct: (a) was a breach of the director’s or officer’s duty of loyalty to Independent or its shareholders, (b) was not in good faith or involved intentional misconduct or a knowing violation of law, (c) resulted in an improper distribution under Section 6.40 of Chapter 156D of the Massachusetts General Laws, (d) was conduct from which the director or officer derived an improper personal benefit, or (e) was at least not opposed to the best interests of Independent, if the conduct was with respect to an employee benefit plan, for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan.

The determination of whether the relevant standard of conduct have been met shall be made: (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (b) by special legal counsel selected by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (c) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or (d) by the shareholders (but shares owned by or voted under the control of a disinterested director may not be voted on the determination).

Independent is not obligated under its articles of incorporation to indemnify or advance expenses to a director or officer of a predecessor of Independent, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided.

Independent’s articles provide that no amendment or repeal of the indemnification provision of its bylaws or of the relevant provisions of Chapter 156D shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of the amendment or repeal. Independent’s articles of organization provide that no amendment or repeal of the provision limiting the liability of directors shall adversely affect the rights and protections afforded to directors of Independent for acts or omissions occurring prior to the amendment or repeal. The articles also provide that if the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification under the articles shall be provided to the full extent permitted or required by the amendment.

Item 21.	Exhibits and Financial Schedules

2.1		Second Amended and Restated Agreement and Plan of Merger among Independent Bank Corp, Independent Acquisition Subsidiary, Inc., Rockland Trust Company, Benjamin Franklin Bancorp, Inc. and Benjamin Franklin Bank, dated as of January 12, 2009, included as Annex A to this joint proxy statement/prospectus.
4.1		Specimen Common Stock Certificate, incorporated by reference to Independent Bank Corp’s annual report on Form 10-K for the year ended December 31, 1992.
5	.1*	Opinion of Hogan & Hartson LLP as to the legality of the securities being issued.
8.1		Opinion of Hogan & Hartson LLP as to certain tax matters.
8.2		Opinion of Foley Hoag LLP as to certain tax matters.
23.1		Consent of KPMG LLP.
23.2		Consent of Wolf & Company, P.C.
23.3		Consent of Robert W. Baird & Co. Incorporated.
23.4		Consent of Keefe, Bruyette & Woods, Inc.
23.5		Consent of Hogan & Hartson LLP (contained in Exhibit 8.1).
23.6		Consent of Foley Hoag LLP (contained in Exhibit 8.2).
24	.1*	Power of Attorney (included as part of the signature page).
99.1		Form of Proxy Card for Special Meeting of Shareholders of Independent Bank Corp.
99.2		Form of Proxy Card for Special Meeting of Shareholders of Benjamin Franklin Bancorp, Inc.
99.3		Fairness Opinion of Robert W. Baird & Co. Incorporated., included as Annex B to this joint proxy statement/prospectus.
99.4		Fairness Opinion of Keefe, Bruyette & Woods, Inc., included as Annex C to this joint proxy statement/prospectus.

*	Previously filed.

Financial Statement Schedules have been omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto which are incorporated by reference into this joint proxy statement/prospectus.

Item 22.	Undertakings

1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4. The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockland, Commonwealth of Massachusetts, on January 12, 2009.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson
Name:     Christopher Oddleifson

Title:	President and Chief Executive Officer

Signature	Title	Date

/s/ Christopher Oddleifson Christopher Oddleifson	President, Chief Executive Officer and Director	January 12, 2009

* Denis K. Sheahan	Chief Financial Officer and Treasurer	January 12, 2009

* Richard S. Anderson	Director	January 12, 2009

* Benjamin A. Gilmore, II	Director	January 12, 2009

* Kevin J. Jones	Director	January 12, 2009

* Donna A. Lopolito	Director	January 12, 2009

* Eileen C. Miskell	Director	January 12, 2009

* Carl Ribeiro	Director	January 12, 2009

* Richard H. Sgarzi	Director	January 12, 2009

* John H. Spurr, Jr.	Director	January 12, 2009

Signature	Title	Date

* Robert D. Sullivan	Director	January 12, 2009

* Brian S. Tedeschi	Director	January 12, 2009

* Thomas J. Teuten	Director	January 12, 2009

*By Christopher Oddleifson as attorney-in-fact.

EXHIBIT INDEX

Number		Description
2.1		Second Amended and Restated Agreement and Plan of Merger among Independent Bank Corp, Independent Acquisition Subsidiary, Inc., Rockland Trust Company, Benjamin Franklin Bancorp, Inc. and Benjamin Franklin Bank, dated as of January 12, 2009, included as Annex A to this joint proxy statement/prospectus.
4.1		Specimen Common Stock Certificate, incorporated by reference to Independent Bank Corp’s annual report on Form 10-K for the year ended December 31, 1992.
5	.1*	Opinion of Hogan & Hartson LLP as to the legality of the securities being issued.
8.1		Opinion of Hogan & Hartson LLP as to certain tax matters.
8.2		Opinion of Foley Hoag LLP as to certain tax matters.
23.1		Consent of KPMG LLP.
23.2		Consent of Wolf & Company, P.C.
23.3		Consent of Robert W. Baird & Co. Incorporated.
23.4		Consent of Keefe, Bruyette & Woods, Inc.
23.5		Consent of Hogan & Hartson LLP (contained in Exhibit 8.1).
23.6		Consent of Foley Hoag LLP (contained in Exhibit 8.2).
24	.1*	Power of Attorney (included as part of the signature page).
99.1		Form of Proxy Card for Special Meeting of Shareholders of Independent Bank Corp.
99.2		Form of Proxy Card for Special Meeting of Shareholders of Benjamin Franklin Bancorp, Inc.
99.3		Fairness Opinion of Robert W. Baird & Co. Incorporated., included as Annex B to this joint proxy statement/prospectus.
99.4		Fairness Opinion of Keefe, Bruyette & Woods, Inc., included as Annex C to this joint proxy statement/prospectus.

*	Previously filed.

Financial Statement Schedules have been omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto which are incorporated by reference into this joint proxy statement/prospectus.